UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ART TECHNOLOGY GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Art Technology Group, Inc. (the “Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

As of October 29, 2010, 158,471,879 shares of Common Stock, 12,964,906 shares of Common Stock issuable upon the exercise of options and 5,995,700 shares of Common Stock issuable upon the vesting of restricted stock units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (A) 158,471,879 shares of Common Stock multiplied by $6.00 per share; (B) options to purchase 12,851,989 shares of Common Stock with exercise prices less than $6.00 multiplied by $3.57 which is the difference between $6.00 and the weighted average exercise price of $2.43 per share; and (C) 5,995,700 restricted stock units multiplied by $6.00 per share.

(4)	Proposed maximum aggregate value of transaction:

$1,032,687,074.73

(5)	Total fee paid:

$73,631

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(4)	Date Filed:

One Main Street
Cambridge, MA 02142
(617) 386-1000

          , 2010

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Art Technology Group, Inc., a Delaware corporation, which will be held on          , 2010, at     a.m., local time, at the offices of Foley Hoag LLP at Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210.

At the special meeting, we will ask you to consider and vote on a proposal to adopt a merger agreement that we entered into with Oracle Corporation and Amsterdam Acquisition Sub Corporation, a wholly-owned subsidiary of Oracle Corporation, on November 2, 2010. If stockholders representing at least a majority of the outstanding shares of Art Technology Group common stock adopt the merger agreement and the merger is completed, we will become a wholly-owned subsidiary of Oracle Corporation, and you will be entitled to receive $6.00 in cash, without interest and less any applicable withholding taxes, for each share of Art Technology Group common stock that you own.

After careful consideration, our board of directors, by the unanimous vote of all directors, approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of our company and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

The accompanying proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters, and a copy of the merger agreement is included as Annex A to this document. We urge you to read these materials carefully.

Your vote is very important. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Art Technology Group common stock entitled to vote at the special meeting. Therefore, failure to vote will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please submit your proxy via the Internet (www.investorvote.com/artg), by telephone (1-800-652-VOTE (8683)), or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the special meeting.

If you have any questions or need assistance voting your shares, please call our proxy solicitor,          , at (     )      -     .

Thank you for your cooperation and your continued support of Art Technology Group, Inc.

Very truly yours,

Robert D. Burke
Chief Executive Officer and President

This proxy statement is dated          , 2010 and is first being mailed to stockholders on or about          , 2010.

ART TECHNOLOGY GROUP, INC.

One Main Street
Cambridge, Massachusetts 02142
(617) 386-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On          , 2010

To the Stockholders of Art Technology Group, Inc.:

We will hold a special meeting of the stockholders of Art Technology Group, Inc. at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210, on , 2010, at   a.m., local time, to consider and act upon the following matters:

1. To adopt the Agreement and Plan of Merger, dated as of November 2, 2010, among Art Technology Group, Inc. (“Art Technology Group,” “we,” “us,” “our,” or “ours”), Oracle Corporation (“Oracle”) and Amsterdam Acquisition Sub Corporation, a wholly-owned subsidiary of Oracle (the “Merger Subsidiary”), as such may be amended from time to time, pursuant to which each holder of shares of Art Technology Group common stock will be entitled to receive $6.00 in cash, without interest and less any applicable withholding taxes, for each share of Art Technology Group common stock held by such holder;

2. To approve a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

Only holders of record of Art Technology Group common stock as of the close of business on          , 2010 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Art Technology Group common stock entitled to vote at the special meeting. The list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at One Main Street, Cambridge, Massachusetts, 02142 during ordinary business hours at least 10 days before the special meeting.

Whether or not you are able to attend the special meeting in person, please submit your proxy via the Internet (www.investorvote.com/artg) or by telephone (1-800-652-VOTE (8683)), or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the special meeting. If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval and adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

The board of directors of Art Technology Group unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement.

In connection with the execution of the merger agreement, the directors and executive officers of Art Technology Group, who collectively beneficially own approximately 3.9% of the voting power of Art Technology Group common stock as of October 29, 2010, entered into voting agreements agreeing to vote in favor of the adoption of the merger agreement. If the merger agreement terminates in accordance with its terms, these stockholders’ agreements will also terminate.

If the merger becomes effective, Art Technology Group stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Art Technology Group common stock, as determined by the Delaware Court of Chancery under applicable provisions of Delaware law, subject to the satisfaction of the requirements for exercising and perfecting such rights. A copy of the full text of the applicable Delaware statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under the section entitled “Appraisal Rights” beginning on page 62 in the accompanying proxy statement.

By Order of the Board of Directors,

Julie M.B. Bradley
Secretary

i

ii

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement and the annexes to this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

In this proxy statement, the terms “we,” “us,” “our,” “our company” and “Art Technology Group” refer to Art Technology Group, Inc., the term “Oracle” refers to Oracle Corporation, the term “Merger Subsidiary” refers to Amsterdam Acquisition Sub Corporation, a wholly-owned subsidiary of Oracle, and the term “merger agreement” refers to the Agreement and Plan of Merger, dated as of November 2, 2010, among Art Technology Group, Oracle and the Merger Subsidiary, as such may be amended from time to time.

The Companies

Art Technology Group, Inc.
One Main Street
Cambridge, Massachusetts 02142
(617) 386-1000
www.atg.com

Art Technology Group, Inc., a Delaware corporation, develops and markets a comprehensive suite of cross-channel commerce software and services that businesses can employ to increase their online revenues and profitability. ATG Commerce is a commerce platform and business user application solution designed to enable a business to provide a scalable, reliable and sophisticated e-commerce website that can create a satisfied, loyal and profitable online customer base. Art Technology Group’s platform-neutral optimization solutions for live help, lead performance, and product recommendations can be easily added to any website to increase conversions and reduce abandonment. Companies use Art Technology Group’s products and related services to power their e-commerce websites, attract prospects, convert sales, increase order sizes and encourage return customers. Art Technology Group is headquartered in Cambridge, Massachusetts, with additional locations throughout North America and Europe.

Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
(650) 506-7000
www.oracle.com

Oracle is the world’s largest enterprise software company. As a result of its acquisition of Sun Microsystems, Inc. in January 2010, Oracle is also a leading provider of hardware products and services. Oracle develops, manufactures, markets, distributes and services database and middleware software, applications software and hardware systems, consisting primarily of computer server and storage products, which are designed to help its customers manage and grow their business operations. Oracle’s goal is to be the world’s most complete, open and integrated enterprise software and hardware company.

Amsterdam Acquisition Sub Corporation
c/o Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
(650) 506-7000

Amsterdam Acquisition Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Oracle, was formed solely for the purpose of facilitating Oracle’s acquisition of Art Technology Group. Amsterdam Acquisition Sub Corporation has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Amsterdam Acquisition Sub Corporation will merge with and into Art Technology Group and will cease to exist.

The Merger (page 17)

Upon the terms and subject to the conditions of the merger agreement, the Merger Subsidiary will be merged with and into Art Technology Group, and each holder of shares of Art Technology Group common stock will be entitled to receive $6.00 in cash, without interest and less any applicable withholding taxes, for each share of Art Technology Group common stock held by such holder immediately prior to the merger (unless such holder has not voted in favor of the merger agreement and has properly exercised his or her statutory appraisal rights with respect to the merger). As a result of the merger, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Oracle. You will not own any shares of the surviving corporation. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The Special Meeting (page 14)

The special meeting will be held on          , 2010 at     a.m., local time, at the offices of Foley Hoag LLP at Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210. At the special meeting, you will be asked to vote upon a proposal to adopt the merger agreement that we have entered into with Oracle and the Merger Subsidiary. You will also be asked to vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement. You may also be asked to vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Stock Entitled to Vote (page 14)

Our board of directors has fixed the close of business on          , 2010, as the record date for determining stockholders entitled to notice of and to vote at the special meeting. On the record date, we had          outstanding shares of Art Technology Group common stock held by          approximately          stockholders of record. We have no other class of voting securities outstanding.

Stockholders of record on the record date will be entitled to one vote per share of Art Technology Group common stock on any matter that may properly come before the special meeting and any adjournment or postponement of that meeting.

Vote Required for Approval (page 15)

Pursuant to the requirements of the Delaware General Corporation Law, the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Art Technology Group common stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The affirmative vote of the holders of a majority of the shares of Art Technology Group common stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the approval and adoption of the merger agreement. Failure to vote, in person or by proxy, will have no effect on the approval of the adjournment proposal.

Brokers or other nominees who hold shares of Art Technology Group common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares with respect to the adoption of the merger agreement or approval of the adjournment proposal in the absence of specific instructions from those customers. Shares held by brokers or other nominees that are not voted due to the absence of instructions from their customer are sometimes referred to as broker “non-votes.” These non-voted shares of Art Technology Group common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” the adoption of the merger agreement. Assuming a quorum is present at the special meeting, non-voted shares of Art Technology Group common stock will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

In connection with the execution of the merger agreement, the directors and executive officers of Art Technology Group, who collectively beneficially own approximately 3.9% of the voting power of Art Technology Group common stock as of October 29, 2010, entered into voting agreements agreeing to vote in favor of the adoption of the merger agreement. If the merger agreement terminates in accordance with its terms, these stockholders’ voting agreements will also terminate.

Our Board’s Recommendation (page 14)

Our board of directors has unanimously (i) determined that the merger and the merger agreement are advisable and in the best interests of our company and our stockholders, (ii) approved the merger agreement, (iii) resolved to recommend that the stockholders adopt the merger agreement, and (iv) directed that such matter be submitted for consideration of the stockholders of Art Technology Group at the special meeting. Accordingly, our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement at the special meeting.

For the factors considered by our board of directors in reaching its decision to approve the merger agreement, see “The Merger — Reasons for the Merger and Recommendation of our Board of Directors”, beginning on page 24 of this proxy statement.

Opinion of Art Technology Group’s Financial Advisor (page 26 and Annex B)

In connection with the merger, Morgan Stanley & Co. Incorporated, Art Technology Group’s financial advisor (“Morgan Stanley”), rendered to Art Technology Group’s board of directors its oral opinion, subsequently confirmed in writing, that as of November 1, 2010, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration to be received by holders of shares of Art Technology Group common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Morgan Stanley, dated as of November 1, 2010, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley’s opinion is directed to Art Technology Group’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of Art Technology Group common stock pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspects of the merger and does not constitute a recommendation to any holder of Art Technology Group common stock as to how to vote at any stockholders’ meeting held in connection with the merger or whether to take any other action with respect to the merger.

Conditions to the Merger (page 58)

Conditions to Each Party’s Obligations.  Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following mutual conditions:

•	approval and adoption of the merger agreement and the merger by an affirmative vote of the holders of a majority of the outstanding shares of Art Technology Group common stock;

•	no governmental authority with jurisdiction over any party will have issued any order, injunction, decree, judgment, ruling or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	no law or regulation will have been adopted that makes the consummation of the merger illegal or otherwise prohibited; and

•	the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the HSR Act) will have expired or been terminated, and any applicable waiting period will have expired or been terminated, or any required affirmative approval of a governmental entity will have been obtained, under any applicable antitrust, competition, premerger notification or trade regulation laws of certain specified foreign jurisdictions.

Conditions to Oracle’s and the Merger Subsidiary’s Obligations.  The obligation of Oracle and the Merger Subsidiary to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	the representations and warranties of Art Technology Group relating to corporate existence, power, authority, non-contravention, certain capitalization matters, finders’ fees, the opinion of Art Technology Group’s financial advisor set forth in the merger agreement and certain anti-takeover statutes and Art Technology Group’s rights plan, to the extent not qualified by materiality or material adverse effect thresholds, will be true in all material respects, and to the extent so qualified, will be true in all respects as so qualified, when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date);

•	the other representations and warranties of Art Technology Group made in the merger agreement, disregarding materiality or material adverse effect thresholds, will be true when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), provided that such representations will be deemed to be true unless the individual or aggregate impact of the failure to be so true would have or would reasonably be expected to have a material adverse effect on Art Technology Group;

•	Art Technology Group will have performed, in all material respects, its obligations under the merger agreement on or prior to the consummation of the merger;

•	Oracle will have received a certificate signed on Art Technology Group’s behalf by a senior executive officer of Art Technology Group as to the satisfaction of the conditions described in the preceding three bullets;

•	there will not be instituted or pending any suit, action, claim or proceeding initiated by any governmental authority, or instituted or pending any suit, action, claim or proceeding by any other third party that has a reasonable likelihood of success, that (i) challenges or seeks to make illegal, delay materially or otherwise restrain or prohibit the consummation of the merger or seek to obtain material damages, (ii) seeks to restrain or prohibits Oracle’s ownership or operation of all or any material portion of the business, assets or products of Art Technology Group or any of its subsidiaries, taken as a whole, or of Oracle and any of its subsidiaries, taken as a whole, or to compel Oracle or any of its affiliates to dispose of, license or hold separate all or any material portion of the business, assets or products of Art Technology Group and any of its subsidiaries, taken as a whole, or Oracle and its subsidiaries, taken as a whole, (iii) seeks to impose or confirm material limitations on the ability of Oracle or any of its affiliates to effectively acquire, hold or exercise full rights of ownership of Art Technology Group common stock or any shares of common stock of the surviving corporation, including the right to vote such shares on all matters properly presented to Art Technology Group’s stockholders, or (iv) seeks to require divestiture by Oracle, the Merger Subsidiary or any of Oracle’s other affiliates of any equity interests;

•	there will not be in effect any order that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of the preceding bullet point;

•	the waiting period applicable to the merger under the HSR Act will have expired or been terminated, and any applicable waiting period will have expired or been terminated, or any required affirmative approval of a governmental entity will have been obtained, under any applicable antitrust, competition, premerger notification or trade regulation laws of any applicable foreign jurisdictions; and

•	there will not have been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Art Technology Group.

Conditions to Art Technology Group’s Obligations.  The obligation of Art Technology Group to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	the representations and warranties of Oracle and the Merger Subsidiary made in the merger agreement will be true and correct in all material respects on the consummation of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all material respects as of such specified date);

•	Oracle and the Merger Subsidiary will have performed in all material respects their respective obligations under the merger agreement; and

•	Art Technology Group will have received a certificate signed on Oracle’s behalf by a senior executive officer of Oracle as to the satisfaction of the conditions described in the preceding two bullets.

No Solicitations (page 51)

Immediately upon signing of the merger agreement, Art Technology Group and its subsidiaries agreed as an inducement to Oracle to enter into the definitive merger agreement, to cease any discussions, negotiations or other activities with respect to any actual or potential competing acquisition proposal. In addition, under the merger agreement, Art Technology Group and its subsidiaries are not permitted to, among other things, (i) solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any acquisition proposal or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any acquisition proposal or (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Art Technology Group or any of its subsidiaries to, afford access to the business, properties, assets, books or records of Art Technology Group or any of its subsidiaries to or otherwise cooperate in any way, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any acquisition proposal.

Notwithstanding the restrictions described above, at any time before the adoption of the merger agreement by Art Technology Group’s stockholders, the Art Technology Group board of directors, directly or indirectly through any representative, may (i) engage in negotiations or discussions with any third party that has made in writing after the date of the merger agreement (and not withdrawn) a bona fide unsolicited acquisition proposal, that did not result from or arise out of a breach of the non-solicitation provisions of the merger agreement, and that the Art Technology Group board of directors believes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to result in a superior proposal and (ii) thereafter furnish to such person non-public information relating to Art Technology Group or any of its subsidiaries pursuant to an acceptable confidentiality agreement, but in each case under the preceding clauses (i) and (ii), only if the Art Technology Group board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of its fiduciary duties under applicable law.

Termination of the Merger Agreement (page 59)

Art Technology Group and Oracle may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, either Oracle or Art Technology Group may terminate the merger agreement at any time before the consummation of the merger if:

•	the merger is not consummated on or before May 2, 2011 (which we refer to as the end date); provided, that if all of the conditions to the consummation of the merger shall have been satisfied, other than the expiration or termination of the applicable waiting period under the HSR Act and if applicable, the receipt of required regulatory approvals under the applicable antitrust or merger control laws of the required foreign jurisdictions, the end date may be extended by a three month period by Oracle by written notice to Art Technology Group (the end date may be so extended not more than twice);

provided, further, that a party whose material breach of any provision of the merger agreement resulted in the failure of the merger to be consummated before the end date will not be entitled to exercise its right to terminate the merger agreement because of this reason;

•	any governmental entity of competent jurisdiction issues an order, decree, injunction or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or other action becomes final and non-appealable;

•	any law or regulation is adopted that makes consummation of the merger illegal or otherwise prohibited; or

•	the approval and adoption of the merger agreement and the merger by Art Technology Group’s stockholders has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting (or any adjournment or postponement thereof).

Oracle may also terminate the merger agreement if:

•	an adverse recommendation change (as defined in the section entitled “The Merger Agreement — Art Technology Group Board Recommendation”) has occurred;

•	Art Technology Group has entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or other contract (other than an acceptable confidentiality agreement) relating to any acquisition proposal;

•	Art Technology Group or any of its representatives has willfully and materially breached any of its obligations under the non-solicitation provisions in the merger agreement; or

•	Art Technology Group materially breaches or fails to perform any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Art Technology Group becomes inaccurate, in either case such that the conditions to the merger relating to the accuracy of Art Technology Group’s representations and warranties and performance of covenants would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate and in either case such that breaches or inaccuracies are not curable by Art Technology Group within 30 days and prior to the end date or Art Technology Group ceases to exercise commercially reasonable efforts to cure such breach or inaccuracy.

Art Technology Group may also terminate the merger agreement if:

•	prior to the receipt of approval of the adoption of the merger agreement by Art Technology Group’s stockholders, the Art Technology Group board of directors authorizes Art Technology Group, in compliance with the other terms of the merger agreement, to enter into a binding definitive agreement in respect of a superior proposal if (1) Art Technology Group pays the termination fee described below at or prior to termination of the merger agreement and (2) Art Technology Group substantially concurrently enters into a binding definitive agreement with respect to such superior proposal; or

•	Oracle or the Merger Subsidiary materially breaches or fails to perform any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Oracle or the Merger Subsidiary becomes inaccurate in any material respect, in either case such that breaches or inaccuracies are not curable by Oracle or the Merger Subsidiary within 30 days and prior to the end date or Oracle or the Merger Subsidiary cease to exercise commercially reasonable efforts to cure such breach or inaccuracy.

Termination Fees (page 61)

We have agreed to pay Oracle a termination fee of $33.5 million in the event that the merger agreement is terminated by (a) Oracle pursuant to the provisions described in the first three bullet points in the second paragraph under “Summary — Termination of the Merger Agreement” above, (b) Art Technology Group pursuant to the provisions described in the first bullet point in the third paragraph under “Summary — Termination of the Merger Agreement” above or (c) either party pursuant to the provisions described in the first or fourth bullet point described in the first paragraph under “Summary — Termination of the Merger Agreement” above and (x) prior to such termination (in the case of termination pursuant to the first bullet point in the first paragraph under “Summary — Termination of the Merger Agreement” above) or the special meeting (in the case of termination pursuant to the fourth bullet point in the first paragraph under “Summary — Termination of the Merger Agreement” above), an acquisition proposal has been publicly announced and not publicly withdrawn, and (y) within 12 months following the date of such termination Art Technology Group has (1) entered into a definitive agreement with respect to, (2) recommended to its stockholders or (3) completed, a transaction contemplated by such acquisition proposal.

Expenses (page 61)

Each of Art Technology Group and Oracle are required to pay their own expenses in connection with the merger agreement and consummation of the transactions contemplated thereby, provided that Oracle will pay all filing fees payable pursuant to the HSR Act or any foreign competition law unless the merger agreement is terminated in certain circumstances in which case Art Technology Group will reimburse Oracle for one-half of such filing fee.

However, if the merger agreement is terminated by Oracle because the required approval of the stockholders of Art Technology Group has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting, Art Technology Group has agreed to reimburse Oracle for all its documented, reasonable out-of-pocket fees and expenses in an amount up to $5.0 million (any fee reimbursement amount paid by Art Technology Group will be credited against any obligation of Art Technology Group to pay Oracle a termination fee).

The Voting Agreements (page 38)

Concurrently with entering into the merger agreement, each of the directors and executive officers of Art Technology Group entered into a voting agreement with Oracle (collectively, the “voting agreements”) pursuant to which they agreed, among other things, to vote their shares of Art Technology Group for the adoption of the merger agreement and against any alternative acquisition proposal, reorganization, recapitalization, liquidation or winding up of Art Technology Group, and against any action that would frustrate the purposes of, or prevent or delay the consummation of the transactions contemplated by the merger agreement. If the merger agreement terminates in accordance with its terms, these voting agreements will also terminate. As of October 29, 2010 the directors and executive officers of Art Technology Group that entered into the voting agreements collectively owned beneficially and of record an aggregate of approximately 3.9% of the outstanding Art Technology Group common stock.

Regulatory Matters (page 39)

Under the provisions of the HSR Act, the merger may not be completed until notification and report forms have been filed with the Antitrust Division of the United States Department of Justice (which we refer to as the Antitrust Division) and the Federal Trade Commission (which we refer to as the FTC) by Art Technology Group and Oracle and the applicable waiting period has expired or been terminated. In addition, the expiration or termination of the applicable waiting period under the HSR Act is a condition to each of Oracle and Art Technology Group’s obligation to consummate the merger. Oracle and Art Technology Group filed their respective notifications and report forms with the Antitrust Division and the FTC under the HSR Act on November 12, 2010. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger, or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied.

Appraisal Rights (page 62)

Under Delaware law, holders of Art Technology Group common stock may have the right to receive an appraisal of the fair value of their shares of Art Technology Group common stock in connection with the merger. To exercise appraisal rights, a holder of Art Technology Group common stock must not vote for the proposal to adopt the merger agreement, must deliver to us a written appraisal demand before the stockholder vote on the merger agreement is taken at the special meeting, must not submit a letter of transmittal, and must strictly comply with all of the procedures required by Delaware law.

A copy of the full text of Section 262 of the Delaware General Corporation Law, or the DGCL, is included as Annex C to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Material U.S. Federal Income Tax Consequences (page 40)

If the merger is completed, the exchange of Art Technology Group common stock by our stockholders for the cash merger consideration will generally be treated as a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your personal tax advisors concerning the applicable U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Treatment of Equity-based Awards; Employee Stock Purchase Plan (page 44)

Equity-based Awards.  Each Art Technology Group stock option, restricted stock unit, other than restricted stock units that will vest as a result of the completion of the merger, and other equity-based award denominated in shares of Art Technology Group common stock, each of which we refer to as a compensatory award, that is held by an employee of, or consultant to, Art Technology Group that is outstanding immediately prior to the effective time of the merger, whether or not then vested or exercisable, will be assumed by Oracle and converted automatically upon the effective time of the merger into an option, restricted stock unit award or other equity-based award, as the case may be, denominated in shares of Oracle common stock and which has other terms and conditions substantially identical to those of the related compensatory award (including any accelerated vesting provisions therein) except that (i) the number of shares of Oracle common stock subject to each assumed compensatory award shall be determined by multiplying the number of shares of Art Technology Group common stock subject to the assumed compensatory award immediately prior to the effective time of the merger by a fraction, which we refer to as the award exchange ratio, the numerator of which is $6.00 and the denominator of which is the average closing price of Oracle common stock over the five trading days immediately preceding (but not including) the effective date of the merger (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of Oracle common stock (rounded upwards to the nearest whole cent) shall equal the per share exercise or purchase price for the shares of Art Technology Group common stock subject to the assumed compensatory award immediately prior to the effective time of the merger divided by the award exchange ratio.

Unless determined otherwise by Oracle, each compensatory award that is held by a person who is not an employee of, or a consultant to, Art Technology Group immediately prior to the effective time of the merger will not be assumed by Oracle and will be cancelled and extinguished and the vested portion of each of those compensatory awards shall automatically be converted into the right to receive an amount in cash equal to the product obtained by multiplying the aggregate number of shares of Art Technology Group common stock that were issuable upon exercise or settlement of the compensatory awards immediately prior to the effective time of the merger and $6.00, less any per share exercise price of the compensatory award.

Art Technology Group restricted stock units that vest by their terms at the effective time of the merger by reason of the change of control effected by the merger will be settled at or immediately prior to the effective time of the merger by payment made through Art Technology Group’s payroll promptly following the effective time of the merger of an amount equal to the product of the aggregate number of shares of Company Common Stock issued by reason of such vesting multiplied by $6.00, less such amount of Art Technology Group is required to deduct and withhold.

Employee Stock Purchase Plan.  Art Technology Group will terminate all offerings under its 1999 Employee Stock Purchase Plan, which we refer to as the ESPP, as of the last day of the payroll period ending at least ten days before the effective time of the merger (which we refer to as the final exercise date). Art

Technology Group will provide that no further offerings will commence under the ESPP on or following the final exercise date and terminate the ESPP as of the final exercise date. Each outstanding option under the ESPP on the final exercise date will be exercised on such date for the purchase of shares of Art Technology Group common stock in accordance with the terms of the ESPP.

Interests of Our Directors and Executive Officers in the Merger (page 35)

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of Art Technology Group common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger agreement. These interests include:

•	accelerated vesting at the closing of certain equity awards held by our directors and executive officers;

•	severance arrangements covering our executive officers; and

•	indemnification of our directors and executive officers by the surviving corporation following the merger.

These arrangements are further described under “The Merger — Interests of Our Directors and Executive Officers in the Merger.”

Security Ownership of Our Directors and Executive Officers (page 66)

As of October 29, 2010, our directors and executive officers beneficially owned in the aggregate 6,372,995 shares of Art Technology Group common stock or approximately 3.9% of our total outstanding shares. The share ownership of our directors and executive officers is further described under “Security Ownership Of Management and Certain Beneficial Owners.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the special meeting of stockholders and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should carefully read this entire proxy statement, including each of the annexes.

The Special Meeting

Q.  What is the proposed transaction?

A.	Art Technology Group and Oracle have entered into a definitive agreement pursuant to which, and subject to the terms and conditions thereof, Oracle will acquire Art Technology Group by merging a subsidiary of Oracle with and into Art Technology Group, with Art Technology Group as the surviving corporation. We will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Oracle.

Q.	If the merger is completed, what will I be entitled to receive for my shares of Art Technology Group common stock and when will I receive it?

A.	You will be entitled to receive $6.00 in cash, without interest and less any applicable withholding taxes, for each share of Art Technology Group common stock that you own. This does not apply to shares held by Art Technology Group stockholders, if any, that properly perfect appraisal rights under Delaware law.

After the merger closes, Oracle will arrange for a letter of transmittal to be sent to each stockholder. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal, his, her or its stock certificates and any other required documentation.

Q.  When is the merger expected to be completed?

A.	We expect the merger to be completed in the beginning of the 2011 calendar year. However, the merger is subject to various closing conditions, including Art Technology Group stockholder and regulatory approvals, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could require us to complete the merger at a later time or not at all.

Q.  What will happen to my shares of Art Technology Group common stock after the merger?

A.	Following the effectiveness of the merger, your shares of Art Technology Group common stock will represent solely the right to receive the merger consideration, and trading in Art Technology Group common stock on The NASDAQ Global Market will cease. Price quotations for Art Technology Group common stock will no longer be available and we will cease filing periodic reports under the Securities Exchange Act of 1934.

Q.  What will I be asked to vote upon at the special meeting?

A.	You will be asked to vote on the adoption of the merger agreement that we have entered into with Oracle and the Merger Subsidiary, a wholly-owned subsidiary of Oracle, pursuant to which the Merger Subsidiary will be merged with and into us and we will become a wholly-owned subsidiary of Oracle. We will also be asking you to approve the adjournment or postponement, if necessary, of the special meeting to solicit additional proxies in favor of adoption of the merger agreement. Whether or not you are able to attend the special meeting in person, please submit your proxy via the Internet (www.investorvote.com/artg) or by telephone (1-800-652-VOTE (8683)), or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible.

Q.  What stockholder approvals are required for the merger?

A:	The holders of a majority of the outstanding shares of Art Technology Group common stock on , 2010, or the record date for the special meeting of stockholders, must vote in favor of the adoption of the merger agreement. Only holders of record of Art Technology Group common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were shares of Art Technology Group common stock outstanding, held by approximately holders of record, and entitled to vote at the special meeting. In connection with the execution of the merger agreement, the directors and executive officers of Art Technology Group, who collectively beneficially own approximately 3.9% of the voting power of Art Technology Group common stock as of October 29, 2010, entered into voting agreements agreeing to vote in favor of the adoption of the merger agreement. If the merger agreement terminates in accordance with its terms, these stockholders’ voting agreements will also terminate.

Q.  Who is entitled to vote at the special meeting?

A.	Holders of record of shares of Art Technology Group common stock as of the close of business on , 2010 are entitled to vote at the special meeting. Such holders are entitled to one vote per share of Art Technology Group common stock held.

Q.  Why is our board of directors recommending the merger?

A.	After careful consideration involving a deliberative process and consultation with our senior management, legal counsel and financial advisor, our board of directors, by the unanimous vote of all directors, approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of our company and our stockholders, and recommends that you adopt the merger agreement. For a more detailed explanation of the factors that our board of directors considered in determining whether to recommend the merger, see “The Merger — Reasons for the Merger and Recommendation of our Board of Directors” on page 24 of this proxy statement.

Q.  What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote in one of the following three ways whether or not you plan to attend the special meeting: (i) by completing your proxy through the Internet at the address listed on the accompanying proxy card, (ii) by completing your proxy using the toll-free telephone number listed on the proxy card, or (iii) by completing, signing and dating the proxy card and returning it in the enclosed postage-prepaid envelope. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy card.

Q.  If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	No. Brokers or other nominees who hold shares of Art Technology Group common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares on the adoption of the merger agreement or the adjournment proposal in the absence of specific instructions from those customers. You should follow the procedures provided by your broker regarding the voting of your shares. Shares of Art Technology Group common stock that are not voted by brokers due to the absence of specific instructions from their customers will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” the adoption of the merger agreement. Assuming a quorum is present at the special meeting, non-voted shares of Art Technology Group common stock will have no effect on the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement.

Q.  What if I do not vote?

A.	If you fail to vote by proxy or in person, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Failure to vote will have no effect on the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement, although it could adversely effect our ability to obtain a quorum at the special meeting.

If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the adoption of the merger agreement and “FOR” approval of the adjournment proposal.

If you submit your properly signed proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will have the same effect as a vote “AGAINST” the adoption of the merger agreement. With respect to the proposal to approve one or more adjournments to the special meeting, an abstention will have no effect, and the proposal will be decided by the stockholders who cast votes “FOR” and “AGAINST” that proposal.

Q.  When should I cast my vote?

A.	You should complete your proxy card through the Internet or by telephone or mail in your proxy card as soon as possible, but in any event before , 2010, so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card or voted via the Internet or by telephone?

A.	Yes. You may change your vote and revoke your proxy at any time before the polls close at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. With respect to voting your proxy via the Internet or by telephone, you can revoke your proxy by voting again and only your last action via the Internet or by telephone will be counted.

Q.  May I vote in person?

A.	Yes. You may attend the special meeting of stockholders and vote your shares of Art Technology Group common stock in person. If you hold shares in “street name,” you must provide a proxy executed by your bank or broker in order to vote your shares at the meeting. In accordance with our security procedures, all persons attending the special meeting will be required to present picture identification.

Q:  Am I entitled to appraisal rights?

A:	Under the DGCL, holders of shares of Art Technology Group common stock who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the merger agreement. Any holder of shares of Art Technology Group common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to Art Technology Group prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel. For more information, see “Appraisal Rights” on page 62 of this proxy statement. In addition, a copy of the full text of Section 262 of the DGCL is attached as Annex C to this proxy statement.

Q.  Will the merger be a taxable transaction to me?

A.	The receipt of cash for shares of Art Technology Group common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of Art Technology Group common stock. For a more detailed explanation of the tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” on page 40 of this proxy statement. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.  Should I send in my stock certificates now?

A.	No. After the merger closes, Oracle will arrange for a letter of transmittal containing detailed instructions to be sent to each stockholder. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal accompanied by that stockholder’s stock certificates and any other required documentation.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES NOW.

Q.  What should I do if I have questions?

A.	You should direct any questions regarding extra copies of the proxy materials, the special meeting of stockholders or the merger to our proxy solicitor, , at ( ) - .

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements (as that term is defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements represent Art Technology Group’s expectations or beliefs concerning future events or our future financial performance, including any projections or forecasts, including the financial forecasts included under “Certain Prospective Financial Information” beginning on page 32. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including, without limitation:

•	the requirement that our stockholders adopt the merger agreement;

•	the failure to satisfy any other conditions to the merger, including the receipt of regulatory approvals on the terms expected;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of lawsuits that have been brought by certain of our shareholders seeking to enjoin the consummation of the merger;

•	the effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally, including our ability to retain key employees;

•	adverse changes in our industry;

•	the parties’ ability to meet expectations regarding the timing and completion of the merger; and

•	other risks detailed in our current filings with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as updated by our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. See “Where You Can Find More Information” on page 68 of this proxy statement.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement are based on the information available to us as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement to you, as a holder of Art Technology Group common stock, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders, or at any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

The special meeting of our stockholders will be held at the offices of Foley Hoag LLP at Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210, on          , 2010, at   a.m., local time.

Purpose of the Special Meeting

The purpose of the special meeting is:

•	to vote on a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement;

•	to vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

Our Board’s Recommendation

Our board of directors, by the unanimous vote of all directors, approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of our company and our stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement at the special meeting.

Record Date; Stock Entitled to Vote

The holders of record of shares of Art Technology Group common stock as of the close of business on          , 2010, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were           shares of Art Technology Group common stock outstanding and entitled to vote held by approximately           stockholders of record. Each share of Art Technology Group common stock entitles the holder to one vote on all matters properly coming before the special meeting or any adjournment or postponement thereof.

Quorum

Our by-laws and Delaware law require the presence, in person or by duly executed proxy, of the holders of a majority of the voting power of outstanding shares of Art Technology Group common stock entitled to vote at the special meeting to constitute a quorum. Both abstentions and broker “non-votes” (as that term is described in the next section) will be counted as present for purposes of determining the existence of a quorum. If a quorum is not present and if the adjournment proposal has the necessary majority, we expect to adjourn the special meeting to solicit additional proxies and intend to vote any proxies we have received at the time of the special meeting in favor of an adjournment.

Vote Required for Approval

Our charter and by-laws and Delaware law require the affirmative vote of holders of a majority of the outstanding shares of Art Technology Group common stock entitled to vote at the special meeting to adopt the merger agreement. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present.

The affirmative vote of the holders of a majority of the shares of Art Technology Group common stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption of the merger agreement. Assuming a quorum is present at the special meeting, failure to vote, in person or by proxy, will have no effect on the approval of the adjournment proposal.

Our directors and executive officers collectively beneficially owned approximately 3.9% of our total outstanding shares, as of October 29, 2010, and these shares are subject to voting agreements. If the merger agreement terminates in accordance with its terms, these voting agreements will also terminate.

Voting

Holders of record of Art Technology Group common stock may vote their shares by attending the special meeting and voting their shares of Art Technology Group common stock in person, or one of the following three ways whether or not you plan to attend the special meeting:

•	by completing your proxy through the Internet at www.investorvote.com/artg, as listed on the accompanying proxy card;

•	by completing your proxy using the toll-free telephone number 1-800-652-VOTE (8683), as listed on the proxy card; or

•	by completing, signing and dating the proxy card and returning it in the enclosed postage-prepaid envelope.

All shares of Art Technology Group common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of Art Technology Group common stock represented by the proxy will be voted “FOR” the adoption of the merger agreement, “FOR” approval of any proposal to adjourn the special meeting to solicit additional proxies in favor of the adoption of the merger agreement and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact our proxy solicitor,           , at (     )           -          .

Stockholders who hold their shares of Art Technology Group common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of Art Technology Group common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting. Brokers or other nominees may not give a proxy to vote those customers’ shares with respect to adoption of the merger agreement or approval of the adjournment proposal in the absence of specific instructions from those customers. Shares held by brokers or other nominees that are not voted due to the absence of instructions from their customers are commonly referred to as broker “non-votes.” You should follow the procedures provided by your broker regarding the voting of your shares. These non-voted shares of Art Technology Group common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” the adoption of the merger agreement. Assuming a quorum is present at the special meeting, non-voted shares of Art Technology Group common stock will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

In connection with the execution of the merger agreement, the directors and executive officers of Art Technology Group, who collectively beneficially own approximately 3.9% of the voting power of Art Technology Group common stock as of October 29, 2010, entered into voting agreements agreeing to vote in favor of the adoption of the merger agreement. If the merger agreement terminates in accordance with its terms, these voting agreements will also terminate.

Revocability of Proxies

You may change your vote at any time before the polls close at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary at Office of the Secretary, Art Technology Group, Inc., One Main Street, Cambridge, Massachusetts, 02142, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card with a later date. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. If you have voted your proxy via the Internet or by telephone, you can revoke your proxy by voting again and only your last action via the Internet or by telephone will be counted.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Art Technology Group on behalf of its board of directors. In addition, we expect to retain          to assist in the solicitation for a fee of approximately $           , a nominal fee per stockholder contact, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by personal interview, e-mail, telephone, facsimile or other means of communication. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of Art Technology Group common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Proposal to Approve Adjournment of the Special Meeting

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments or postponements of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the merger agreement by the time of the special meeting. In that event, we would determine to adjourn or postpone the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of a proposal to adjourn the special meeting would require the affirmative vote of the holders of a majority of the shares of Art Technology Group common stock present in person or by proxy and entitled to vote at the special meeting. The failure to vote shares of Art Technology Group common stock would have no effect on the approval of the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned or postponed, we are not required to give notice of the time and place of the adjourned meeting unless our board of directors fixes a new record date for the special meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor,                , at (     )           -          .

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of Art Technology Group during our regular business hours by any interested holder of Art Technology Group common stock. In addition, our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days before the special meeting.

THE MERGER

Parties to the Merger

Art Technology Group, Inc.
One Main Street
Cambridge-, Massachusetts 02142
(617) 386-1000
www.atg.com

Art Technology Group, Inc., a Delaware corporation, develops and markets a comprehensive suite of cross-channel commerce software and services that businesses can employ to increase their online revenues and profitability. ATG Commerce is a commerce platform and business user application solution designed to enable a business to provide a scalable, reliable and sophisticated e-commerce website that can create a satisfied, loyal and profitable online customer base. Art Technology Group’s platform-neutral optimization solutions for live help, lead performance, and product recommendations can be easily added to any website to increase conversions and reduce abandonment. Companies use Art Technology Group’s products and related services to power their e-commerce websites, attract prospects, convert sales, increase order sizes and encourage return customers. Art Technology Group is headquartered in Cambridge, Massachusetts, with additional locations throughout North America and Europe.

Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
(650) 506-7000
www.oracle.com

Oracle is the world’s largest enterprise software company. As a result of its acquisition of Sun Microsystems, Inc. in January 2010, Oracle is also a leading provider of hardware products and services. Oracle develops, manufactures, markets, distributes and services database and middleware software, applications software and hardware systems, consisting primarily of computer server and storage products, which are designed to help its customers manage and grow their business operations. Oracle’s goal is to be the world’s most complete, open and integrated enterprise software and hardware company.

Amsterdam Acquisition Sub Corporation
c/o Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
(650) 506-7000

Amsterdam Acquisition Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Oracle, was formed solely for the purpose of facilitating Oracle’s acquisition of Art Technology Group.

Amsterdam Acquisition Sub Corporation has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Amsterdam Acquisition Sub Corporation will merge with and into Art Technology Group and will cease to exist.

Background of the Merger

Our board of directors and management periodically review and assess our long-term strategy and objectives and developments in the markets in which we operate. Over the past several years, we have considered a diverse range of strategic alternatives with a view to increasing stockholder value, including potential opportunities for business combinations, acquisitions and other strategic alternatives.

In 2007, our senior management received separate unsolicited inquiries from two companies, Company A and Company B, who expressed interest in exploring a potential strategic business combination with Art Technology Group. In December 2007, we retained Morgan Stanley & Co. Incorporated (whom we refer to as Morgan Stanley) to act as our financial advisor, and our board of directors authorized Morgan Stanley to reach out to a number of companies that we believed might be appropriate candidates for a business combination with us, in order to better evaluate the strategic alternatives available to us in the event that either Company A or Company B were to make a formal acquisition proposal.

During late 2007 and early 2008, Morgan Stanley contacted seven companies that we considered to be likely to have a strategic interest in, and the ability to consummate, a business combination with us. These included enterprise software companies, providers of business and technology services and computer technology companies. One of these companies was Oracle. Oracle stated that while it was familiar with Art Technology Group and its business, it did not have an interest in acquiring Art Technology Group at that time. Two of the other companies also stated that they had no interest in acquiring us. Morgan Stanley and Art Technology Group executives had multiple discussions with the remaining four companies in late 2007 and early 2008 about a possible acquisition of Art Technology Group.

One of these companies, Company C, a provider of business and technology services, expressed interest in exploring a potential acquisition of Art Technology Group. In January 2008, Art Technology Group entered into a nondisclosure agreement with Company C to facilitate further discussions, and during the first three months of 2008, Art Technology Group and Company C held discussions about a potential acquisition of Art Technology Group by Company C and held a variety of meetings to discuss a potential transaction.

During the same period, Company D, another provider of business and technology services, independently contacted us to express interest in exploring a potential acquisition of Art Technology Group. Members of our management held preliminary discussions with Company D but no offer was made by Company D.

By late March 2008, none of the parties with which we had engaged in discussions had made a formal acquisition proposal, and we determined at that time to discontinue any further exploration of our strategic alternatives and continue to execute our business plan as an independent company.

In August 2008, a representative of Company C met with one of our senior executives and again broached the idea of a business combination with us. From August 2008 through November 2008, Company C and Art Technology Group held additional discussions and meetings which led to a proposal by Company C on November 11, 2008 to acquire Art Technology Group in a cash and stock transaction valued at approximately $2.50 per share. Following a review with our advisors, our board of directors rejected Company C’s offer because it undervalued Art Technology Group.

Over the next several months, discussions continued which led to Company C providing a revised proposal in March 2009 to acquire Art Technology Group for cash and stock consideration with a value at the time of approximately $3.40 to $3.75 per share. Our board of directors rejected the offer as too low and authorized Art Technology Group management and Morgan Stanley to negotiate with a view to determining whether a higher price could be obtained that would be more attractive to Art Technology Group stockholders.

In late March and early April 2009, further negotiations and preliminary exchanges of due diligence information took place between us and Company C.

On April 15, 2009, the chief executive officer of Company C attended a meeting of our board of directors, at which he presented his rationale for a combination of our two companies, but did not propose any increase in the offered price. Later at this meeting, our directors reviewed the background of our exploration of our strategic alternatives, dating back to late 2007, and concluded that it would be prudent to reach out to other potential partners before further consideration of a transaction with Company C. With advice from Morgan Stanley, our directors also discussed the range of valuation and mix of cash and stock consideration that the board considered would be attractive to Art Technology Group stockholders. They also discussed the need to do additional due diligence on Company C, in light of the fact that the proposed consideration included Company C stock. Our board then authorized Morgan Stanley to contact two parties, Oracle and another enterprise software company, Company E, each of which had been contacted during our earlier outreach in late 2007 and early 2008. The board also directed management to inform Company C that the price offered still was not acceptable to Art Technology Group.

On April 16, 2009, Morgan Stanley contacted Oracle and discussed the potential for an acquisition of Art Technology Group by Oracle. In late April 2009, Oracle and Art Technology Group entered into a confidentiality agreement, and over the next two months, Oracle conducted diligence on Art Technology Group.

In May 2009, Company E advised us that it was not interested in pursuing further discussions.

Also in May 2009, Company C revised its offer to include a different mix of cash and stock having a value at the time of approximately $3.82 per share. Our board rejected this proposal as it continued to undervalue Art Technology Group. In early June 2009, the two companies agreed to terminate their discussions.

In late June 2009, Oracle informed us that it intended to terminate its discussions with us concerning a possible business combination.

In February 2010, we completed a public offering of our common stock, raising net proceeds of $95 million for the stated purpose of, among other things, financing the acquisition of businesses, technologies and products that would complement our existing operations. From February 2010 through October 2010, our management was actively engaged in preliminary discussions and due diligence with a number of potential acquisition targets.

In March 2010, Art Technology Group was approached by a provider of business and technology services, Company F, to explore a potential acquisition of Art Technology Group for cash. After initial discussions between our senior management and senior management of Company F and a preliminary exchange of publicly available information, we concluded that it was unlikely that Company F could finance a cash transaction at a price that would be attractive to our stockholders. Ultimately, no offer was made by Company F to acquire Art Technology Group.

In May 2010, we commenced discussions with Company G concerning our possible acquisition of Company G. These negotiations and related due diligence activities continued until late October 2010.

In mid-August 2010, a representative of Company H, an enterprise software company, contacted our senior management to discuss a strategic relationship between our companies. Senior management from both companies met and discussed a range of options, including a potential acquisition of Art Technology Group.

On September 11, 2010, Company H submitted a written proposal to acquire Art Technology Group for cash at a price equal to the greater of $4.30 per share or a price representing a premium of 30% above the average closing price per share for Art Technology Group common stock in the ten trading days prior to execution of a definitive agreement, subject to a maximum of $4.85 per share. The average closing price for Art Technology Group common stock in the ten trading days prior to September 11, 2010 was $3.64, which under the pricing formula proposed by Company H would have resulted in an effective offer price of $4.72 per share.

On September 16, 2010 our board held a regularly scheduled full-day meeting for the purpose of, among other things, conducting its annual review of our five-year strategic plan. The board received management presentations concerning, and discussed at length, a number of topics including broad trends in our markets, our competitive positioning, the size and likely growth of the eCommerce market, the competitive landscape and the product offerings of our competitors, our short- and medium-term opportunities and plans for growth in various geographies and segments of our markets, our technology and product development plans and management’s targets for our financial performance for the balance of 2010 and each year in the five-year period ending December 31, 2015.

Following this discussion, our senior management led a discussion of the proposal received from Company H. The directors discussed the merits of a sale of the company compared with the alternative of remaining independent and pursuing the strategic plan outlined by management, including potential accretive acquisitions currently under active consideration, such as the pending negotiations to acquire Company G. They also discussed the possibility that other parties might be interested in pursuing a transaction with us at a price higher than that being offered by Company H.

Representatives of our outside legal counsel, Foley Hoag LLP (whom we refer to as Foley Hoag), briefed the directors on their fiduciary duties under Delaware law when considering a transaction involving a sale of control of Art Technology Group such as that proposed by Company H. Representatives of Morgan Stanley presented a preliminary valuation analysis of Art Technology Group, along with an analysis of the Company H proposal in comparison to our standalone value creation potential. Representatives of Morgan Stanley also reviewed the history of discussions between us and various parties with whom we had contact in the course of previous explorations of our strategic alternatives in 2007, 2008 and 2009, and provided their views on the likely levels of interest, financial capability and ability of such parties to respond rapidly to an overture from us. Our board considered the ability to respond quickly to be important, given our discussions with Company G and other potential acquisition targets.

The consensus of the directors was that the Company H proposal was not in the best interest of Art Technology Group stockholders. Our board considered that the proposed pricing mechanism tied to a fixed premium created unacceptable uncertainty as to the offer price. They viewed the implied offer range, as limited by the $4.85 per share cap, as opportunistic, given that our share price was below its 52-week high, and as significantly undervaluing the Company in light of our strategic plan and expected strong financial performance for the balance of 2010 and the next several years.

The directors instructed our senior management to inform Company H that the suggested share price proposed by Company H was unacceptable as a basis for exclusive negotiations, and that we believed that our standalone plan supported a valuation in excess of $6.00 per share. They also concluded that no contact would be made with other potential buyers since at this stage the board was not seeking to sell the company.

On September 17, 2010, our senior management conveyed to Company H the response of our board to their proposal. A senior executive of Company H responded that Company H was not interested at the proposed price level.

On September 19, 2010, a representative of Morgan Stanley met with a senior executive of Company H and reiterated that Art Technology Group might be willing to consider a transaction at a price greater than $6.00 per share. The executive of Company H again indicated that Company H was not interested at the proposed price level.

On October 1, 2010 we entered into a nonbinding letter of intent to acquire Company G. The acquisition of Company G was viewed by our management and board of directors as potentially important to our near-term strategy. The financial terms of this transaction, as contemplated by the letter of intent, would have been highly material to us.

From October 1, 2010 until October 22, 2010, our management team and outside counsel devoted substantial time and effort to completing due diligence and negotiations with Company G on an expedited basis, with the goal of executing and announcing definitive agreements in conjunction with our earnings release on November 2, 2010.

On October 4, 2010, Company H contacted Morgan Stanley and orally expressed an interest in making a new proposal to acquire Art Technology Group for $5.50 per share. Morgan Stanley advised Company H that such an offer was unlikely to be acceptable to our board of directors. Company H then asked Morgan Stanley whether an offer at $5.75 per share would be viewed favorably by our board, stating that at that price Company H would require 30 days of exclusivity. Company H also stated that the $5.75 per share price was premised on Art Technology Group’s stock maintaining at least its current trading level and that if our stock declined and the implied premium to the current price increased significantly, any offer at this price would be withdrawn. Morgan Stanley recommended to Company H that, if Company H intended to make such a proposal, it do so directly to us in writing.

On October 5, 2010, our board of directors met to discuss this indirect overture from Company H. Our senior management advised the board that any discussions with Company H would need to be conducted expeditiously, as we were in the late stages of negotiations with regard to acquisition of Company G and also in discussions with other potential acquisition targets. The directors discussed the importance of managing any discussion with Company H in such a way as to avoid disrupting the negotiations with Company G and potentially winding up with neither deal.

Representatives of Morgan Stanley presented an updated valuation analysis comparing a potential transaction at the $5.75 per share price suggested by Company H to implied valuations for the Company based on market multiples applied to consensus equity research estimates and management estimates of our future financial performance, as well as an analysis of premiums paid in recent precedent transactions and potential synergies available to Company H. The directors discussed whether Company H would raise its offer, and the representatives of Morgan Stanley stated that in their view it was unlikely Company H would agree to another significant increase in price.

The directors discussed the risks involved in pursuing both the Company G and Company H negotiations on a dual track, and our senior management stated that it would be essential to know in advance of the November 2 earnings announcement whether a deal with Company H had a high probability of being consummated, at which time we might need to choose one course over the other. The directors also reviewed the history of our prior exploration of our strategic alternatives, which had not resulted in any other formal or informal offer to acquire us at an acceptable price, and discussed the risks and benefits of outreach to other parties. The board of directors discussed potential disruptions to our business should contact with other parties be made, the need to disclose, during such process, competitively sensitive information to competitors and potential competitors, and the possibility of leaks and consequent damage to our business that might arise from making contact with other parties. They also discussed the risk that if the process were opened to other parties, both the Company G and Company H opportunities could be lost. The representative of Morgan Stanley stated that Company H had warned that it was unwilling to engage in a competitive process and would withdraw from discussions if its offer were shopped. The directors reviewed a list of potentially interested parties and concluded that of these, only Oracle, which had previously indicated interest and had already done preliminary due diligence, was likely to be interested enough and able to move quickly enough to warrant the risk of opening the process to another party at this time.

The directors discussed our historical stock price, the execution and market risks inherent in a standalone strategy, and the potential for near-term and longer-term appreciation in our stock price, including the likely market reaction to our third quarter results and announcement of a deal to acquire Company G, and the potential to obtain a higher offer from Company H. Foley Hoag again reviewed with the directors their fiduciary duties under Delaware law should the board determine to pursue a sale of control of Art Technology Group.

The directors instructed management to seek to have Company H confirm its proposal in writing and enter into a confidentiality agreement that would enable management to share with Company H non-public information supporting the board’s view of our long-term value, with a view to establishing as expeditiously as possible whether a transaction at a higher price was achievable. They also instructed management to contact Oracle to determine its interest in acquiring us. Additionally, the board directed management to aggressively pursue negotiations with Company G with the goal of being in a position to execute a definitive agreement prior to the November 2, 2010 earnings announcement.

On October 5, 2010, representatives of Morgan Stanley contacted Company H and communicated to Company H that its hypothetical $5.75 per share offer was inadequate, that time was of the essence given other transactions being pursued by us, and that if they were prepared to offer a price of at least $6.00 per share, our board would consider entering into a period of exclusivity and providing non-public information to support our views on valuation. Company H was again encouraged to put its offer in writing for board consideration.

Also on October 5, 2010, representatives of Morgan Stanley contacted Oracle, informed them that we had been approached by another party and inquired about Oracle’s interest in acquiring Art Technology Group. Morgan Stanley advised Oracle that given the exclusivity request of another party, as well as our pending negotiations to acquire another company in a material transaction, time was of the essence.

Later on October 5, 2010, an Oracle executive informed Morgan Stanley that Oracle was interested in exploring a potential acquisition, and for the next several days, Oracle conducted due diligence on us.

On October 12, 2010, Oracle submitted to us a written proposal to acquire Art Technology Group for $6.00 per share in cash, which included a request for exclusivity.

On October 13, 2010 Art Technology Group’s board of directors met to consider Oracle’s offer. Our senior management briefed the directors on management’s communications and meetings with Oracle. Representatives of Morgan Stanley presented an updated valuation analysis. They also reported that Company H had not submitted any written proposal or otherwise responded to our senior management’s and Morgan Stanley’s most recent communications with them during the first week of October.

The consensus of the directors was that the $6.00 per share price offered by Oracle provided fair value for our stockholders and could exceed the present value of potential share prices that otherwise would likely be achieved over the next several years, while eliminating the execution risks in our strategic business plan, but that it would be desirable to obtain a higher price if possible.

The directors discussed the fact that time was of the essence given our pending negotiations to acquire Company G. They discussed the risks and benefits of seeking a higher price, which could require extended negotiations, or pushing to obtain certainty by accelerating the due diligence and negotiation of a definitive agreement on a more rapid timetable than that contemplated by the Oracle proposal. The directors concluded that our senior management and Morgan Stanley should be authorized to negotiate with Oracle with a view to obtaining Oracle’s commitment to an accelerated due diligence and negotiation process, and if possible, a higher offer.

On October 13, 2010, we sent to Oracle our comments on their written proposal, requesting that they increase the offer price to $6.25 per share, proposing a shorter exclusivity period and also suggesting modifications to the exclusivity language to enable us to continue our negotiations with Company G.

Later on October 13, 2010, Oracle rejected our request for a higher price but agreed to a shorter exclusivity period, such exclusivity being a requirement for further discussions, and on October 14, 2010 we entered into an agreement with Oracle providing them with such shorter exclusivity period.

Between October 14, 2010 and November 2, 2010, Oracle’s legal advisor, Davis Polk & Wardwell LLP (whom we refer to as Davis Polk), Foley Hoag and representatives of Art Technology Group, Morgan Stanley and Oracle had exchanges related to the transaction process and conducted due diligence.

Between October 21, 2010 and November 2, 2010, representatives of Art Technology Group and Oracle and their respective counsel negotiated the proposed merger agreement, the proposed voting agreement, an amendment to our rights agreement to ensure that the transactions contemplated by the merger agreement would not constitute a triggering event under our rights plan, and other transaction documents.

On October 22, 2010, our board of directors met to review the progress of the transaction. Our senior management briefed the directors on the status of the negotiations and the Oracle due diligence investigation. Representatives of Foley Hoag reviewed the key terms of the proposed merger agreement and voting agreement, and led a discussion of the fiduciary duties of the directors relevant to their consideration of the proposed agreements. The board authorized our senior management to continue negotiations with Oracle and to seek modifications to the proposed agreements.

Our board also determined at this time that, in light of the progress of negotiations with Oracle, discussions with Company G should be suspended, and Company G was so advised later on October 22, 2010.

During the period from October 30, 2010 to October 31, 2010, Foley Hoag provided to our directors updated drafts of the merger agreement, the voting agreement and the amendment to our rights agreement, reported to the directors on the modifications that had been made to the agreements and responded to questions from the directors about the agreements.

On the evening of November 1, 2010, our board of directors met to discuss the transaction. All of our directors participated throughout the meeting. Also in attendance by invitation of the board of directors were representatives of Foley Hoag and of Morgan Stanley.

Representatives of Morgan Stanley reviewed with the board of directors Morgan Stanley’s updated financial analyses of the proposed transaction and delivered Morgan Stanley’s oral opinion, subsequently confirmed in writing, that as of November 1, 2010, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration to be received by holders of shares of Art Technology Group common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

Our board of directors again discussed the risks and benefits of remaining independent and continuing to pursue our five-year strategic plan. They considered the historical trading prices of our common stock and reviewed Morgan Stanley’s financial analyses, which are described more fully in “The Merger — Opinion of Art Technology Group’s Financial Advisor” below. The directors also considered the integration and execution risks associated with the acquisition of Company G, the possibility that Company G would not achieve its expected revenue growth and other financial goals, and the fact that the payment of the purchase price in cash and stock for Company G would adversely affect our cash position and authorized common stock available for other purposes, thus restricting our flexibility to pursue other initiatives. They also discussed the technological, competitive, macroeconomic and other risks to successful execution of our strategic plan, including risks relating to new product introductions and the continuing evolution of our business toward a “software as a service” business model, as well as the possibility that the market might initially react unfavorably to announcement of our acquisitions. They noted that the Oracle transaction would eliminate these execution risks for our stockholders.

The directors discussed our history of outreach to third parties extending back to 2007, and the fact that the highest formal offer previously received by us was the $4.85 per share offered by Company H in September 2010, noting that Company H had failed to respond to our repeated invitations to increase that offer in writing.

The representatives of Foley Hoag discussed the key terms of the merger agreement, the voting agreement and the amendment to our rights agreement, copies of which had been distributed to the directors prior to the meeting, and reviewed with the directors their fiduciary duties in connection with entry into an agreement for sale of control of Art Technology Group.

Following these presentations and the related discussions, our board of directors unanimously approved the $6.00 per share price and the other terms of the transaction, unanimously determined that the merger agreement was advisable and in the best interests of Art Technology Group and its stockholders, unanimously approved the merger in accordance with the Delaware General Corporation Law, and unanimously recommended that the stockholders of Art Technology Group vote in favor of adoption of the merger agreement.

On November 2, 2010, Art Technology Group and Oracle executed the merger agreement, all signatories to the voting agreements executed such agreements, and Art Technology Group and the rights agent executed the amendment to our rights agreement.

On November 2, 2010, Art Technology Group and Oracle issued press releases announcing the execution of the merger agreement.

Reasons for the Merger and Recommendation of our Board of Directors

Reasons for the Merger

In the course of reaching its decision to approve the merger and the merger agreement, our board of directors held numerous meetings and consulted with our senior management, legal counsel and financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	information concerning our business, financial performance (both past and prospective) and our financial condition, results of operations (both past and prospective), business and strategic objectives, as well as the risks to accomplishing those objectives;

•	our business and financial prospects if we were to remain an independent company, and the scale required to effectively compete in the industry;

•	the risks inherent in executing an acquisition strategy as an independent company;

•	the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity, and the perceived risks thereof), the range of possible benefits to our stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives, and our board of directors’ assessment that the merger with Oracle presented a superior opportunity to such alternatives for our stockholders;

•	the results of discussions with third parties relating to a possible business combination or similar transaction with us;

•	the process undertaken by our board of directors in connection with evaluating this and other strategic transactions and the terms and conditions of the proposed merger, in each case in light of the current market dynamics in the industry;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Art Technology Group common stock;

•	the potential for obtaining a superior offer from an alternative purchaser in light of the other potential purchasers previously identified and contacted by our management or our financial advisor and the risk of losing the proposed transaction with Oracle; and

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties.

In the course of its deliberations, our board of directors also considered, among other things, the following positive factors:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•	the fact the consideration to be received by holders of shares of our common stock pursuant to the merger agreement of $6.00 per share reflected a 43% premium to the closing price per share of our common stock as of October 29, 2010, a 44% premium to the average closing price per share of our common stock for the 30 trading days prior to and including October 29, 2010, and a 56% premium to the average closing price per share of our common stock for the 60 trading days prior to and including October 29, 2010;

•	the multiple of our revenue represented by the $6.00 per share purchase price relative to multiples of revenue represented by the consideration paid in comparable precedent transactions;

•	Morgan Stanley’s oral opinion, subsequently confirmed in writing, that as of November 1, 2010, based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration be received by holders of shares of Art Technology Group common stock pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Oracle;

•	the fact that Oracle has, and has represented to us in the merger agreement that it has, adequate capital resources to pay the merger consideration;

•	the form of merger consideration, consisting solely of cash, which provides certainty of value to our stockholders;

•	the process through which Art Technology Group, with the assistance of its financial advisor, engaged in or sought to engage in discussions with other companies believed to be the most likely candidates to pursue a business combination with or acquisition of Art Technology Group;

•	the belief of our board of directors that, after extensive negotiations with Oracle and its representatives, we have obtained the highest price per share that Oracle is willing to pay and the highest price reasonably obtainable on the date of signing of the merger agreement;

•	the fact that the merger agreement, subject to the limitations and requirements contained in the agreement, provides our board of directors with flexibility to furnish information to and conduct negotiations with third parties in certain circumstances and, upon payment to Oracle of a termination fee of $33.5 million (which our board of directors believes is reasonable under the circumstances) to terminate the merger agreement, to accept a superior offer;

•	the other terms and conditions of the merger agreement, including among other things the size of the termination fee and the circumstances when that fee may be payable; the limited number and nature of the conditions to Oracle’s obligation to complete the merger, including (but not limited to) the absence of a financing condition and the adequacy of Oracle’s capital resources to pay the merger consideration; and the definition of “material adverse effect” and the exceptions for what constitutes a material adverse effect for purposes of the merger agreement; and

•	the fact that the voting agreements with our officers and directors terminate in the event that we terminate the merger agreement which permits those persons to support a transaction involving a superior offer.

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•	the potential loss of customer or other commercial relationships of Art Technology Group as a result of the customer’s or other party’s unwillingness to do business with Oracle, or other potential disruption to customer, vendor or other commercial relationships important to us as a result of the merger;

•	the possibility that the merger will not be consummated and the potential negative effect of the public announcement of the merger on our sales, operating results and stock price and our ability to retain customers and key management, sales and marketing and technical personnel;

•	the fact that our stockholders would not participate in any future growth potential or benefit from any future increase in our value;

•	the fact that by proceeding with a sale of the company we would forego the potential benefits of a strategic acquisition of Company G, as described in “The Merger — Background of the Merger.”

•	the conditions to Oracle’s obligation to complete the merger and the right of Oracle to terminate the merger agreement under certain circumstances;

•	the possibility that we may be obligated to pay Oracle a termination fee of $33.5 million or reimburse Oracle for its expenses if the merger agreement is terminated under certain circumstances;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that we pay a termination fee of $33.5 million in order to accept a superior acquisition proposal, which may discourage a competing proposal to acquire us that may be more advantageous to our stockholders;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger, and the possibility of other management and employee disruption associated with the merger, including the possible loss of key management, technical or other personnel; and

•	the interests that certain of our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of Art Technology Group generally, as described in “The Merger — Interests of Our Directors and Executive Officers in the Merger.”

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management, legal counsel and financial advisor.

Board of Directors Recommendation

After careful consideration, our board of directors has unanimously approved the merger agreement, deems it advisable and in the best interests of Art Technology Group’s stockholders to consummate the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement. Accordingly, our board of directors unanimously recommends that our stockholders adopt the merger agreement and that you vote “FOR” the adoption of the merger agreement at the special meeting.

Opinion of Art Technology Group’s Financial Advisor

We retained Morgan Stanley to provide us with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. Our board of directors selected Morgan Stanley to act as our financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of our business and affairs. At the meeting of our board of directors on November 1, 2010, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of November 1, 2010, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of November 1, 2010, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to our board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of our common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of our common stock as to how to vote at any stockholders’ meeting held in connection with the merger or whether to take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of our company;

•	reviewed certain internal financial statements and other financial and operating data concerning our company;

•	reviewed certain financial projections prepared by our management;

•	discussed the past and current operations and financial condition and the prospects of our company with our senior executives;

•	reviewed the reported prices and trading activity for our common stock;

•	compared our financial performance and the trading activity of our common stock with that of certain other publicly traded companies comparable to us, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Art Technology Group and Oracle;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as it deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by us and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management of the future financial performance of the company. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of our officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of our common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of our assets or liabilities, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, November 1, 2010. Events occurring after November 1, 2010 may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of each of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated November 1, 2010. The various analyses summarized below were based on the closing price of $4.20 per share of our common stock as of October 29, 2010, the last full trading day prior to the meeting of our board of directors to consider and approve, adopt and authorize the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Trading Range Analysis.  Morgan Stanley performed a trading range analysis with respect to the historical share prices of our common stock. Morgan Stanley reviewed the range of closing prices of our common stock for various periods ending on October 29, 2010. Morgan Stanley observed the following:

Period Ending October 29, 2010	Range of Closing Prices

Last 30 Trading Days	$3.80 – 4.43
Last 90 Trading Days	$3.07 – 4.43
Last 12 Months	$3.07 – 4.80

Morgan Stanley also noted that the consideration to be received by holders of shares of our common stock pursuant to the merger agreement of $6.00 per share reflected a 43% premium to the closing price per share of our common stock as of October 29, 2010, a 44% premium to the average closing price per share of our common stock for the 30 trading days prior to and including October 29, 2010, and a 56% premium to the average closing price per share of our common stock for the 60 trading days prior to and including October 29, 2010.

Comparable Company Analysis.  Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley compared certain of our financial information with comparable publicly available consensus equity research estimates for companies that shared similar business characteristics with us, such as those that provide Internet technology or those that have similar scale and operating characteristics (the “Comparable Companies”). These companies comprised the following:

•	Adobe Systems Incorporated

•	Ariba, Inc.

•	Digital River, Inc.

•	GSI Commerce, Inc.

•	LivePerson, Inc.

•	Nuance Communications, Inc.

•	Open Text Corporation

•	RightNow Technologies, Inc.

•	ValueClick, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratio of aggregate value, defined as fully diluted market capitalization plus total debt less cash and cash equivalents, to estimated revenue for calendar year 2010 and 2011; and

•	the ratio of price to estimated earnings per share for calendar year 2010 and 2011.

Based on the analysis of the relevant metrics for each of the Comparable Companies, Morgan Stanley selected representative ranges of financial multiples and applied these ranges of multiples to the relevant financial statistic of our company. For purposes of estimated calendar year 2010 and calendar year 2011 revenue and earnings per share, Morgan Stanley utilized all publicly available estimates for our company that were available to Morgan Stanley, prepared by equity research analysts and available as of October 29, 2010 (the “Street Case,” as further described below), and for estimated calendar year 2011 revenue and earnings per share, Morgan Stanley also utilized estimates prepared by our management (the “Management Case,” as further described below).

Based on our outstanding shares, options and RSUs as of October 29, 2010, Morgan Stanley estimated the implied value per share of our common stock as of October 29, 2010 as follows:

Implied Value
	Comparable Company	Per Share of the
Calendar Year Financial Statistic	Multiple Range	Company Common Stock

Street Case
Aggregate Value to Estimated 2010 Revenue	2.7x – 3.7x	$4.22 – $5.39
Aggregate Value to Estimated 2011 Revenue	2.5x – 3.5x	$4.36 – $5.69
Price to Estimated 2010 Earnings Per Share	18.0x – 26.0x	$3.60 – $5.20
Price to Estimated 2011 Earnings Per Share	16.0x – 24.0x	$3.84 – $5.76
Management Case
Aggregate Value to Estimated 2011 Revenue	2.5x – 3.5x	$4.58 – $5.99
Price to Estimated 2011 Earnings Per Share	16.0x – 24.0x	$3.84 – $5.76

Morgan Stanley noted that the consideration to be received by holders of shares of our common stock pursuant to the merger agreement is $6.00 per share.

No company utilized in the comparable company analysis is identical to our company. In evaluating comparable companies and selecting representative ranges of financial multiples, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our business and the industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or in the industry or financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Equity Research Analysts’ Price Targets.  Morgan Stanley reviewed and analyzed all future public market trading price targets for our common stock that were available to Morgan Stanley prepared and published by equity research analysts and available as of October 29, 2010. These targets reflect each analyst’s estimate of the future public market trading price of our common stock and are not discounted to reflect present values. The range of undiscounted analyst price targets for our common stock was $5.00 to $6.00 as of October 29, 2010, and Morgan Stanley noted that the median undiscounted analyst price target was $5.50.

Morgan Stanley noted that the consideration to be received by holders of shares of our common stock pursuant to the merger agreement is $6.00 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for our common stock and these estimates are subject to uncertainties, including our future financial performance and future financial market conditions.

Discounted Equity Value Analysis.  Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the estimated future value of a company’s common equity as a function of the company’s estimated future earnings and a potential range of price to earnings ratios. The resulting value is subsequently discounted to arrive at a present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share of our common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley used calendar year 2012 forecasts from each of the Street Case and Management Case. Morgan Stanley applied a range of price to earnings multiples to these estimates and applied a discount rate of 9.2%, based on the estimated cost of capital for our company.

The following table summarizes Morgan Stanley’s analysis:

Implied Present
	Comparable Company	Value Per
Calendar Year 2012 Assumed Earnings Per Share	Multiple Range	Share of the Company

Street Case	16.0x – 20.0x	$4.40 – $5.50
Management Case	18.0x – 24.0x	$4.75 – $6.33

Morgan Stanley noted that the consideration to be received by holders of shares of our common stock pursuant to the merger agreement is $6.00 per share.

Analysis of Precedent Transactions.  Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with this transaction.

In connection with its analysis of precedent transaction premia, Morgan Stanley compared publicly available statistics for selected technology sector transactions occurring between January 1, 2009 and October 29, 2010 with a transaction value greater than $250 million.

In connection with its analysis of precedent transaction multiples, Morgan Stanley compared publicly available statistics for 22 selected software sector transactions involving companies that shared certain similar business characteristics with us occurring between January 1, 2007 and October 29, 2010. The following is a list of these software sector transactions:

Selected Software Transactions (Target / Acquiror)

Altiris, Inc. / Symantec Corporation
Authorize.Net Holdings, Inc. / CyberSource Corporation
BEA Systems, Inc. / Oracle Corporation
Business Objects S.A. / SAP AG
Cognos Incorporated / International Business Machines Corporation
Fast Search & Transfer, ASA. / Microsoft Corporation
Hyperion Solutions Corporation / Oracle Corporation
Interactive Data Corporation / Investor Consortium
Interwoven Inc. / Autonomy Corporation plc
McAfee, Inc. / Intel Corporation
Omniture, Inc. / Adobe Systems Incorporated
Opsware Inc. / Hewlett-Packard Company
Phase Forward Incorporated / Oracle Corporation
SkillSoft plc. / Investor Consortium
SonicWALL, Inc. / Investor Consortium
SPSS Inc. / International Business Machines Corporation
Sun Microsystems, Inc. / Oracle Corporation
Sybase, Inc. / SAP AG
WebEx Communications, Inc. / Cisco Systems, Inc.
webMethods, Inc. / Software AG
Wind River Systems, Inc. / Intel Corporation
Witness Systems, Inc. / Verint Systems Inc.

For each transaction referenced above, Morgan Stanley noted the following financial statistics where available: (1) implied premium to the acquired company’s closing share price on the last trading day prior to announcement; (2) implied premium to the acquired company’s average closing share price for the 30 trading days prior to announcement; (3) the ratio of aggregate value of the transaction to next twelve months estimated EBITDA estimate; and (4) the ratio of price to next twelve months estimated earnings per share.

Based on an analysis of the relevant metrics and time frame for each transaction referenced above, Morgan Stanley selected ranges of implied premia and financial multiples of the transactions and applied these ranges of premia and financial multiples to the relevant financial statistic of our company. For purposes of estimated next twelve months EBITDA and earnings per share, Morgan Stanley utilized all publicly available consensus equity research estimates that were available to Morgan Stanley as of October 29, 2010. The following table summarizes Morgan Stanley’s analysis:

Implied Value
	Reference	Per Share of the
Precedent Transaction Financial Statistic	Range	Company

Premium to 1-day Prior Closing Share Price	20% - 60%	$5.04 - $6.72
Premium to 30-day Average Closing Share Price	25% - 60%	$5.22 - $6.69
Aggregate Value to Estimated Next Twelve Months EBITDA	9.0x - 13.0x	$4.18 - $5.57
Price to Estimated Next Twelve Months Earnings Per Share	17.0x - 27.0x	$4.12 - $6.54

Morgan Stanley noted that the consideration to be received by holders of shares of our common stock pursuant to the merger agreement is $6.00 per share.

No company or transaction utilized in the precedent transactions analysis is identical to us or the merger. In evaluating the precedent transactions and selecting ranges of implied premia and financial multiples, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond our control, such as the impact of competition on our business or our industry generally, industry growth and the absence of any adverse material change in our financial condition or in our industry or financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

In connection with the review of the merger by our board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond our control. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of our common stock and in connection with the delivery of its opinion, dated November 1, 2010, to our board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of our common stock might actually trade.

The consideration was determined through arm’s length negotiations between Art Technology Group and Oracle and was approved by our board of directors. Morgan Stanley provided advice to our board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to us or our board of directors or that any specific consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to our board of directors was one of many factors taken into consideration by our board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the merger consideration or of whether our board of directors would have been willing to agree to different consideration.

Our board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading, brokerage, investment management and financing activities, Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions and may trade or otherwise effect transactions, for their own account or for the accounts of customers in the debt or equity securities or senior loans of Art Technology Group, Oracle or any other parties, commodities or currencies that may be involved in the transactions contemplated by the merger agreement or any related derivative instrument. In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for Art Technology Group and Oracle and has received fees in connection with such services.

Our engagement letter with Morgan Stanley provides that Morgan Stanley will receive fees for its financial advisory services that are contingent upon the closing of any business combination whereby we are acquired. The letter provides that the fees payable to Morgan Stanley equal a percentage of the aggregate transaction value of such business combination, and that such percentage will be higher if the per share value to be received by holders of our common stock in the transaction is equal to or greater than $6.00. As compensation for Morgan Stanley’s financial advisory services and its delivery of a financial opinion in connection with a merger providing per share value to our shareholders of $6.00 or more, we agreed to pay Morgan Stanley fees of approximately $13.4 million, of which approximately $3.4 million would become payable upon announcement of such merger and the remaining approximately $10.1 million would become payable upon the closing of such merger. We have also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, we have agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement or any related transactions. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Certain Prospective Financial Information

Our senior management does not as a matter of course make public forecasts or projections as to future performance or earnings beyond the current fiscal quarter and generally does not make public projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of our normal annual update of our five-year strategic plan, during the third quarter of each year, our management prepares and presents to our board of directors management’s targets for our total revenue, net income (non-GAAP) and net income per share (non-GAAP), and our potential future illustrative undiscounted stock prices at certain assumed market multiples for the five succeeding years, assuming successful implementation of the strategic plan. Subsequently, generally during the fourth quarter of each year, our management prepares a detailed, bottoms-up annual operating plan for the succeeding year, which is reviewed and approved by our board of directors prior to year end. This detailed planning process has not yet been completed for 2011.

Financial Targets 2010 to 2015

To give our stockholders access to certain nonpublic information that was available to our board of directors at the time of its evaluation of the merger, we have presented below management’s targets for our total revenue, net income (non-GAAP) and net income per share (non-GAAP), and potential future illustrative undiscounted stock prices at certain assumed multiples at year end and for the full year 2010 and each of the five succeeding years, as provided to our board of directors at their regularly scheduled meeting to review our five-year strategic plan on September 16, 2010.

These financial targets were developed by extrapolation from historical financial statements and did not give effect to any changes or expenses as a result of the merger or any other effects of the merger. The targets were not prepared for the purpose of evaluating the merger or any other specific transaction, nor were they prepared with a view toward public disclosure or compliance with published guidelines of the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles. The inclusion of this information should not be regarded as an indication that our board of directors, Morgan Stanley or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results. Our independent registered certified public accounting firm, Ernst & Young LLP, has neither examined nor compiled this prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Our future financial results and future stock prices may materially differ from those expressed in the illustrative targets due to factors that are beyond our ability to control or predict. We cannot assure you that any of these targets will be realized or that our future financial results and future stock prices will not materially vary from the targets. The targets do not take into account any circumstances or events occurring after the date they were prepared and have not been updated since their respective dates of preparation. They should not be utilized as public guidance and will not be provided in the ordinary course of our business in the future.

Furthermore:

•	while presented with numerical specificity, the targets necessarily are based on numerous assumptions, many of which are beyond our control, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, which assumptions may not prove to have been, or may no longer be, accurate;

•	the targets for acquired revenue were not based on analysis of any specific acquisition or acquisitions, including the potential acquisition of Company G; in addition, we cannot assure you that we would be able to identify any acquisition candidates our acquisition of which would increase our revenue or be accretive to our earnings per share, that we would be able to successfully integrate any acquired companies with our company or that any such acquisitions would be well-received by our investors or the market in general;

•	the targets were prepared in September 2010 in the context of the business, economic, regulatory, market and financial conditions that existed at that time, and have not been updated to reflect revised prospects for our business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the targets were prepared;

•	the targets are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; in particular, the targets for our stock price at the end of each of the six years presented represent undiscounted extrapolations from the total revenue and net income targets for that year, based solely on the mathematical application of the stated multiples to the targets; these potential future trading multiples and undiscounted stock price targets were included for illustrative purposes only and do not constitute, and were not intended to represent, the results of rigorous valuation analysis;

•	the targets cover multiple years, and such information by its nature becomes less reliable with each successive year; and

•	for the foregoing and other reasons, readers of this proxy statement are cautioned that the inclusion of the targets in this proxy statement should not be regarded as a representation that the targets will be achieved and that they should not place undue reliance on the targets.

Net income (non-GAAP) and net income per share (non-GAAP), as they are presented in the targets, exclude the net effects of amortization of acquired intangible assets, equity-related compensation, non-cash tax adjustments and restructuring charges. Our management believes that normalized non-GAAP financial measures excluding these items better reflect our operating performance as they exclude the effects of non-recurring or certain non-cash expenses that are not necessarily representative of underlying trends in our performance, providing investors with additional information to compare our results over multiple periods.

	2010E	2011E	2012E	2013E	2014E	2015E
	(In millions, except per share data)

Organic revenue(1)	$193	$240	$324	$389	$503	$603
Acquired revenue(2)	$7	$30	$—	$30	$—	$30
Total revenue	$200	$270	$324	$419	$503	$633
Net income (non-GAAP)	$28	$41	$52	$71	$90	$120
Net income per share (non-GAAP)	$0.17	$0.24	$0.30	$0.37	$0.46	$0.60
Shares used in per share calculation	165	170	175	190	196	202
Stock price at 20x EPS	$3.39	$4.77	$5.92	$7.49	$9.24	$11.93
Stock price at 3.5x revenue	$4.24	$5.56	$6.48	$7.71	$8.99	$10.99

(1)	Excludes anticipated revenue from potential acquisitions.

(2)	Represents potential new revenue which might be recognized during a year based on potential future acquisitions, if such acquisitions were identified, consummated and successfully integrated by the Company.

Management case and street case 2010 to 2012

In October 2010, based upon the previously described financial targets and our results for the quarter ended September 30, 2010, we provided Morgan Stanley with updated targets for our revenue and our related net income (non-GAAP) and earnings per share (non-GAAP) for 2010, 2011 and 2012, which Morgan Stanley relied upon in their analyses as the basis for the “Management Case” that is referred to under “Opinion of Art Technology Group’s Financial Advisor” above and is described in more detail below.

In connection with the evaluation of the merger, our board of directors reviewed, among other things, the following prospective financial cases with respect to fiscal years 2010, 2011 and 2012. These cases were based on the targets reviewed with the board in October as described above.

The first financial case, which we refer to as the “Management Case,” was a scenario which assumed that our revenue growth would continue its recent momentum of accelerating versus recent periods to grow faster than the overall eCommerce software market, with revenue increasing by approximately 20% in each of 2011 and 2012. These assumptions resulted in estimated organic revenue (excluding acquisitions) of approximately $240 million in 2011 and approximately $288 million in 2012. The Management Case also assumed we would continue to invest in our business to achieve the growth projections described above, which resulted in estimated net income (non-GAAP) margins of 17% in 2011 and 2012, respectively. These assumptions resulted in estimated net income (non-GAAP) of approximately $41.0 million in 2011 and $49.0 million in 2012.

The second financial case, which we refer to as the “Street Case,” was a scenario which was based on publicly available consensus equity research estimates for our revenue growth, net income (non-GAAP) margins and earnings per share (non-GAAP), with our revenue increasing by approximately 13% in 2011 and 11% in 2012. These assumptions resulted in estimated revenue of approximately $225 million in 2011 and approximately $250 million in 2012. The Street Case also assumed that our net income (non-GAAP) margins would be 18% in 2011 and 20% in 2012. These assumptions resulted in estimated net income (non-GAAP) of approximately $40.3 million in 2011 and $50.5 million in 2012.

A chart of the Management Case and Street Case discussed above follows:

		Net Income	Earnings Per Share
	Revenue	(non-GAAP)	(non-GAAP)
	(In millions)

2008A	$164.6	$17.6	$0.13
2009A	$179.4	$27.5	$0.21
Street Case
2010E	$199.4	$31.9	$0.20
2011E	$225.0	$40.3	$0.24
2012E	$250.0	$50.5	$0.30
Management Case
2010E	$200.9	$33.2	$0.20
2011E	$240.0	$41.0	$0.24
2012E	$288.0	$49.0	$0.29

The financial targets for 2010 to 2015 and the Management Case and Street Case for 2010 to 2012 presented above are forward-looking statements. For information on factors which may cause our future financial results to materially vary, see “Special Note Regarding Forward-Looking Statements” on page 13.

Financing of the Merger

The merger is not conditioned on Oracle’s ability to obtain financing.

Delisting and Deregistration of Art Technology Group common stock

If the merger is completed, our common stock will be removed from listing on The NASDAQ Global Market and deregistered under the Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger and the merger agreement. The material interests are summarized below.

Acceleration of Vesting of Equity-Based Awards

Pursuant to the terms of the employment agreement dated December 4, 2002, as subsequently amended, with our chief executive officer and president, all of the outstanding compensatory awards held by Mr. Burke will vest immediately prior to the effective time of the merger. Pursuant to change in control agreements with each of our other executive officers dated April 18, 2008, 50% of the compensatory awards held by each of our executive officers will automatically vest immediately prior to the consummation of the merger.

Pursuant to the terms of restricted stock unit agreements dated May 24, 2010 with each of our directors who is not an employee of Art Technology Group, 100% of the restricted stock units subject to those agreements will automatically vest immediately prior to the effective time of the merger. Other than restricted stock units subject to the restricted stock unit agreements dated May 24, 2010, none of our directors who is not an employee of Art Technology Group holds any unvested compensatory awards.

The following table identifies for each of our executive officers and directors the aggregate number of shares subject to his or her outstanding unvested compensatory awards that will become fully vested and exercisable immediately prior to the effective time of the merger, the weighted average exercise price, if any, of his or her compensatory awards that will be accelerated immediately prior to the effective time of the merger and the value of such accelerated awards based on the difference between the exercise price, if any, and $6.00 per share. The following table assumes for illustrative purposes only that the effective time of the merger will occur on December 31, 2010.

	Aggregate Number of
	Shares Subject to	Weighted Average
	Outstanding Unvested	Exercise Price of
	Compensatory	Compensatory	Value of
	Awards to be	Awards to be	Compensatory Awards
Name	Accelerated	Accelerated(1)	to be Accelerated

Executive Officers
Robert D. Burke	733,500	$0.31	$4,172,250.00
Julie M.B. Bradley	155,425	$—	$932,550.00
Barry E. Clark	152,375	$—	$914,250.00
Louis R. Frio, Jr.	145,425	$—	$872,550.00
David L. McEvoy	117,362	$0.12	$684,486.00
Nancy P. McIntyre	119,688	$1.19	$575,167.52
Patricia O’Neill	116,300	$—	$697,800.00
Andrew M. Reynolds	151,793	$0.23	$875,721.18
Kenneth Z. Volpe	147,925	$—	$887,550.00
Directors
Michael A. Brochu	28,000	$—	$168,000.00
David Elsbree	28,000	$—	$168,000.00
John R. Held	28,000	$—	$168,000.00
Gregory Hughes	28,000	$—	$168,000.00
Mary E. Makela	28,000	$—	$168,000.00
Daniel C. Regis	28,000	$—	$168,000.00
Phyllis S. Swersky	28,000	$—	$168,000.00

(1)	Includes restricted stock units which, upon vesting, result in the issuance of shares of Art Technology Group common stock without payment by the recipient of any exercise price or other consideration.

Severance Provisions of Agreements with Executive Officers

Mr. Burke’s employment agreement provides that in the event that we terminate his employment without cause, or if he resigns for good reason, we will continue to pay his base salary and all employee benefits for the eighteen month period following his termination. This payment during such a eighteen month period would be in addition to any accrued obligations, such as any annual cash incentive compensation earned for our most recently completed fiscal year and not yet paid, his base salary through the date of termination, any deferred compensation and any accrued vacation pay. Among other events that constitute good reason for Mr. Burke’s resignation is a change in control, such as the merger, that results in our no longer having a publicly traded class of securities or our no longer being subject to reporting requirements under the Securities Exchange Act of 1934. In addition, upon such change in control, we are required to pay Mr. Burke the amount, if any, necessary to compensate him for any excise taxes that he may owe under Section 4999 of the Internal Revenue Code of 1986 as a result of payments we make to him in connection with the change in control. If a change of control occurs and within eighteen months we either terminate Mr. Burke without cause, or he resigns for good reason, Mr. Burke will receive his pro-rated target cash incentive in the year in which the termination occurs, base salary and health benefits for eighteen months, and one and a half times his then-current target cash incentive.

In addition, pursuant to change in control agreements dated April 18, 2008 with each of our other executive officers, following a change of control, which includes the merger, and either (a) our termination of the executive’s employment with us without cause or (b) the termination by the executive of his or her employment with us due to good reason, within twelve months of the change in control, the executive will receive his or her pro-rated target cash incentive in the year the termination occurs, base salary and benefits for twelve months, an amount equal to his or her target cash incentive for the year in which termination occurs, and acceleration of his or her remaining unvested stock awards. Under the change in control agreements, good reason means (a) a material reduction in the executive’s base salary or target bonus, (b) the relocation of the executive’s principal place of work to a location more than 50 miles from the location immediately prior to the change in control or (c) a material diminution in the executive’s responsibilities.

The following table sets forth the estimated value of severance benefits that would be received if the executive was terminated immediately after the change in control, including the value (based on the difference between $6.00 per share and any applicable exercise price) of any remaining unvested compensatory awards that would become vested on such termination under the change in control agreements described above and assuming for illustrative purposes only that the effective time of the merger occurs on December 31, 2010.

	Salary and		Value of
	Incentive		Accelerated Equity		Outplacement
Name	Compensation		Awards	Benefits	Services	Total

Robert D. Burke	$1,537,500	(1)	— (2)	$16,707	$15,000	$1,569,207.00
Julie M.B. Bradley	$545,000	(3)	$932,550.00	$12,119	$15,000	$1,504,669.00
Barry E. Clark	$900,000	(3)	$914,250.00	$19,800	$15,000	$1,849,050.00
Louis R. Frio, Jr.	$460,000	(3)	$872,550.00	$19,191	$15,000	$1,366,741.00
David L. McEvoy	$440,000	(3)	$690,088.56	$20,000	$15,000	$1,165,089.56
Nancy P. McIntyre	$460,000	(3)	$575,699.28	$20,000	$15,000	$1,070,699.28
Patricia O’Neill	$420,000	(3)	$697,800.00	$20,000	$15,000	$1,152,800.00
Andrew M. Reynolds	$470,000	(3)	$875,845.61	$20,000	$15,000	$1,380,845.61
Kenneth Z. Volpe	$520,000	(3)	$887,550.00	$19,223	$15,000	$1,441,773.00

(1)	Consists of (a) 18 months of Mr. Burke’s annual base salary of $400,000 for 2010, (b) a pro-rated target cash incentive of $375,000 for 2010 and (c) a payment of one and a half times the target cash incentive for 2010.

(2)	All of Mr. Burke’s unvested equity-based awards will vest immediately prior to the effective time of the merger, whether or not his employment is terminated.

(3)	Consists of (a) 12 months of the executive officer’s annual base salary for 2010, (b) a pro-rated target cash incentive for 2010 and (c) a payment equal to the target cash incentive for 2010.

Director and Officer Indemnification and Insurance

For a period of six years after the effective time of the merger, Oracle is required to, or to cause the surviving corporation to, maintain officers’ and directors’ liability insurance (which we refer to as D&O Insurance) with respect to acts or omissions occurring before the effective time of the merger covering each such person currently covered by Art Technology Group’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of the D&O Insurance in effect on the date of the merger agreement. In satisfying the foregoing obligation, neither Oracle nor the surviving corporation will be required to pay annual premiums for insurance in excess of 200% of the aggregate premiums paid by Art Technology Group in fiscal year 2009 (which we refer to as the current premium). If the premiums for such insurance would at any time exceed 200% of the current premium, the surviving corporation will maintain, in its judgment, the maximum coverage available at an annual premium equal to 200% of the current premium. In lieu of the foregoing, Art Technology Group may obtain prepaid policies prior to the effective time of the merger for an aggregate amount not in excess of 200% of the current premium, which policies provide the covered persons with D&O Insurance coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time of the merger, including in respect of the transactions contemplated by the merger agreement. If prepaid policies have been obtained prior to the effective time of the merger, the surviving corporation will maintain such policies in full force and effect for their full term and continue to honor the obligations thereunder.

For a period of six years after the effective time of the merger, Oracle and the surviving corporation are required to fulfill and honor in all respects the obligations of Art Technology Group and its subsidiaries under Art Technology Group’s certificate of incorporation or bylaws and under any indemnification or other similar agreements between Art Technology Group or any of its subsidiaries and their current and former directors and officers (whom we refer to as indemnified parties) in effect on the date of the merger agreement.

If Oracle, the surviving corporation or any or its successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then the merger agreement requires that proper provision be made so that the successors and assigns of Oracle or the surviving corporation will assume all of the applicable obligations described above. The indemnified parties (and their successors and heirs) are intended third party beneficiaries of the indemnification and insurance provisions in the merger agreement.

THE VOTING AGREEMENTS

Contemporaneously with the execution and delivery of the merger agreement, Robert D. Burke, Julie M.B. Bradley, Barry E. Clark, Louis R. Frio, Jr., David L. McEvoy, Nancy P. McIntyre, Patricia O’Neill, Andrew M. Reynolds, Kenneth Z. Volpe, Michael A. Brochu, David Elsbree, John R. Held, Gregory Hughes, Mary E. Makela, Daniel C. Regis and Phyllis S. Swersky, who were the executive officers and directors of Art Technology Group as of the date of the merger agreement, in their capacity as stockholders of Art Technology Group, entered into voting agreements with Oracle. Approximately     % of the outstanding Art Technology Group shares on the record date for the Art Technology Group special meeting are subject to the voting agreements. The shares covered by the voting agreements are referred to in this proxy statement as the “subject Art Technology Group shares.”

The following is a summary description of the voting agreements. The form of voting agreement is attached as Exhibit A to the merger agreement, which is hereby incorporated into this proxy statement by reference.

Each individual who entered into a voting agreement with Oracle agreed to vote the subject Art Technology Group shares at the Art Technology Group special meeting:

•	in favor of adoption of the merger agreement;

•	against any alternative acquisition proposal;

•	against any reorganization, recapitalization, liquidation or winding-up of Art Technology Group or any other extraordinary transaction involving us, other than the merger; and

•	against any action that would frustrate the purpose of, or prevent or delay the consummation of the merger or the transactions contemplated by the merger agreement.

These individuals also agreed to grant to Oracle a proxy to vote the subject Art Technology Group shares on any of the foregoing matters at the Art Technology Group special meeting.

The individuals signing voting agreements have agreed that they will be bound by non-solicitation restrictions that are substantially the same as the non-solicitation provisions of the merger agreement described below under “The Merger Agreement — No Solicitations.” These individuals further agreed to certain restrictions on the transfer of their Art Technology Group shares and, subject to applicable law, not to make certain public communications criticizing or disparaging the voting agreement, the merger agreement and the transactions contemplated thereby without the prior written consent of Oracle. These individuals further agreed to (i) waive and not exercise any rights of appraisal or rights to dissent from the merger that they may be entitled to under Delaware law and (ii) not commence or participate in, and take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Art Technology

Group, Oracle or the Merger Subsidiary (or any of their respective successors) relating to the negotiation, execution or delivery of the voting agreement or the merger agreement or the consummation of the merger including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of the voting agreement or (y) alleging a breach of any fiduciary duty of the Art Technology Group board of directors in connection with the merger agreement or the transactions contemplated therein.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Oracle each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act and, in accordance with the merger agreement, requested “early termination” of the waiting period which began on November 12, 2010.

It is possible that the Department of Justice or the Federal Trade Commission may seek requests for additional information or various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger, or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “The Merger Agreement — Conditions to the Merger,” on page 58.

LITIGATION RELATED TO THE MERGER

The Company is aware of five purported class action complaints that have been filed in connection with the proposed merger, naming as defendants the Company, each member of its board of directors and Oracle: (i) Cronenwett v. Art Technology Group, Inc. et al., No. 5955, filed Nov. 4, 2010 in the Delaware Court of Chancery, New Castle County (“Cronenwett Complaint”); (ii) Bedard v. Burke, et al., No. 10-4369, filed Nov. 5, 2010 in Massachusetts Superior Court, Suffolk County (“Bedard Complaint”); (iii) Granados v. Art Technology Group, Inc. et al., No. 1:10-cv-11931, filed Nov. 10, 2010 in the United States District Court for the District of Massachusetts (“Granados Complaint”); (iv) Loche v. Held, et al., No. 5975, filed November 11, 2010 in the Delaware Court of Chancery, New Castle County (“Loche Complaint”); and (v) Katz v. Regis, et al., No. 5983, filed November 12, 2010 in the Delaware Court of Chancery, New Castle County (“Katz Complaint”). The Cronenwett, Bedard, Granados and Katz Complaints additionally name as a defendant the Merger Subsidiary.

Each complaint alleges that the board of directors breached its fiduciary duties, and that Oracle aided and abetted those purported breaches, in connection with the proposed merger. The Bedard Complaint and the Granados Complaint additionally allege that the Company aided and abetted the board of directors’ purported breaches. The complaints challenge the proposed $6 per share transaction price as inadequate, and make a variety of other allegations, including the following:

•	given the Company’s recent performance and potential future growth, the value of the Company’s common stock is greater than the consideration offered to shareholders in the proposed merger. (Cronenwett Complaint ¶¶ 20-34; Bedard Complaint ¶¶ 25-31; Granados Complaint ¶¶ 35-47, 57; Loche Complaint ¶¶ 25-29; Katz Complaint ¶¶ 26-32);

•	defendants know, or should know, that the value of the Company’s common stock is greater than the consideration offered to shareholders in the proposed merger. (Cronenwett Complaint ¶ 52; Bedard Complaint ¶¶ 20-21; Granados Complaint ¶¶ 24, 61; Loche Complaint ¶¶ 34-36(b));

•	a “no solicitation” or “no shop” provision in the Merger Agreement precludes the Company from soliciting and otherwise restricts the ability of the Company to consider competing offers. (Cronenwett Complaint ¶¶ 35-37; Bedard Complaint ¶¶ 32-35; Granados Complaint ¶¶ 64-68; Loche Complaint ¶ 30; Katz Complaint ¶ 33);

•	the Company’s shareholder rights plan (also referred to as the “Poison Pill”) was amended to exclude Oracle — but not other potential acquirers — from the requirement to confer certain benefits upon shareholders in the event of a buyout. (Cronenwett Complaint ¶¶ 38-42; Granados Complaint ¶¶ 69-72; Loche Complaint ¶ 30(c); Katz Complaint ¶¶ 34-38);

•	a “$33.5 million termination fee” and an additional fee of up to $5 million payable by the Company to Oracle if the proposed merger is terminated may inhibit other proposals. (Cronenwett Complaint ¶ 43; Bedard Complaint ¶¶ 36; Granados Complaint ¶ 74; Katz Complaint ¶ 33);

•	the Company’s Board members entered into a voting agreement with Oracle whereby they agreed to vote for the adoption of the proposed merger and against any alternative proposal. (Cronenwett Complaint ¶¶ 44-45; Bedard Complaint ¶ 38; Granados Complaint ¶ 73); and

•	certain defendants stand to benefit from the proposed merger to the detriment of other shareholders. (Granados Complaint ¶¶ 3, 24, 58-60).

Plaintiffs in these cases each seek an order certifying a proposed class of shareholders and granting injunctive relief against the consummation of the proposed merger, or, if the merger is consummated, rescinding the merger and awarding damages, and an award of costs and attorneys fees.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material United States federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of Art Technology Group common stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable United States Treasury Regulations, judicial authority, and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. This discussion assumes that the shares of Art Technology Group common stock are held as capital assets (generally property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s personal investment circumstances, or to stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, partnerships, United States expatriates, controlled foreign corporations, passive foreign investment companies, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, stockholders who hold shares of Art Technology Group common stock as part of a hedging, “straddle,” conversion or other integrated transaction, “non-U.S. holders” (as defined below) that own, or have owned, actually or constructively, more than 5% of Art Technology Group common stock, stockholders who acquired their shares of Art Technology Group common stock through the exercise of employee stock options or other compensation arrangements or stockholders who receive cash pursuant to the exercise of appraisal rights). In addition, this discussion does not address any aspect of foreign, state or local, alternative minimum or estate and gift taxation that may be applicable to a stockholder.

We urge you to consult your tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Art Technology Group common stock pursuant to the merger.

If a partnership (or an entity or arrangement taxable as a partnership for United States federal income tax purposes) holds shares of Art Technology Group common stock, the tax treatment of a partner generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Art Technology Group common stock, you should consult your own tax advisor.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Art Technology Group common stock that is:

•	a citizen or individual resident of the United States for United States federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to United States federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity or arrangement taxable as a partnership for United States federal income tax purposes) of Art Technology Group common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in the merger will generally be a taxable transaction to U.S. holders for United States federal income tax purposes. In general, for United States federal income tax purposes, a U.S. holder of shares of Art Technology Group common stock will recognize gain or loss equal to the difference between its adjusted tax basis in shares of Art Technology Group common stock and the amount of cash received. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) owned by a U.S. holder. If the shares of Art Technology Group common stock have been held for more than one year at the effective time of the merger, the gain or loss will be long-term capital gain or loss, and will be short-term capital gain or loss if the shares have been held for one year or less. Long-term capital gains recognized by non-corporate U.S. holders may be subject to reduced tax rates. The deductibility of capital losses is subject to limitation.

Information returns will be filed with the Internal Revenue Service in connection with payments to a U.S. holder pursuant to the merger, unless the U.S. holder is an exempt recipient. Under the United States federal income tax backup withholding rules, Oracle and the paying agent generally will be required to withhold 28% (or 31% beginning on January 1, 2011) of all payments to which a U.S. holder is entitled in the merger, unless the U.S. holder (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be credited against a holder’s United States federal income tax liability, if any, or refunded provided that the required information is furnished to the Internal Revenue Service in a timely manner. A U.S. holder should consult its own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a United States trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment in the

United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at graduated United States federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s gain realized in the merger (unless an exception is provided under an applicable treaty), which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (at a rate of 28% through 2010, which is scheduled to increase to 31% beginning on January 1, 2011) may apply to the cash received pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. To avoid backup withholding, non-U.S. holders generally must submit a signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding” or other applicable Form W-8. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be credited against a non-U.S. holder’s United States federal income tax liability, if any, or refunded provided that the required information is furnished to the Internal Revenue Service in a timely manner. A non-U.S. holder should consult its own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

The foregoing discussion of material United States federal income tax consequences is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of Art Technology Group common stock. We urge you to consult your tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Art Technology Group common stock pursuant to the merger.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, the Merger Subsidiary will be merged with and into Art Technology Group and, as a result of the merger, the separate corporate existence of the Merger Subsidiary will cease and Art Technology Group will continue as the surviving corporation and become a wholly-owned subsidiary of Oracle. As the surviving corporation, Art Technology Group will possess the rights, powers, privileges, immunities and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Art Technology Group and the Merger Subsidiary, all as provided under Delaware law.

The Merger Subsidiary and the surviving corporation will take all necessary actions such that, at the effective time of the merger, the certificate of incorporation of Art Technology Group will be amended to read in its entirety as set forth in the form attached to the merger agreement and, as so amended, will be the certificate of incorporation of the surviving corporation, and the bylaws of the surviving corporation will be those of the Merger Subsidiary as in effect immediately prior to the merger.

The closing of the merger will occur as soon as practicable but in any event within two business days after all of the conditions set forth in the merger agreement and described under “— Conditions to the Merger” are satisfied or waived, or at such other time as agreed to by the parties.

The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties. It is currently anticipated that the effective time of the merger will occur in early 2011. However, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at an earlier or later time, as agreed by the parties, or at all.

The Merger Consideration and the Conversion of Capital Stock

At the effective time of the merger, by virtue of the merger, each share of Art Technology Group common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $6.00 in cash, without interest and less any applicable withholding taxes, other than:

•	shares of Art Technology Group common stock held by Art Technology Group as treasury stock or owned by Oracle or the Merger Subsidiary immediately prior to the effective time of the merger will be cancelled and no payment will be made with respect thereto; and

•	shares of Art Technology Group common stock held by any subsidiary of either Art Technology Group or Oracle (other than the Merger Subsidiary) immediately prior to the effective time of the merger will be converted into such number of shares of common stock, par value $0.01 per share, of the surviving corporation such that each such subsidiary owns the same percentage of the surviving corporation immediately following the effective time of the merger as such subsidiary owned in Art Technology Group immediately prior to the effective time of the merger.

The price to be paid for each share of Art Technology Group common stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of capital stock of Art Technology Group, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, that occurs prior to the effective time of the merger.

Each share of common stock of the Merger Subsidiary outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock, par value $0.01 per share, of the surviving corporation with the same rights, powers and privileges as the shares so converted and, together with the shares of common stock of the surviving corporation converted from shares of Art Technology Group held by any subsidiary of either Art Technology Group or Oracle (other than the Merger Subsidiary) as described above, will thereafter constitute the only outstanding shares of capital stock of the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, Oracle will appoint an exchange agent for the purpose of exchanging for the merger consideration the certificates and uncertificated shares of Art Technology Group common stock. As of the effective time of the merger, Oracle will deposit with the exchange agent the aggregate merger consideration to be paid in respect of the certificates and uncertificated shares of Art Technology Group common stock.

Each holder of shares of Art Technology Group common stock that are converted into the right to receive the merger consideration will be entitled to receive the merger consideration upon (i) surrender to the exchange agent of a certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the exchange agent, or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares. Until so surrendered or transferred, each such certificate or uncertificated share will represent after the effective time of the merger for all purposes only the right to receive such merger consideration. No interest will be paid or accrued on the cash payable upon the surrender or transfer of such certificate or uncertificated share.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, such payment is subject to the conditions that (i) either such certificate will be properly endorsed or will otherwise be in proper form for transfer or such uncertificated share will be properly transferred and (ii) the person requesting such payment will pay to the exchange agent any transfer or other tax required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

After the effective time of the merger, there will be no further registration of transfers of shares of Art Technology Group common stock on the stock transfer books of the surviving corporation. If, after the effective time of the merger, certificates or uncertificated shares of Art Technology Group common stock are presented to the surviving corporation, they will be canceled and exchanged for the merger consideration.

Any portion of the payment fund deposited with the exchange agent that remains unclaimed by the holders of shares of Art Technology Group common stock six months after the effective time of the merger will be returned to Oracle, upon demand, and any such holder who has not exchanged shares for the merger consideration prior to that time will thereafter look only to Oracle for payment of the merger consideration. Oracle will not be liable to any holder of shares of Art Technology Group common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Art Technology Group common stock two years after the effective time of the merger (or such earlier date, immediately prior to such time when the amounts would escheat to or become property of any governmental authority) will become, to the extent permitted by applicable law, the property of Oracle free and clear of any claims or interest of any person previously entitled thereto.

Treatment of Equity-based Awards; Employee Stock Purchase Plan

Equity-based Awards.  Each Art Technology Group stock option, restricted stock unit, other than restricted stock units that will vest as a result of the completion of the merger, and other equity-based award denominated in shares of Art Technology Group common stock, each of which we refer to as a compensatory award, that is held by an employee of, or consultant to, Art Technology Group that is outstanding immediately prior to the effective time of the merger, whether or not then vested or exercisable, will be assumed by Oracle and converted automatically upon the effective time of the merger into an option, restricted stock unit award or other equity-based award, as the case may be, denominated in shares of Oracle common stock and which has other terms and conditions substantially identical to those of the related compensatory award (including any accelerated vesting provisions therein) except that (i) the number of shares of Oracle common stock subject to each assumed compensatory award shall be determined by multiplying the number of shares of Art Technology Group common stock subject to the assumed compensatory award immediately prior to the effective time of the merger by a fraction, which we refer to as the award exchange ratio, the numerator of which is $6.00 and the denominator of which is the average closing price of Oracle common stock over the five trading days immediately preceding (but not including) the effective date of the merger (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of Oracle common stock (rounded upwards to the nearest whole cent) shall equal the per share exercise or purchase price for the shares of Art Technology Group common stock subject to the assumed compensatory award immediately prior to the effective time of the merger divided by the award exchange ratio.

Unless determined otherwise by Oracle, each compensatory award that is held by a person who is not an employee of, or a consultant to, Art Technology Group immediately prior to the effective time of the merger will not be assumed by Oracle and will be cancelled and extinguished and the vested portion of each of those compensatory awards shall automatically be converted into the right to receive an amount in cash equal to the product obtained by multiplying the aggregate number of shares of Art Technology Group common stock that were issuable upon exercise or settlement of the compensatory awards immediately prior to the effective time of the merger and $6.00, less any per share exercise price of the compensatory award.

Art Technology Group restricted stock units that vest by their terms at the effective time of the merger by reason of the change of control effected by the merger will be settled at or immediately prior to the effective time of the merger by payment made through Art Technology Group’s payroll promptly following the effective time of the merger of an amount equal to the product of the aggregate number of shares of Company Common Stock issued by reason of such vesting multiplied by $6.00, less such amount of Art Technology Group is required to deduct and withhold.

Employee Stock Purchase Plan.  Art Technology Group will terminate all offerings under its 1999 Employee Stock Purchase Plan, which we refer to as the ESPP, as of the last day of the payroll period ending at least ten days before the effective time of the merger (which we refer to as the final exercise date). Art Technology Group will provide that no further offerings will commence under the ESPP on or following the final exercise date and terminate the ESPP as of the final exercise date. Each outstanding option under the ESPP on the final exercise date will be exercised on such date for the purchase of shares of Art Technology Group common stock in accordance with the terms of the ESPP.

Stockholders’ Meeting

Pursuant to the terms of the merger agreement, Art Technology Group has agreed to, as promptly as practicable after the date of the merger agreement, establish a record date for, duly call and give notice of, convene and hold a meeting of its stockholders (which we refer to as the special meeting) for the purpose of obtaining the vote of Art Technology Group’s stockholders necessary to satisfy the voting condition described in “— Conditions to the Merger.” If Art Technology Group is unable to obtain a quorum of its stockholders at such time, Art Technology Group may adjourn or postpone the date of the special meeting by no more than five business days and Art Technology Group must use its reasonable best efforts to obtain such a quorum as soon as practicable during the five business day period. Art Technology Group may delay, adjourn or postpone the special meeting to the extent (and only to the extent) Art Technology Group reasonably determines that such delay, adjournment or postponement is required by applicable law or to comply with comments made by the SEC with respect to the proxy statement or otherwise.

Unless the merger agreement is terminated as described below under “— Termination of the Merger Agreement,” Art Technology Group has agreed to submit the merger agreement to a vote of Art Technology Group’s stockholders, even if Art Technology Group’s board of directors has approved, endorsed or recommended another takeover proposal, or withdraws or modifies its unanimous recommendation as described below under “— Art Technology Group Board Recommendation” that Art Technology Group’s stockholders vote in favor of the adoption of the merger agreement. As soon as practicable after the date that the definitive proxy statement is filed (but not prior to or later than five business days following the clearance of the definitive proxy statement by the SEC), Art Technology Group has agreed to use its reasonable best efforts to mail to its stockholders the definitive proxy statement and all other proxy materials for the special meeting and, if necessary to comply with applicable securities laws, after the definitive proxy statement has been mailed, promptly circulate amended, supplemental or supplemented proxy materials and, if required in connection therewith, re-solicit proxies.

Representations and Warranties

The merger agreement contains representations and warranties made by Art Technology Group to Oracle and the Merger Subsidiary and representations and warranties made by Oracle to Art Technology Group. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Moreover, these representations and warranties have been qualified by certain disclosures that Art Technology Group made to Oracle and the Merger Subsidiary in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings Art Technology Group publicly files with the SEC. This description of the representations and warranties is included to provide Art Technology Group’s stockholders with additional information regarding the terms of the merger agreement.

In the merger agreement, Art Technology Group has made representations and warranties to Oracle and the Merger Subsidiary with respect to, among other things:

•	the due incorporation, valid existence, good standing, power and authority of Art Technology Group;

•	its power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Art Technology Group;

•	the adoption and unanimous recommendation of the Art Technology Group board of directors to enter into the merger agreement, the merger and the transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with, creation of liens, violations or defaults under Art Technology Group’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	its capitalization, including in particular the number of outstanding shares of Art Technology Group common stock, preferred stock, and restricted stock and the number of shares of common stock issuable upon the exercise of stock options and warrants;

•	its subsidiaries and their due incorporation or organization, valid existence, good standing, power and authority;

•	its SEC filings since January 1, 2007, including financial statements contained therein, internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	conduct of business and absence of certain changes, except as contemplated by the merger agreement, including that there has been no fact, event, change, development or set of circumstances, that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect to Art Technology Group;

•	the absence of undisclosed material liabilities;

•	the absence of certain litigation;

•	Art Technology Group’s and its subsidiaries’ compliance with applicable legal requirements since January 1, 2005;

•	matters with respect to Art Technology Group’s material contracts;

•	tax matters;

•	matters related to Art Technology Group’s employee benefit plans;

•	labor and employment matters;

•	matters related to Art Technology Group’s insurance policies;

•	compliance with environmental laws and regulations;

•	intellectual property and information technology;

•	title to properties and the absence of encumbrances;

•	related party transaction matters;

•	compliance with the U.S. Foreign Corrupt Practices Act and other anti-corruption laws;

•	relationships with, and other matters related to, major customers and suppliers of Art Technology Group;

•	the absence of undisclosed brokers’ fees and expenses;

•	receipt by the Art Technology Group board of directors of a fairness opinion from Morgan Stanley; and

•	the inapplicability of state takeover statutes and Art Technology Group’s rights plan to the merger.

Many of the representations and warranties in the merger agreement made by Art Technology Group are qualified by a “materiality” or “material adverse effect to Art Technology Group” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect to Art Technology Group). For purposes of the merger agreement, a “material adverse effect to Art Technology Group” means (i) a material adverse effect on the business, financial condition or results of operations of Art Technology Group and its subsidiaries, taken as a whole, or (ii) an effect that would prevent, materially delay or materially impair Art Technology Group’s ability to consummate the merger.

For purposes of clause (i) above, the definition of “material adverse effect to Art Technology Group” excludes any material adverse effect resulting from or arising out of:

•	the announcement or pendency of the merger (including any loss of or adverse change in the relationship of Art Technology Group and its subsidiaries with their respective employees, customers, partners or suppliers related thereto);

•	general market, economic or political conditions (including acts of terrorism or war) that do not disproportionately affect Art Technology Group and its subsidiaries, taken as a whole, as compared to other companies participating in the same industry as Art Technology Group;

•	general conditions in the industry in which Art Technology Group and its subsidiaries operate that do not disproportionately affect Art Technology Group and its subsidiaries, taken as a whole, as compared to other companies participating in the same industry as Art Technology Group;

•	any changes (after the date of the merger agreement) in GAAP or applicable law;

•	the taking of any specific action at the written direction of Oracle or as expressly required by the merger agreement or the refraining from taking any action expressly prohibited by the covenants regarding the conduct of Art Technology Group pending the merger;

•	any legal proceeding made or brought by any stockholder of Art Technology Group (on the holder’s own behalf or on behalf of Art Technology Group) arising out of or related to the merger agreement or any of the transactions contemplated thereby (including the merger); or

•	any failure of Art Technology Group to meet internal or analysts’ estimates or projections (although any cause of any such failure may be taken into consideration when determining whether a material adverse effect to Art Technology Group has occurred).

In the merger agreement, Oracle made customary representations and warranties to Art Technology Group with respect to, among other things:

•	the due incorporation, valid existence, good standing and power of Oracle and the Merger Subsidiary;

•	the authority of each of Oracle and the Merger Subsidiary to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of Oracle and the Merger Subsidiary;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with, violations or defaults under Oracle’s or the Merger Subsidiary’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	the absence of certain litigation;

•	the accuracy and compliance with applicable securities laws of the information supplied by Oracle and the Merger Subsidiary contained in this proxy statement; and

•	the sufficiency of funds to pay the merger consideration.

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the merger.

Covenants Regarding Conduct of Business by Art Technology Group Pending the Merger

Except for matters contemplated by the merger agreement, as required by applicable law or agreed to in writing by Oracle, from the date of the merger agreement until the effective time of the merger, Art Technology Group will, and will cause each of its subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to:

•	preserve its intellectual property, business organization and material assets;

•	keep available the services of its directors, officers and employees;

•	maintain in effect all of its government authorizations; and

•	maintain satisfactory relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others that have business relationships with Art Technology Group.

In addition, except as required by the terms of the merger agreement or applicable law or agreed to in writing by Oracle, Art Technology Group will not, nor will it permit its subsidiaries to:

•	amend their respective certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of Art Technology Group or any of its subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Art Technology Group to its parent (except distributions under the ESPP in the ordinary course and for distributions resulting from the vesting or exercise of Art Technology Group stock options, restricted stock and restricted stock units (which we collectively refer to as Art Technology Group compensatory awards));

•	split, combine or reclassify any capital stock of Art Technology Group or any of its subsidiaries;

•	except as described below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of Art Technology Group or any of its subsidiaries;

•	purchase, redeem or otherwise acquire any securities of Art Technology Group or any of its subsidiaries, except in satisfaction by holders of Art Technology Group compensatory awards of the applicable exercise price and/or withholding taxes;

•	take any action that would result in the amendment, modification or change of any term of any indebtedness of Art Technology Group or any of its subsidiaries;

•	issue, deliver, sell, grant, pledge, transfer, subject to any lien or otherwise encumber or dispose of any securities of Art Technology Group or any of its subsidiaries, other than:

•	the issuance of shares of Art Technology Group common stock upon the exercise of Art Technology Group stock options or pursuant to the terms of Art Technology Group restricted stock units that are outstanding as of the date of the merger agreement, in each case in accordance with the applicable equity award’s terms as in effect on the date of the merger agreement; or

•	the issuance of shares of Art Technology Group common stock pursuant to the ESPP;

•	amend any term of any Art Technology Group security or any Art Technology Group subsidiary security;

•	adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to Art Technology Group or any of its subsidiaries;

•	make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $1,000,000 in the aggregate in any fiscal quarter;

•	acquire any business, assets or capital stock of any person or entity or division thereof, whether in whole or in part (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise);

•	acquire any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

•	sell, lease, license, pledge, transfer, subject to any lien or otherwise dispose of any of its intellectual property, material assets or material properties except (i) pursuant to certain transactions in the ordinary course of business as described more fully below, (ii) pursuant to existing contracts or commitments, (iii) sales of inventory or used equipment in the ordinary course of business consistent with past practice or (iii) permitted liens incurred in the ordinary course of business consistent with past practice;

•	hire any new employee to whom a written offer of employment has not previously been made and accepted prior to the date of the merger agreement, or, after the date of the merger agreement, extend any new offers of employment with Art Technology Group or any of its subsidiaries to any individual;

•	grant to any current or former director, officer, employee or consultant of Art Technology Group or any of its subsidiaries any (i) increase in compensation, (ii) bonus or (iii) other benefits, in each case in addition to those pursuant to arrangements in effect on the date of the merger agreement;

•	grant to any current or former director, officer, employee or consultant of Art Technology Group or any of its subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits;

•	establish, adopt, enter into or amend any Art Technology Group benefit plan (other than offer letters that contemplate “at will” employment without severance benefits) or collective bargaining agreement, in each case except as required by applicable law;

•	take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Art Technology Group benefit plan except to the extent required pursuant to the terms thereof or applicable law;

•	make any person or entity a beneficiary of any retention or severance plan, agreement or other arrangement under which such person or entity is not as of the date of the merger agreement a beneficiary which would entitle such person or entity to vesting, acceleration or any other right as a consequence of completion of the transactions contemplated by the merger agreement and/or termination of employment;

•	write down any of its material assets, including any capitalized inventory or Art Technology Group’s intellectual property;

•	make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or applicable law;

•	repurchase, prepay or incur any indebtedness in, including by way of a guarantee or an issuance or sale of debt securities;

•	issue or sell options, warrants, calls or other rights to acquire any debt securities of Art Technology Group or any of its subsidiaries, or enter into any “keep well” or other agreement to maintain any financial statement or similar condition of another person (other than (i) in connection with financing ordinary course trade payables consistent with past practice or (ii) accounts payable in the ordinary course of business consistent with past practice);

•	make any loans, advances or capital contributions to, or investments in, any other person or entity other than (i) Art Technology Group and its subsidiaries or (ii) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice;

•	agree to any exclusivity, non-competition, most favored nation or similar provision or covenant restricting Art Technology Group, any of its subsidiaries or their affiliates from competing in any line of business or with any person or entity or in any area or engaging in any activity or business, or pursuant to which any benefit or right would be required to be given or lost as a result, or which would have any such effect on Oracle or its affiliates after the consummation of the merger;

•	enter into any contract, or relinquish or terminate any contract or other right, in any individual case with an annual value in excess of $200,000 with a value over the life of the contract value in excess of $500,000 other than:

•	entering into software license agreements, optimization services agreements or on-demand services agreements, or the renewal of such existing agreements where Art Technology Group or any of its subsidiaries is the licensor or service provider in the ordinary course of business consistent with past practice;

•	entering into service or maintenance contracts entered into in the ordinary course of business consistent with past practice pursuant to which Art Technology Group or any of its subsidiaries is providing services to customers;

•	entering into non-exclusive distribution, marketing, reselling or consulting agreements entered into in the ordinary course of business consistent with past practice that provide for distribution of a product or service of Art Technology Group or any of its subsidiaries by a third party; or

•	entering into non-exclusive OEM agreements entered into in the ordinary course of business consistent with past practice that are terminable without penalty within twelve months;

•	make or change any tax election, change any annual tax accounting period or adopt or change any method of tax accounting;

•	amend any tax returns or file any claim for tax refunds, enter into any closing agreement or enter into any tax allocation, tax sharing or tax indemnity agreement (other than any customary commercial or financing agreements entered into in the ordinary course of business consistent with past practices);

•	settle any tax claim, audit or assessment or surrender any right to claim a tax refund (including any such refund to the extent it is used to offset or otherwise reduce tax liability);

•	institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations, in excess of $200,000 in any individual case, other than (i) as required by their terms as in effect on the date of the merger agreement, (ii) claims, liabilities or obligations reserved against on the December 31, 2009 balance sheet of Art Technology Group (for amounts not in excess of such reserves) or (iii) incurred since December 31, 2009 in the ordinary course of business consistent with past practice, (however, in the case of each of (i), (ii) and (iii), the payment, discharge, settlement or satisfaction of such claim, liability or obligation may not include any material obligation (other than the payment of money) to be performed by Art Technology Group or any of its subsidiaries following the consummation of the merger);

•	waive, relinquish, release, grant, transfer or assign any right with a value of more than $200,000 in any individual case except in the ordinary course of business consistent with past practice;

•	waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar contract to which Art Technology Group or any of its subsidiaries is a party;

•	engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters; (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by Art Technology Group or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter); or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the ordinary course of business consistent with past practices; or

•	authorize, commit or agree to take any of the things described above.

No Solicitations

Art Technology Group has agreed that, neither Art Technology Group nor any of its subsidiaries will, nor will Art Technology Group or any of its subsidiaries authorize or permit any of its or their directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives acting in such capacity (whom we refer to collectively as representatives) to, and Art Technology Group will instruct, and cause each applicable subsidiary, if any, to instruct, each such representative not to, directly or indirectly:

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any acquisition proposal (as defined below) or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any acquisition proposal;

•	conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Art Technology Group or any of its subsidiaries to, afford access to the business, properties, assets, books or records of Art Technology Group or any of its subsidiaries to or otherwise cooperate in any way, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make or has made any acquisition proposal;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Art Technology Group or any of its subsidiaries;

•	approve any transaction under, or any third party becoming an “interested stockholder” under, Delaware law;

•	enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any acquisition proposal or enter into any agreement or agreement in principle requiring Art Technology Group to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement; or

•	resolve, propose or agree to do any of the foregoing.

Art Technology Group also agreed to, and agreed to cause its subsidiaries and their respective representatives to, cease immediately and cause to be terminated, and not authorize or knowingly permit any of its or their representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of the merger agreement with respect to any acquisition proposal and to use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of Art Technology Group or any of its subsidiaries that was furnished by or on behalf of Art Technology Group and its subsidiaries to return or destroy (and confirm destruction of) all such information.

Acquisition proposal” means any offer, proposal, inquiry or indication of interest from any third party relating to any transaction or series of related transactions involving any (i) acquisition or purchase by any person or entity, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of Art Technology Group or any of its subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any person or entity beneficially owning 15% or more of any class of outstanding voting or equity securities of Art Technology Group or any of its subsidiaries, (ii) merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving Art Technology Group or any of its subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of Art Technology Group and its subsidiaries, taken as a whole, (iii) sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of Art Technology Group and any of its subsidiaries (measured by the lesser of book or fair market value thereof), or (iv) liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Art Technology Group or any of its subsidiaries, the business of which accounts for 15% or more of the consolidated net revenues, net income or assets of Art Technology Group and its subsidiaries.

Notwithstanding the restrictions described above, at any time before the adoption of the merger agreement by Art Technology Group’s stockholders, the Art Technology Group board of directors, directly or indirectly through any representative, may (i) engage in negotiations or discussions with any third party that has made in writing after the date of the merger agreement (and not withdrawn) a bona fide unsolicited acquisition proposal, that did not result from or arise out of a breach of the non-solicitation provisions of the merger agreement, and that the Art Technology Group board of directors believes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to result in a superior proposal (as defined below) and (ii) thereafter furnish to such third party non-public information relating to Art Technology Group or any of its subsidiaries pursuant to an acceptable confidentiality agreement, but in each case under the preceding clauses (i) and (ii), only if the Art Technology Group board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of its fiduciary duties under applicable law.

The merger agreement requires Art Technology Group to give Oracle at least three business days prior written notice that Art Technology Group intends to furnish non-public information to, or enter into discussions or negotiations with, the third party or group making the acquisition proposal. Art Technology Group is required to notify Oracle promptly (and in no event later than 24 hours) after it obtains knowledge of the receipt by Art Technology Group or any of its representatives of any acquisition proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal, or any request for non-public information relating to Art Technology Group or any of its subsidiaries or for access to the business, properties, assets, books or records of Art Technology Group or any of its subsidiaries by any third party. This notice is required to contain the identity of the third party and a description of the terms and conditions of the acquisition proposal, inquiry, offer, proposal or request. Art Technology Group must keep Oracle reasonably informed, on a prompt basis, of the status and material terms of any such acquisition proposal, inquiry, offer, proposal or request, including any material amendments or proposed amendments as to price and other material terms thereof. Art Technology Group also must provide Oracle with at least 48 hours prior notice of any meeting of the Art Technology Group board of directors at which the Art Technology Group board of directors is reasonably expected to consider any acquisition proposal. Art Technology Group also is obligated to promptly provide Oracle with any non-public information concerning Art Technology Group’s business, present or future performance, financial condition or results of operations, provided to any third party that was not previously provided to Oracle.

Art Technology Group Board Recommendation

Subject to the provisions described below, the Art Technology Group board of directors agreed to unanimously recommend that Art Technology Group’s stockholders vote in favor of the adoption and approval of the merger agreement and approval of the merger at the special meeting (which we refer to as the board recommendation). The Art Technology Group board of directors also agreed to include the board recommendation in this proxy statement. Subject to the provisions described below, the merger agreement provides that neither the Art Technology Group board of directors nor any committee thereof will:

•	fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Oracle or the Merger Subsidiary, the board recommendation;

•	approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any acquisition proposal or superior proposal;

•	fail to recommend against acceptance of any tender offer or exchange offer for the common stock of Art Technology Group within ten business days after the commencement of such offer;

•	make any public statement inconsistent with the board recommendation; or

•	resolve or agree to take any of the foregoing actions.

We refer to each of the foregoing actions as an adverse recommendation change.

Notwithstanding these restrictions, the Art Technology Group board of directors may effect an adverse recommendation change at any time before the adoption of the merger agreement by Art Technology Group’s stockholders if, following the receipt of and on account of a superior proposal:

•	the Art Technology Group board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change would be a breach of its fiduciary duties under applicable law;

•	Art Technology Group first gives Oracle prompt written notice of its intention to make an adverse recommendation change with respect to a superior proposal at least five business days prior to taking such action;

•	Art Technology Group delivers to Oracle with such notice the most current version of the proposed agreement or a reasonably detailed summary of all material terms of any such superior proposal (which summary shall be updated on a prompt basis) and the identity of the third party making the superior proposal;

•	Art Technology Group and its financial and legal advisors have, during the five business day notice period, negotiated with Oracle in good faith to make such adjustments in the terms and conditions of the merger agreement so that the acquisition proposal is no longer a superior proposal (it being agreed that in the event that, after the commencement of the five business day notice period, there is any material revision to the terms of the superior proposal, including any revision in price, the notice period shall be extended, if applicable, to ensure that at least three business days remain in the notice period subsequent to the time that Art Technology Group notifies Oracle of any such material revision); and

•	Oracle has not made, within the notice period, an offer that is determined by the Art Technology Group board of directors in good faith, after consulting with its outside counsel and financial advisor of nationally recognized reputation, to be at least as favorable to Art Technology Group’s stockholders as the superior proposal.

“Superior proposal” means any bona fide, unsolicited, written acquisition proposal that did not result from or arise out of a breach of the non-solicitation provisions of the merger agreement, made by a third party, that, if consummated, would result in such third party (or, in the case of a direct merger between such third party or any subsidiary of such third party and Art Technology Group, the stockholder of such third party) owning, directly or indirectly, all of the outstanding shares of Art Technology Group common stock, or all or substantially all of the consolidated assets of Art Technology Group and its subsidiaries, and which acquisition proposal the Art Technology Group board of directors determines in good faith, after considering the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, and after taking into account all of the terms and conditions of such acquisition proposal (including any termination or breakup fees, expense reimbursement provisions and conditions to consummation), and after taking into account all financial, legal, regulatory, and other aspects of such acquisition proposal (including the financing terms and the ability of such third party to finance such acquisition proposal), (i) is more favorable to Art Technology Group’s stockholders (other than Oracle and its affiliates) than as provided in the merger agreement (including any changes to the terms of the merger agreement proposed by Oracle in response to such superior proposal pursuant to and in accordance with the merger agreement), (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (iii) is reasonably capable of being completed on the terms proposed without unreasonable delay, and (iv) includes termination rights of the third party on terms no less favorable to Art Technology Group than the terms set forth in the merger agreement, all from a third party capable of performing such terms.

Notwithstanding the foregoing, at any time before the adoption of the merger agreement by Art Technology Group’s stockholders, in response to a material fact, event, change, development or set of circumstances (other than an acquisition proposal occurring or arising after the date of the merger agreement) that was not known to the Art Technology Group board of directors nor reasonably foreseeable by the Art Technology Group board of directors as of or prior to the date of the merger agreement (and not relating in any way to any acquisition proposal) (which we collectively refer to as an intervening event), the Art Technology Group board of directors may make an adverse recommendation change if:

•	the Art Technology Group board of directors determines in good faith, after consultation with its outside legal counsel, that, in light of such intervening event, the failure to effect such an adverse recommendation change would be a breach of the Art Technology Group board of directors’ fiduciary duties under applicable law;

•	at least four business days prior to such adverse recommendation change, Art Technology Group provides Oracle written notice advising Oracle that the Art Technology Group board of directors intended to take such action and specifying the facts underlying the determination that an intervening event has occurred, and the reasons for the adverse recommendation change, in reasonable detail; and

•	during the four business day period following Oracle’s receipt of the notice of adverse recommendation change, Art Technology Group negotiates in good faith with Oracle to amend the merger agreement in such a manner that prevents the need for an adverse recommendation change as a result of the intervening event.

Notwithstanding the provisions described above, the merger agreement does not prohibit the Art Technology Group board of directors from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an acquisition proposal although such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act) will constitute an adverse recommendation change unless Art Technology Group’s board of directors expressly publicly reaffirms the board recommendation in such communication or within two business days after requested to do so by Oracle.

Employee Compensation and Benefits

Employee Benefits and Service Credit.  From and after the consummation of the merger, Oracle has agreed (1) to provide employees of Art Technology Group or its subsidiaries who continue employment with the surviving corporation or any of its subsidiaries with credit for prior service of such employees with Art Technology Group, for eligibility to participate, levels of benefits and vesting purposes, under Oracle’s benefit plans (other than equity compensation or sabbatical plans) in which any such employee is or becomes eligible to participate, and (2) with respect to welfare plans, to use reasonable efforts to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements under applicable Oracle plans, subject to certain limitations, and to provide credit for any co-payments and deductibles paid by such employees in the calendar year, and prior to the date, that such employees commence participating in applicable Oracle plans.

Treatment of Art Technology Group’s 401(k) Plan.  Unless Oracle requests otherwise, Art Technology Group will terminate all of its 401(k) plans as of the day prior to the effective time of the merger.

Other Covenants and Agreements

Access to Information; Confidentiality.  From the date of the merger agreement until the effective time of the merger, subject to certain exceptions described in the merger agreement, Art Technology Group has agreed to (i) give Oracle and its representatives reasonable access to the offices, properties, books, records, contracts, governmental authorizations, documents, directors, officers and employees of Art Technology Group and its subsidiaries during normal business hours, (ii) furnish to Oracle and its representatives such financial, tax and operating data and other information as they may reasonably request and (iii) instruct its representatives to cooperate with Oracle and its representatives in Oracle’s investigation. In addition, Oracle and Art Technology Group have agreed to remain bound by the confidentiality agreement executed by the parties prior to the execution of the merger agreement.

State Takeover Laws.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws or regulations enacted under state, federal or foreign laws becomes or is deemed to be applicable to Art Technology Group, Oracle, the Merger Subsidiary, the merger, the voting agreements or any other transaction contemplated by the merger agreement, then each of Art Technology Group, Oracle, the Merger Subsidiary, and their respective board of directors will grant such approvals and take such actions as are necessary to render such statutes inapplicable.

Voting of Shares.  Oracle will vote any shares of Art Technology Group common stock beneficially owned by it or any of its subsidiaries in favor of adoption of the merger agreement at the special meeting, and will vote or cause to be voted the shares of the Merger Subsidiary held by it or any of its subsidiaries, as the case may be, in favor of adoption of the merger agreement.

Director and Officer Indemnification and Insurance.  For a period of six years after the effective time of the merger, Oracle is required to, or to cause the surviving corporation to, maintain officers’ and directors’ liability insurance (which we refer to as D&O Insurance) with respect to acts or omissions occurring before the effective time of the merger covering each such person currently covered by Art Technology Group’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of the D&O Insurance in effect on the date of the merger agreement. In satisfying the foregoing obligation, neither Oracle nor the surviving corporation will be required to pay annual premiums for insurance in excess of 200% of the aggregate premiums paid by Art Technology Group in fiscal year 2009 (which we refer to as the current premium). If the premiums for such insurance would at any time exceed 200% of the current premium, the surviving corporation will maintain, in its judgment, the maximum coverage available at an annual premium equal to 200% of the current premium. In lieu of the foregoing, Art Technology Group may obtain prepaid policies prior to the effective time of the merger for an aggregate amount not in excess of 200% of the current premium, which policies provide the covered persons with D&O Insurance coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time of the merger, including in respect of the transactions contemplated by the merger agreement. If prepaid policies have been obtained prior to the effective time of the merger, the surviving corporation will maintain such policies in full force and effect for their full term and continue to honor the obligations thereunder.

For a period of six years after the effective time of the merger, Oracle and the surviving corporation are required to fulfill and honor in all respects the obligations of Art Technology Group and its subsidiaries under Art Technology Group’s certificate of incorporation or bylaws and under any indemnification or other similar agreements between Art Technology Group or any of its subsidiaries and their current and former directors and officers (whom we refer to as indemnified parties) in effect on the date of the merger agreement.

If Oracle, the surviving corporation or any or its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving corporation of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person or entity, then the merger agreement requires that proper provision be made so that the successors and assigns of Oracle or the surviving corporation will assume all of the applicable obligations described above. The indemnified parties (and their successors and heirs) are intended third party beneficiaries of the indemnification and insurance provisions in the merger agreement.

Public Announcements.  Oracle and Art Technology Group have agreed that each will consult with the other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to the merger agreement or the transactions contemplated thereby. Neither will issue any such press release or make any such other public statement without the consent of the other party, which will not be unreasonably withheld, except as such release or announcement may be required by applicable law or any listing agreement with or rule of any national securities exchange or association upon which the securities of Art Technology Group or Oracle, as applicable, are listed, or as such release or announcement may be made with respect to an adverse recommendation change, in each such case the party making the release or announcement will consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party making the release or announcement will consider such comments in good faith.

Notification of Certain Events.  Subject to applicable law and certain limitations, the merger agreement provides that the executive officers of Art Technology Group, including its Chief Executive Officer, will consult in good faith on a regular basis with Oracle to report material (individually or in the aggregate) operational developments, the status of relationships with customers, resellers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with Art Technology Group, the status of ongoing operations and other matters reasonably requested by Oracle pursuant to procedures reasonably requested by Oracle. In addition, the merger agreement provides that Art Technology Group will promptly notify Oracle of (i) any notice or other communication alleging that consent from any entity or person is required in connection with the transactions contemplated by the merger agreement, (ii) any notice or other communication received from any governmental authority in connection with the transactions contemplated by the merger agreement, (iii) any litigation commenced or, to Art Technology Group’s knowledge, threatened against, relating to or involving or otherwise affecting Art Technology Group or any of its subsidiaries that, if pending on the date of the merger agreement, would have been required to be disclosed pursuant to the merger agreement, or that relate to the consummation of the transactions contemplated by the merger agreement, (iv) any notice or other communication from any major customer or major supplier that such customer or supplier is terminating its relationship with Art Technology Group or any of its subsidiaries as a result of the transactions contemplated by the merger agreement and (v) any inaccuracy of any representation or warranty or breach of covenant or agreement in the merger agreement that could be reasonably expected to cause the conditions to the merger not to be satisfied.

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of Art Technology Group and Oracle will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement, including (i) the obtaining from governmental authorities all necessary actions or nonactions, waivers, consents and approvals and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

Subject to applicable law relating to the exchange of information, Art Technology Group and Oracle and their respective counsel will (i) have the right to review in advance, and to the extent practicable each will consult the other on, any filing made with, or written materials to be submitted to, any governmental authority in connection with the transactions contemplated by the merger agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the Antitrust Division, the FTC or any other governmental antitrust authority and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any governmental authority or its respective staff, on the other hand, with respect to the transactions contemplated by the merger agreement. Art Technology Group and Oracle will, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any governmental authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by the merger agreement and to participate in the preparation for such discussion, telephone call or meeting. However, neither Oracle nor Art Technology Group will commit to or agree with any governmental authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable foreign competition laws, without the prior written consent of the other.

Without limiting the other provisions of the merger agreement, Oracle and Art Technology Group have further agreed to (i) provide or cause to be provided, as promptly as practicable to governmental authorities with regulatory jurisdiction over enforcement of any antitrust laws, all information and documents either requested by such governmental antitrust authorities or necessary, proper or advisable to permit completion of the transactions contemplated by the merger agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any antitrust laws as promptly as practicable following the date of the merger agreement (but in no event more than fifteen business days from the date of the merger agreement except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act and any additional consents and filings under any antitrust laws; and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by the merger agreement by any governmental authority.

The merger agreement provides that in connection with the receipt of any necessary governmental approvals or clearances (including under any antitrust law), none of Oracle, Art Technology Group or any of their respective subsidiaries is required to divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Oracle, Art Technology Group or any of their respective subsidiaries. Oracle or any of its subsidiaries will not be obligated to litigate or participate in the litigation of any proceeding, whether judicial or administrative, brought by any governmental authority or appeal any order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the merger or other transactions contemplated by the merger agreement or seeking to obtain from Oracle or any of its subsidiaries any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by Art Technology Group, Oracle or any of their respective affiliates of all or any portion of the business, assets or any product of Art Technology Group or Oracle or any of their respective subsidiaries or to require any such entity to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of Art Technology Group or Oracle or any of their respective subsidiaries, in each case as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement.

Each of Oracle and the Merger Subsidiary has agreed that, until the effective time of the merger, each will not, and will ensure that none of their subsidiaries or other affiliates will, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the completion of the transactions contemplated by the merger agreement.

Conditions to the Merger

The obligations of Oracle and the Merger Subsidiary, on the one hand, and Art Technology Group, on the other hand, to consummate the merger are subject to the satisfaction of the following conditions:

•	approval and adoption of the merger agreement and the merger by an affirmative vote of the holders of a majority of the outstanding shares of Art Technology Group common stock;

•	no governmental authority with jurisdiction over any party will have issued any order, injunction, decree, judgment, ruling or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	no law or regulation will have been adopted that makes the consummation of the merger illegal or otherwise prohibited; and

•	the waiting period applicable to the merger under the HSR Act will have expired or been terminated, and any applicable waiting period will have expired or been terminated, or any required affirmative approval of a governmental entity will have been obtained, under any applicable antitrust, competition, premerger notification or trade regulation laws of certain specified foreign jurisdictions.

The obligations of Oracle and the Merger Subsidiary to consummate the merger are subject to the satisfaction of the additional following conditions:

•	the representations and warranties of Art Technology Group relating to corporate existence, power, authority, non-contravention, certain capitalization matters, finders’ fees, the opinion of Art Technology Group’s financial advisor set forth in the merger agreement and certain anti-takeover statutes and Art Technology Group’s rights plan, to the extent not qualified by materiality or material adverse effect thresholds, will be true in all material respects, and to the extent so qualified, will be true in all respects as so qualified, when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date);

•	the other representations and warranties of Art Technology Group made in the merger agreement, disregarding materiality or material adverse effect thresholds, will be true when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), provided that such representations will be deemed to be true unless the individual or aggregate impact of the failure to be so true would have or would reasonably be expected to have a material adverse effect on Art Technology Group;

•	Art Technology Group will have performed, in all material respects, its obligations under the merger agreement on or prior to the consummation of the merger;

•	Oracle will have received a certificate signed on Art Technology Group’s behalf by a senior executive officer of Art Technology Group as to the satisfaction of the conditions described in the preceding three bullets;

•	there will not be instituted or pending any suit, action, claim or proceeding initiated by any governmental authority, or instituted or pending any suit, action, claim or proceeding by any other third party that has a reasonable likelihood of success, that (i) challenges or seeks to make illegal, delay materially or otherwise restrain or prohibit the consummation of the merger or seek to obtain material damages, (ii) seeks to restrain or prohibits Oracle’s ownership or operation of all or any material portion of the business, assets or products of Art Technology Group or any of its subsidiaries, taken as a whole, or of Oracle and any of its subsidiaries, taken as a whole, or to compel Oracle or any of its affiliates to dispose of, license or hold separate all or any material portion of the business, assets or products of Art Technology Group and any of its subsidiaries, taken as a whole, or Oracle and its subsidiaries, taken as a whole, (iii) seeks to impose or confirm material limitations on the ability of Oracle or any of its affiliates to effectively acquire, hold or exercise full rights of ownership of Art Technology Group common stock or any shares of common stock of the surviving corporation, including the right to vote such shares on all matters properly presented to Art Technology Group’s stockholders, or (iv) seeks to require divestiture by Oracle, the Merger Subsidiary or any of Oracle’s other affiliates of any equity interests;

•	there will not be in effect any order that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of the preceding bullet point;

•	the waiting period applicable to the merger under the HSR Act will have expired or been terminated, and any applicable waiting period will have expired or been terminated, or any required affirmative approval of a governmental entity will have been obtained, under any applicable antitrust, competition, premerger notification or trade regulation laws of any applicable foreign jurisdictions; and

•	there will not have been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Art Technology Group.

The obligation of Art Technology Group to consummate the merger is subject to the satisfaction of the additional following conditions:

•	the representations and warranties of Oracle and the Merger Subsidiary made in the merger agreement, will be true and correct in all material respects as of the consummation of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all material respects as of such specified date);

•	Oracle and the Merger Subsidiary will have performed in all material respects their respective obligations under the merger agreement; and

•	Art Technology Group will have received a certificate signed on Oracle’s behalf by a senior executive officer of Oracle as to the satisfaction of the conditions described in the preceding two bullets.

The above conditions may be amended or waived prior to the effective time of the merger if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, subsequent to the adoption of the merger agreement by Art Technology Group’s stockholders, no such amendment or waiver will be made that requires the approval of Art Technology Group’s stockholders under Delaware law unless the required further approval is obtained.

Termination of the Merger Agreement

Art Technology Group and Oracle may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, either Oracle or Art Technology Group may terminate the merger agreement at any time before the consummation of the merger if:

•	the merger is not consummated on or before May 2, 2011 (which we refer to as the end date); provided, that if all of the conditions to the consummation of the merger shall have been satisfied, other than the expiration or termination of the applicable waiting period under the HSR Act and if applicable, the receipt of required regulatory approvals under the applicable antitrust or merger control laws of the required foreign jurisdictions, the end date may be extended by a three month period by Oracle by written notice to Art Technology Group (the end date may be so extended not more than twice);

provided further, that a party whose material breach of any provision of the merger agreement resulted in the failure of the merger to be consummated before the end date will not be entitled to exercise its right to terminate the merger agreement as described in this bullet point;

•	any governmental entity of competent jurisdiction issues an order, decree, injunction or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order, decree, injunction, ruling or other action becomes final and non-appealable;

•	any law or regulation is adopted that makes consummation of the merger illegal or otherwise prohibited; or

•	the approval and the adoption of the merger agreement and the merger by Art Technology Group’s stockholders has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting (or any adjournment or postponement thereof).

Oracle may also terminate the merger agreement if:

•	an adverse recommendation change has occurred;

•	Art Technology Group has entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or other contract (other than an acceptable confidentiality agreement) relating to any acquisition proposal;

•	Art Technology Group or any of its representatives have willfully and materially breached any of its obligations under the non-solicitation provisions in the merger agreement; or

•	Art Technology Group materially breaches or fails to perform any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Art Technology Group becomes inaccurate, in either case such that the conditions to the merger relating to the accuracy of Art Technology Group’s representations and warranties and performance of covenants would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate (except that with respect to breaches or inaccuracies that are curable by Art Technology Group through the exercise of commercially reasonable efforts within 30 days and prior to the end date, Oracle cannot terminate the merger agreement as described in this bullet point until the earlier of (i) the expiration of the 30-day period after delivery of written notice from Oracle to Art Technology Group of any such breach or inaccuracy, or (2) Art Technology Group’s ceasing to exercise commercially reasonable efforts to cure the breach or inaccuracy, provided that Art Technology Group continues to exercise commercially reasonable efforts to cure the breach or inaccuracy).

Art Technology Group may also terminate the merger agreement if:

•	prior to the receipt of approval of the adoption of the merger agreement by Art Technology Group’s stockholders, the Art Technology Group board of directors authorizes Art Technology Group, in compliance with the other terms of the merger agreement, to enter into a binding definitive agreement in respect of a superior proposal with a third party if (1) Art Technology Group pays the termination fee (described below in “— Termination Fees and Expenses) at or prior to termination of the merger agreement and (2) Art Technology Group substantially concurrently enters into a binding definitive agreement with respect to such superior proposal; or

•	Oracle or the Merger Subsidiary materially breaches or fails to perform any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Oracle or the Merger Subsidiary becomes inaccurate in any material respect (except that with respect to breaches or inaccuracies that are curable by Oracle or the Merger Subsidiary through the exercise of commercially reasonable efforts within 30 days and prior to the end date, Art Technology Group cannot terminate the merger agreement as described in this bullet point until the earlier of (i) the expiration of the 30-day period after delivery of written notice from Art Technology Group to Oracle of any such breach or inaccuracy, or (2) Oracle or the Merger Subsidiary, as the case may be, ceasing to exercise commercially reasonable efforts to cure the breach or inaccuracy, provided that Oracle or the Merger

Subsidiary, as the case may be, continues to exercise commercially reasonable efforts to cure the breach or inaccuracy).

The party that desires to terminate the merger agreement must give written notice of termination to each other party to the merger agreement, except in the case of termination by mutual written consent.

Termination Fees and Expenses

If the merger agreement is terminated, it will become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party thereto. No such termination will relieve any party of any liability for damages resulting from any willful or intentional breach of the merger agreement.

Notwithstanding the foregoing, if Oracle terminates the merger agreement because:

•	of an adverse recommendation change;

•	Art Technology Group enters into, or publicly announces its intention to enter into, a letter of intent, memorandum of understanding or other contract (other than a permitted confidentiality agreement) relating to any acquisition proposal; or

•	Art Technology Group or any of its representatives has willfully and materially breached any of its obligations under the non-solicitation provisions in the merger agreement,

then Art Technology Group will pay to Oracle, within two business days after any such termination, $33.5 million (which we refer to as the termination fee).

If Art Technology Group terminates the merger agreement because, prior to the receipt of approval of the adoption of the merger agreement by Art Technology Group’s stockholders, the Art Technology Group board of directors authorizes Art Technology Group, in compliance with the other terms of the merger agreement, to enter into a binding definitive agreement in respect of a superior proposal and Art Technology Group substantially concurrently enters into a binding definitive agreement in respect to such superior proposal, then Art Technology Group will pay to Oracle, at or prior to such termination, the termination fee.

If either Art Technology Group or Oracle terminates the merger agreement because:

•	the merger is not consummated on or before the end date (as such end date may be extended by Oracle as described above under “— Termination of the Merger Agreement”); or

•	the required approval of the stockholders of Art Technology Group has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting (or any adjournment or postponement thereof); and

•	prior to such termination or the special meeting, as applicable, an acquisition proposal has been publicly announced and not publicly withdrawn; and

•	within 12 months following the date of such termination Art Technology Group either enters into a definitive agreement with respect to, or recommends to its stockholders or completed, a transaction contemplated by such acquisition proposal, then Art Technology Group will pay to Oracle, within two business days after entering into such definitive agreement, making such recommendation or consummating such transaction, the termination fee.

If either Oracle or Art Technology Group terminates the merger agreement because the required approval of the stockholders of Art Technology Group has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting (or any adjournment or postponement thereof), Art Technology Group will pay all of Oracle’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Oracle and its affiliates on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement. In no event will Art Technology Group be required to reimburse Oracle for expenses exceeding $5 million; provided that the amount of any payment of such expenses will be credited against any obligation of Art Technology Group to pay the termination fee. Art Technology Group will make such payment as promptly as possible (but in any event within three business days) following receipt of an invoice for such expenses.

Art Technology Group acknowledged in the merger agreement that the agreements contained in the provisions regarding the termination fee are an integral part of the transactions contemplated by the merger agreement and that, without those provisions, Oracle and the Merger Subsidiary would not have entered into the merger agreement. If Art Technology Group fails to pay the foregoing fees to Oracle when due, Art Technology Group will pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount.

Except as expressly set forth in the merger agreement and described above, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such costs and expenses, provided that Oracle will pay all filing fees payable pursuant to the HSR Act or any foreign competition law unless the merger agreement is terminated as described above under “— Termination of the Merger Agreement” (other than termination by Art Technology Group because Oracle or the Merger Subsidiary materially breaches or fails to perform any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Oracle or the Merger Subsidiary becomes inaccurate in any material respect) in which case Art Technology Group will reimburse Oracle for one-half of such filing fee.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of Art Technology Group common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and receive payment of fair value in cash, together with a fair rate of interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of Art Technology Group common stock.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice, and the applicable statutory provisions are attached to this proxy statement as Annex C. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex C. Any holder of Art Technology Group common stock, who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Annex C carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•	The stockholder must deliver to Art Technology Group a written demand for appraisal before the vote on the merger agreement at the special meeting.

•	The stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal or vote to abstain.

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Neither voting, in person or by proxy, against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Art Technology Group common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform Art Technology Group of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its Art Technology Group common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

ART TECHNOLOGY GROUP, INC.
One Main Street
Cambridge, Massachusetts 02421

If the merger is completed, Art Technology Group will give written notice of the effective time of the merger within 10 days after such effective time to each former Art Technology Group stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Art Technology Group common stock held by all dissenting stockholders. The surviving corporation is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which Art Technology Group has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

The Delaware Court of Chancery may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to the stockholder.

The Delaware Court of Chancery will thereafter determine the fair value of the shares of Art Technology Group common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with the interest if any, to be paid on the amount determined to be fair value. Such interest rate shall be calculated as of effective date of the merger through the date of payment of the judgment, compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge), unless good cause is shown for the Delaware Court of Chancery to use discretion and calculate the interest rate otherwise.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

The fair value of the Art Technology Group common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration. An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

If no petition for appraisal is filed within 120 days after the effective date of the merger, or if a stockholder delivers a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of the stockholder to appraisal will cease. Any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE A ART TECHNOLOGY GROUP STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

MARKET PRICE

Art Technology Group common stock is listed on The NASDAQ Global Market under the trading symbol “ARTG.” The following table sets forth the high and low sales prices of Art Technology Group common stock, as reported by the NASDAQ Global Market, for each of the periods listed.

	Common Stock
	High	Low

Fiscal Year Ended December 31, 2008
First quarter	$4.59	$2.78
Second quarter	$4.08	$2.93
Third quarter	$4.49	$3.03
Fourth quarter	$3.50	$1.02
Fiscal Year Ended December 31, 2009
First quarter	$2.87	$1.45
Second quarter	$3.99	$2.36
Third quarter	$4.55	$3.64
Fourth quarter	$4.88	$3.60
Fiscal Year Ending December 31, 2010
First Quarter	$4.85	$3.62
Second Quarter	$4.79	$3.39
Third Quarter	$4.14	$2.98
Fourth Quarter, through , 2010

The following table sets forth the closing sales prices per share of Art Technology Group common stock, as reported on the NASDAQ Global Market on November 1, 2010, the last full trading day before the public announcement of the proposed merger, and on          , 2010, the latest practicable date before the printing of this proxy statement:

	Common Stock

November 1, 2010		$4.10
, 2010	$

If the merger is consummated, each share of Art Technology Group common stock will be converted into the right to receive $6.00 in cash, without interest and less any applicable withholding taxes, and Art Technology Group common stock will be removed from quotation on the NASDAQ Global Market and there will be no further public market for shares of Art Technology Group common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of Art Technology Group common stock as of October 29, 2010: (i) by each person who is known by Art Technology Group to beneficially own more than 5% of the outstanding shares of Art Technology Group common stock; (ii) by each director of Art Technology Group; (iii) by each named executive officer of Art Technology Group; and (iv) by all directors and executive officers of Art Technology Group as a group.

The applicable ownership percentage is based upon 158,471,879 shares of Art Technology Group common stock outstanding as of October 29, 2010.

		Percent
	Shares	of Common
	Beneficially	Stock
Name and Address of Beneficial Owner	Owned(1)	Outstanding

FMR, LLC(2)	11,728,916	7.4%
BlackRock, Inc.(3)	6,822,960	4.3%
The Vanguard Group, Inc.(4)	6,567,879	4.1%
Wellington Management Company, LLP(5)	2,653,700	1.7%
Robert D. Burke	2,033,944	1.3%
Julie M.B. Bradley	341,184	*
Barry E. Clark	345,849	*
Louis R. Frio, Jr.	211,961	*
Kenneth Z. Volpe	480,696	*
Michael A. Brochu	870,907	*
David Elsbree	230,003 (6)	*
John R. Held	296,095	*
Gregory Hughes	—	*
Mary E. Makela	228,595	*
Daniel C. Regis	239,290 (7)	*
Phyllis S. Swersky	308,295	*
All directors and executive officers as a group (16 persons)	6,372,995	3.9%

*	Less than 1%.

Unless otherwise noted below, the address of each person listed on the table is c/o Art Technology Group, Inc., One Main Street, Cambridge, MA 02142.

(1)	The calculation of beneficial ownership of each of the individuals listed in the table above, includes the number of shares set forth opposite such person’s name below that are issuable to such person through the exercise of options within 60 days of the date of this table:

Number of Shares
Issuable Upon the
Exercise of
Name of Beneficial Owner	Stock Options

Robert D. Burke	1,727,500
Julie M.B. Bradley	285,000
Barry E. Clark	345,849
Louis R. Frio, Jr.	110,000
Kenneth Z. Volpe	365,516
Michael A. Brochu	777,370
David Elsbree	75,000
John R. Held	125,000
Gregory Hughes	—
Mary E. Makela	125,000
Daniel C. Regis	142,835
Phyllis S. Swersky	135,000

(2)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 16, 2010. The Schedule 13G/A was filed on behalf of FMR LLC and Edward C. Johnson 3d, Chairman of FMR LLC, with an address of 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13G/A discloses that the reporting person had sole power to dispose or to direct the disposition of 11,728,916 shares. These shares are beneficially owned through Fidelity Management and Research Company and Pyramis Global Advisors Trust Company, wholly owned subsidiaries of FMR LLC.

(3)	This disclosure is based on a Schedule 13G filed with the SEC on January 29, 2010. The address of the reporting person is 40 East 52nd Street, New York, New York 10022. The Schedule 13G discloses that the reporting person had sole power to dispose or to direct the disposition of 6,822,960 shares.

(4)	This disclosure is based on a Schedule 13G filed with the SEC on February 8, 2010. The address of the reporting person is 100 Vanguard Blvd., Malvern, PA 29355. The Schedule 13G discloses that the reporting person had sole power to dispose or to direct the disposition of 6,383,485 shares. The Schedule 13G discloses that the reporting person had shared power to dispose or to direct the disposition of 184,394 shares. At the time of the filing the reporting person reported that the Schedule 13G was filed by the reporting person in its capacity as a registered investment advisor.

(5)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 12, 2010. The address of the reporting person is 75 State Street, Boston, Massachusetts 02109. The Schedule 13G/A discloses that the reporting person had sole power to dispose or to direct the disposition of no shares. The Schedule 13G/A discloses that the reporting person had shared power to dispose or to direct the disposition of 2,653,700 shares. At the time of the filing the reporting person reported that the Schedule 13G was filed by the reporting person in its capacity as a registered investment advisor.

(6)	Includes 4,000 shares held directly by Mr. Elsbree’s wife.

(7)	Includes 96,455 shares that are held directly by Regis Investments, L.P.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we plan to hold our 2011 Annual Meeting of Stockholders. Proposals of stockholders of Art Technology Group intended for inclusion in the proxy statement and proxy card to be furnished to all stockholders entitled to vote at the 2011

Annual Meeting of Stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at our principal executive offices not later than December 15, 2010.

If a stockholder wishes to present a proposal before the 2011 Annual Meeting, but does not wish to have the proposal considered for inclusion in the proxy statement, the stockholder must submit a proposal in writing to our Secretary at the address specified above, not less than sixty days nor more than ninety days before the meeting, pursuant to our by-laws.

We have yet to set a date for our 2011 Annual Meeting. However, assuming that the 2011 Annual Meeting were to be held on May 24, 2011, the deadline for receipt of a stockholder proposal would be March 25, 2011. If a stockholder submits a proposal in compliance with our by-laws, but after the deadline for inclusion in the proxy statement, we may include or exclude the proposal from our proxy statement for the 2011 Annual Meeting, at our discretion.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the proxy, through the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact our proxy solicitor,          , at (          )           -          .

Board of Directors
Art Technology Group, Inc.

          , 2010

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SUBMIT YOUR PROXY VIA THE INTERNET, BY TELEPHONE, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE VIA THE INTERNET. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

November 2, 2010

among

ART TECHNOLOGY GROUP, INC.,

ORACLE CORPORATION,

and

AMSTERDAM ACQUISITION SUB CORPORATION

A-1

Exhibit A	—	Form of Voting Agreements
Exhibit B	—	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

A-2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 2, 2010, among Art Technology Group, Inc., a Delaware corporation (the “Company”), Oracle Corporation, a Delaware corporation (“Parent”), and Amsterdam Acquisition Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Subsidiary have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company (the “Merger”) and the other transactions contemplated hereby, on the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in the form attached as Exhibit A hereto (the “Voting Agreements”) pursuant to which those stockholders, among other things, will agree to vote all voting securities in the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Definitions.

(a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Person, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of the Company and its Subsidiaries (measured by the lesser of book or fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which accounts for 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental

Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2009 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

“Company Balance Sheet Date” means December 31, 2009.

“Company Board” means the Board of Directors of the Company. For purposes of this Agreement, unless otherwise specifically provided for herein, any determination or action by the Company Board shall be a determination or action approved by the greater of (i) a majority of the entire number of directors or (ii) the number of directors required to approve such action at a meeting duly called and held at which all members of the Company Board were present and voting.

“Company IP” means any and all Intellectual Property that has been used, is used or is held for use in the business of the Company or any of its Subsidiaries as previously conducted, currently conducted or as currently proposed to be conducted.

“Company Material Adverse Effect” means (i) a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) an effect that would prevent, materially delay or materially impair the Company’s ability to consummate the Merger, excluding in the case of clause (i) above, any such material adverse effect resulting from or arising out of (A) the announcement or pendency of the Merger (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, partners or suppliers related thereto), (B) general market, economic or political conditions (including acts of terrorism or war) that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (C) general conditions in the industry in which the Company and its Subsidiaries operate that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (D) any changes (after the date hereof) in GAAP or Applicable Law, (E) any failure to take any action expressly prohibited by Section 6.01, or the taking of any specific action at the written direction of Parent or expressly required by this Agreement, (F) any Proceeding made or brought by any holder of shares of Company Common Stock (on the holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Merger) or (G) any failure by the Company to meet internal or analysts’ estimates or projections (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred).

“Company Products” means each product (including any software product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries.

“Company Registered IP” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Company Restricted Stock Award” means any award with respect to a share of restricted Company Common Stock outstanding under any Company Stock Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.

“Company Rights” means the preferred stock purchase rights issued pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Rights Agreement dated as of September 26, 2001 between the Company and EquiServe Trust Company, N.A., as Rights Agent thereunder.

“Company RSU” means each award of restricted stock units outstanding under any Company Stock Plan or otherwise.

“Company Stock Option” means each compensatory option to purchase Company Common Stock outstanding under any Company Stock Plan or otherwise.

“Company Stock Plan” means any stock option, stock incentive or other equity compensation plan or agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officer” shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“International Plan” means any Company Employee Plan that is entered into, maintained, administered or contributed to by the Company or any of its Affiliates, and covers any employee or former employee of the Company or any of its Subsidiaries who is or was employed by the Company or any of its Subsidiaries outside the United States.

“IT Assets” means all hardware, software (in both object and source code form), firmware, networks and connecting media and related infrastructure used by the Company or any of its Subsidiaries in support of their respective business operations.

“Knowledge of the Company” means knowledge, after reasonable inquiry, of each of the individuals identified in Section 1.01 of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Nasdaq” means the Nasdaq Global Market.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Other Company Representations” shall mean the representations and warranties of the Company contained in Article 4, other than the Specified Company Representations.

“Parent Stock” means the common stock, par value $0.01 per share, of Parent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (A) not yet due and payable as of the Closing Date or (B) being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet), and (iii) landlords’, mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Company IP that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority, in each case, owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any computer program, operating system, applications system, firmware or other code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Specified Company Representations” shall mean the representations and warranties of the Company contained in Sections 4.01(a), 4.02, 4.04(i), 4.05, 4.25, 4.26 and 4.27.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any binding bona fide, unsolicited, written Acquisition Proposal which did not result from or arise out of a breach of Section 6.03 of this Agreement, made by a Third Party, which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, all of the outstanding shares of Company Common Stock, or all or substantially all of the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith, after considering the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms and the ability of such Third Party to finance such Acquisition Proposal), (i) is more favorable to the Company’s stockholders (other than Parent and its Affiliates) than as provided hereunder (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal pursuant to and in accordance with Section 6.03 or otherwise), (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the Third Party), (iii) is reasonably capable of being completed on the terms proposed without unreasonable delay and (iv) includes termination rights of the Third Party on terms no less favorable to the Company than the terms set forth in this Agreement, all from a Third Party capable of performing such terms.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available to Persons without specific application therefor.

“Tax Return” means any report, return, document, declaration or other information required to be filed with or supplied to a Taxing Authority, including information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Third Party Software” means any Software and any documentation or other material related to such Software, and any derivative of any of the foregoing, that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product. Third Party Software includes (A) software that is provided to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management software, source code control and bug tracking software, and software used for internal testing purposes, (C) software that is used to generate code or other software that is described in clauses (A) or (B), and (D) software that is used for the Company’s internal business purposes, including accounting software, human resources software, customer relationship management software and similar software.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adverse Recommendation Change	6.03(d)
Agreement	Preamble
Antitrust Counsel Only Material	6.12(d)
Award Exchange Ratio	2.06(a)
Board Recommendation	6.02(b)
Cashed Out Compensatory Awards	2.06(a)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Closing	2.01
Company	Preamble
Company Common Stock	4.05(a)
Company Compensatory Award	2.06(a)
Company Disclosure Schedule	4
Company Employee Plan	4.16(a)
Company Patents	4.20(a)
Company Preferred Stock	4.05(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Subsidiary Securities	4.06(c)
Confidentiality Agreement	6.17
Current Premium	6.11(a)
Dissenting Shares	2.05
Effective Time	2.02(b)
End Date	8.01(b)(i)
ESPP	2.06(c)
Exchange Agent	2.04(a)
Final Exercise Date	2.06(c)
Foreign Competition Laws	4.03
Governmental Antitrust Authority	6.12(b)
Indemnified Parties	6.11(b)
Insurance Policies	4.18
Intervening Event	6.03(d)(ii)
Lease Agreement	4.21(b)
Leased Real Property	4.21(b)
Major Customers	4.14(a)(i)
Major Suppliers	4.14(a)(iii)
Material Contract	4.14(b)
Merger	Preamble
Merger Consideration	2.03(a)
Merger Subsidiary	Preamble
Necessary IP	4.20(b)

Term	Section

Notice Period	6.03(d)(i)
Owned Real Property	4.21(b)
Parent	Preamble
Parent Expenses	9.04(e)
Payment Fund	2.04(a)
Proxy Statement	4.09
Stockholder Approval	4.02(a)
Stockholder Meeting	6.02(a)
Surviving Corporation	2.02(c)
Termination Fee	9.04(b)
Uncertificated Shares	2.04(a)
Voting Agreements	Preamble
WARN Act	4.17(b)

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE MERGER

Section 2.01.  The Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California 94025, unless another place is agreed to in writing by the parties hereto.

Section 2.02.  The Merger.

(a) Upon the terms and subject to the conditions set forth herein, as soon as practicable after the Closing, the Company shall file with the Delaware Secretary of State a certificate of merger (the “Certificate of Merger”) in connection with the Merger in such form as is required by, and executed and acknowledged in accordance with, Delaware Law.

(b) The Merger shall become effective on such date and at such time (the “Effective Time”) as the Certificate of Merger has been duly filed with the Delaware Secretary of State (or at such later time as may be agreed by the parties that is specified in the Certificate of Merger).

(c) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.03.  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 2.03(b), Section 2.03(c), or Section 2.05, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $6.00 in cash, without interest (the “Merger Consideration”);

(b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c) each share of Company Common Stock held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.03(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04.  Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”) and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). As of the Effective Time, Parent shall deposit with the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and Uncertificated Shares (the “Payment Fund”). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Uncertificated Shares and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.05.  Dissenting Shares.  Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 2.03(b) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of Delaware Law; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice, instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06.  Company Stock Options; ESPP.

(a) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option, Company RSU, and other equity-based award denominated in shares of Company Common Stock (each such award, a “Company Compensatory Award”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and converted automatically at the Effective Time into an option, restricted stock unit award or other equity-based award, as the case may be, denominated in shares of Parent Stock and which has other terms and conditions substantially identical to those of the related Company Compensatory Award (including any accelerated vesting provisions therein) except that (i) the number of shares of Parent Stock subject to each such award shall be determined by multiplying the number of shares of Company Common Stock subject to such Company Compensatory Award immediately prior to the Effective Time by a fraction (the “Award Exchange Ratio”), the numerator of which is the per share Merger Consideration and the denominator of which is the average closing price of Parent Stock on Nasdaq over the five (5) trading days immediately preceding (but not including) the date on which the Effective Time occurs (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of Parent Stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise or purchase price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Compensatory Award immediately prior to the Effective Time divided by (y) the Award Exchange Ratio; provided, however, that in no case shall the exchange of a Company Stock Option be performed in a manner that is not in compliance with the adjustment requirements of Section 409A of the Code. Notwithstanding the foregoing, unless determined otherwise by Parent, each Company Compensatory Award that is held by a person who is not an employee of, or a consultant to, the Company or any Subsidiary of the Company immediately prior to the Effective Time (the “Cashed Out Compensatory Awards”) shall not be assumed by Parent pursuant to this Section 2.06 and shall, immediately prior to the Effective Time, be cancelled and extinguished and the vested portion thereof shall automatically be converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such Cashed Out Compensatory Award immediately prior to the Effective Time and (y) the Merger Consideration, less any per share exercise price of such Cashed Out Compensatory Award. Company RSUs that are not Cashed Out Compensatory Awards and that vest by their terms on the Closing Date by reason of the change of control effected by the Merger will be settled at or immediately prior to the Effective Time by payment made through the Company’s (or the Surviving Corporation’s) payroll promptly following the Effective Time of an amount equal to (x) the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock issued by reason of such vesting and (B) the Merger Consideration, less (y) such amount as the Company is required to deduct and withhold pursuant to Section 2.08. No less than five (5) Business Days prior to the Effective Date, the Company shall deliver a schedule to Parent setting forth each such Company RSU that will become vested on the Closing Date.

(b) Parent shall take such actions as are necessary for the assumption and conversion of the Company Compensatory Awards pursuant to this Section 2.06, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.06. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Company Compensatory Award an appropriate notice setting forth such holder’s rights pursuant to such Company Compensatory Award. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Stock issuable upon exercise of the assumed Company Compensatory Awards promptly following the Effective Time (and in no event later than 20 Business Days after the Effective Time) and Parent shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Compensatory Awards remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement. For the avoidance of doubt, the Form S-8 registration statement shall not cover any Cashed Out Compensatory Awards.

(c) The Company shall take such action as may be necessary under the Company’s 1999 Employee Stock Purchase Plan (as amended through the date hereof, the “ESPP”) to (i) terminate all offerings under the ESPP as of the last day of the Company’s last payroll period ending at least ten (10) days prior to the Effective Time (the “Final Exercise Date”); (ii) provide that no further offerings shall commence under the ESPP on or following the Final Exercise Date; and (iii) terminate the ESPP as of the Final Exercise Date. Each outstanding option under the ESPP on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the ESPP. The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the ESPP in accordance with Section 16 of the ESPP.

(d) Subject to Parent’s compliance with the preceding provisions of this Section 2.06, the parties agree that, following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Plan, or other Company Employee Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any Equity Interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

(e) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary for the assumption and conversion of the Company Compensatory Awards pursuant to this Section 2.06.

Section 2.07.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08.  Withholding Rights.  Each of Parent, Merger Subsidiary, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. Any amounts withheld shall be paid over to the relevant Governmental Authorities. To the extent that Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, so withholds amounts and pays such amounts to the relevant Governmental Authorities, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.09.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.  Certificate of Incorporation.  The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02.  Bylaws.  The bylaws of the Company shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents (other than as set forth in the forward looking statements or as set forth in the risk factors contained therein) filed on or after February 1, 2010 and (b) as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or subsection of this Agreement, the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 4.01.  Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect.

(b) The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board and the Boards of Directors (and each committee thereof) of each of the Company’s Subsidiaries held since January 1, 2008; provided that, with respect to meetings for which draft or final minutes are not yet available, the Company has provided to Parent a materially complete and correct summary thereof.

Section 4.02.  Corporate Authorization.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to approve and adopt this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present or participated and voting in favor, the Company Board duly adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby, (iii) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the Delaware Law will not apply with respect to or as a result of the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, (iv) directing that the adoption of this Agreement, the Merger and the other transactions contemplated hereby be submitted to a vote of the stockholders of the Company at the Stockholder Meeting, and (v) making the Board Recommendation.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions (the “Foreign Competition Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or Nasdaq, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the property, assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (provided that, in making such determination, the exception set forth in clause (A) of the definition of Company Material Adverse Effect shall be disregarded).

Section 4.05.  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), and (ii) 10,000,000 of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation. At the close of business on October 29, 2010, 158,471,879 shares of Company Common Stock were issued and outstanding (none of which were Company Restricted Stock Awards), 7,134,965 shares of Company Common Stock were held by the Company as treasury shares, and zero shares of Company Preferred Stock were issued and outstanding; no warrants to purchase shares of Company Common Stock were issued and outstanding; Company Stock Options to purchase an aggregate of 12,964,906 shares of Company Common Stock were issued and outstanding (of which Company Stock Options to purchase an aggregate of 9,771,215 shares of Company Common Stock were exercisable), with a weighted average exercise price of $2.53; an aggregate of 5,995,700 shares of Company Common Stock were reserved for settlement of Company RSUs; and zero shares of Company Common Stock were reserved for settlement of Company Compensatory

Awards other than Company Stock Options and Company RSUs. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on October 29, 2010, a complete and correct list of all outstanding Company Compensatory Awards, including with respect to each such award, the number of shares subject to such award, the name of the holder, the grant date, as to stock options, whether the award was intended as of its date of grant to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, the exercise or purchase price per share, and the vesting schedule (including the extent to which it will become accelerated as a result of the Merger) and expiration date of each such award. The Company Stock Plans set forth in Section 4.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries has maintained under which any stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards have been granted and remain outstanding, or may be granted. Each form of award agreement is set forth in Section 4.05(b) of the Company Disclosure Schedule.

(c) Except as set forth in this Section 4.05 and for changes since October 29, 2010 resulting from the exercise of Company Compensatory Awards outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Stock Options may, by their terms, be treated in accordance with Section 2.06. No Subsidiary of the Company owns any Company Securities.

Section 4.06.  Subsidiaries.

(a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business.

(b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 4.06(c) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company, as applicable: (i) its authorized capital stock, voting securities or ownership interests; (ii) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, outstanding; and (iii) the record owner(s) thereof. All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (x) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (y) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company, or (z) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items set forth in Section 4.06(c) of the Company Disclosure Schedule being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. All of the Company Subsidiary Securities are duly authorized, validly issued, fully paid and nonassessable.

(d) Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries directly or indirectly owns any capital stock of, or other equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for any equity, ownership, profit, voting or similar interest in, any Person.

Section 4.07.  SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has delivered, or otherwise made available through filings with the SEC, to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2009, 2008 and 2007, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2007, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2007 (the documents referred to in this Section 4.07(a) and Section 4.07(e), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

(b) Since January 1, 2007, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(d) As of its filing date, each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has delivered, or otherwise made available through filings with the SEC, to Parent copies of all comment letters received by the Company from the SEC since January 1, 2007 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2007 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Knowledge of the Company, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

Section 4.08.  Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the year-ended December 31, 2009 (nor has any such deficiency or weakness been identified since such date).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since January 1, 2007, neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(e) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 4.09.  Disclosure Documents.  The proxy or information statement of the Company to be filed with the SEC in connection with the Merger and any amendments or supplements thereto (the “Proxy Statement”) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

Section 4.10.  Absence of Certain Changes.  Since the Company Balance Sheet Date, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, except for actions taken pursuant to this Agreement in connection with the consummation of the Merger, (ii) there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Sections 6.01(a), 6.01(b), 6.01(c), 6.01(d), 6.01(f), 6.01(g), 6.01(i), 6.01(j), 6.01(k), 6.01(m), 6.01(n) or 6.01(o).

Section 4.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(c) liabilities or obligations incurred directly as a result of this Agreement.

Section 4.12.  Litigation.

(a) There is no Proceeding pending against or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its stockholders (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) that (i) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Merger or any other transaction contemplated by this Agreement.

(b) Neither the Company nor any of its Subsidiaries is subject to any Order that (i) prohibits or restricts the Company or any of its Subsidiaries from engaging in or otherwise conducting its business as presently or proposed to be conducted or (ii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.12(c) of the Company Disclosure Schedule includes a complete and accurate summary of each claim, Proceeding or Order pending or, to the Knowledge of the Company, threatened against the

Company that could reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $100,000.

Section 4.13.  Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries is and, since January 1, 2005 has been, in compliance in all material respects with all Applicable Laws and Orders and, to the Knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under any Applicable Law or Order. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2005 (i) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any Applicable Law or Order in any material respect.

(b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such Governmental Authorizations.

Section 4.14.  Material Contracts

(a) Section 4.14(a) of the Company Disclosure Schedule contains a complete and correct list as of the date hereof of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets:

(i) Contracts between the Company or any of its Subsidiaries and any of the 20 largest direct end user licensees or other customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter periods ended September 30, 2010) for each of the Company’s eCommerce offering, optimization offering and on-demand offering (“Major Customers”);

(ii) except for the Contracts disclosed in clause (i) above, each Contract that involves the performance of services by, the delivery of goods or products by, or developmental, consulting or other services commitments of the Company or any of its Subsidiaries, providing for either (i) recurring annual payments to the Company after the date hereof of $200,000 or more or (ii) aggregate payments or potential aggregate payments to the Company after the date hereof of $400,000 or more;

(iii) Contract between the Company or any of its Subsidiaries and any of (A) the 20 largest licensors of Intellectual Property to the Company or any of its Subsidiaries (determined on the basis of aggregate payments made or owed by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter period ended September 30, 2010), (B) the 20 largest suppliers (other than licensors), including any supplier of manufacturing, outsourcing or development services (determined on the basis of aggregate payments made or owed by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter period ended September 30, 2010) (“Major Suppliers”), and (C) the 20 largest distributors or resellers (including as an OEM or value-added reseller) of any of the Company Products or services provided by the Company or its Subsidiaries (determined on the basis of aggregate sales of Company Products made through such distributors or resellers over the four (4) consecutive fiscal quarter period ended September 30, 2010);

(iv) except for the Contracts disclosed in clause (iii) above, each Contract that involves the performance of services for, the delivery of goods, materials, supplies or equipment to, or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, providing for either (i) recurring annual payments by the Company after the date hereof of $150,000 or more or (ii) aggregate payments or potential aggregate payments by the Company after the date hereof of $400,000 or more;

(v) Contract that contains any provisions restricting the Company or any of its Affiliates or their successors from (i) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date or (ii) hiring or soliciting for hire the employees or contractors of any Third Party;

(vi) Contract that (i) grants any exclusive rights to any third party, including any exclusive license or supply or distribution agreement or other exclusive rights, (ii)grants any rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Company IP, (iii) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any third party, or any other similar provision, (iv) grants “most favored nation” or similar rights, (v) contains pricing commitments with respect to future purchases by any Third Party of Company Products or services that extend for more than six (6) months from the effective date of such Contract, or (vi) obligates the Company or its Subsidiaries to provide maintenance and/or support with respect to any discontinued product or any prior version of any Company Product for more than 12 months following the release of a replacement product or new version of a Company Product, as applicable;

(vii) lease or sublease (whether of real or personal property) to which the Company or any of its Subsidiaries is party as either lessor or lessee, providing for either (i) annual payments after the date hereof of $100,000 or more or (ii) aggregate payments after the date hereof of $300,000 or more;

(viii) Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any Third Party with rights in or access to source code (including on a contingent basis), or to provide for source code to be put in escrow, indicating for each Contract providing for source code escrow whether such Contract includes (i) release conditions that differ materially from the release conditions specified in the Company’s standard source code escrow terms or (ii) use rights upon release that would permit any Third Party to utilize any source code of the Company or any of its Subsidiaries other than for the limited purpose of maintaining and supporting such Third Party’s internal use of one or more Company Products pursuant to an end user license agreement;

(ix) Contract pursuant to which the Company or any of its Subsidiaries has granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(x) Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $100,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(xi) Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(xii) Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than (i) extensions of credit in the ordinary course of business consistent with past practice and (ii) investments in marketable securities in the ordinary course of business;

(xiii) Contract under which the Company or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $100,000;

(xiv) any Contract (i) (A) between the Company or any of its Subsidiaries and any Governmental Authority, or (B) between the Company or any of its Subsidiaries, as a subcontractor, and any prime contractor to any Governmental Authority, or (ii) financed by any Governmental Authority and subject to the rules and regulations of any Governmental Authority concerning procurement;

(xv) partnership, joint venture or other similar Contract or arrangement material to the Company and its Subsidiaries, taken as a whole;

(xvi) Contract for the development for the benefit of the Company or any of its Subsidiaries by any party other than the Company or its Subsidiaries, of Software or Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole;

(xvii) employee collective bargaining agreement or other Contract with any labor union and each employment Contract (other than for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company;

(xviii) Contract entered into in the last three (3) years in connection with the settlement or other resolution of any Proceeding that (i) has any continuing material obligations, liabilities or restrictions or (ii) involved payment of more than $150,000;

(xix) Contract providing for indemnification of any Person (i) with respect to material liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or that would not reasonably be expected to have a Company Material Adverse Effect, or (ii) with respect to claims involving infringement or misappropriation of any Intellectual Property rights of any Third Party, which Contract does not provide the Company or its Subsidiaries with the right to (A) assume control of the defense and settlement of any such claim, (B) require the indemnified Person to implement a non-infringing substitute provided by the Company or its Subsidiaries for any Company Product that is the subject of any such claim and (C) terminate the indemnified Person’s right to use any Company Product that is the subject of any such claim if the Company or its Subsidiaries is unable to provide a non-infringing substitute or otherwise abate the infringement or alleged infringement;

(xx) Contract containing (i) any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract (if such Contract is material to the Company and its Subsidiaries, taken as a whole), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a benefit or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent that such termination, amendment, revocation, cancellation, acceleration, loss, Lien or entitlements are not material to the Company and its Subsidiaries, taken as a whole, or are required by Applicable Law, (ii) any restriction on the ability of any of the Company and its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder (if such Contract is material to the Company and its Subsidiaries, taken as a whole), unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries that holds assets substantially equivalent to the assigning entity in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement or (iii) any standstill or similar provision purporting to limit the authority of any party to such agreement to acquire any Equity Interest in the Company or any other Person; or

(xxi) except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or that is otherwise material to the Company and its Subsidiaries, taken as whole.

(b) Each Contract disclosed in Section 4.14(a) of the Company Disclosure Schedule, required to be disclosed pursuant to this Section 4.14 or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the

Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has received any written notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement (nor, to the Knowledge of the Company, has there been any occurrence that a reasonable person in the position of the Company would consider an indication that any such notice of termination will be served on or after the date of this Agreement on the Company by any counterparty to a Material Contract). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been delivered by the Company to Parent, or otherwise made available as an exhibit to the Company SEC Documents, by the Company to Parent.

Section 4.15.  Taxes.

(a) (i) All income, franchise and other material Company Returns required by Applicable Law to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws, (ii) all Company Returns that have been filed were true and complete in all material respects, (iii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all material Taxes due and owing (whether or not shown on any Tax Return), (iv) all Taxes that the Company or any of its Subsidiaries is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person have been duly withheld or collected and have been timely paid, to the extent required, to the proper Taxing Authority, (v) the unpaid Taxes of the Company and its Subsidiaries have not exceeded the reserve set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and (vi) since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice;

(b) (i) The federal and material state income and material franchise Company Returns through the taxable year ended December 31, 2006 have been examined and closed or are Company Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations period applicable to any federal or material state income or material franchise Company Return, which period (after giving effect to such extension or waiver) has not yet expired;

(c) (i) No material deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) there is no claim, audit, action, suit, proceeding or investigation pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or Tax asset; and (iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that it is or may be subject to taxation by that jurisdiction;

(d) There are no material Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(e) During the three-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code;

(f) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(g) (i) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent); and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(h) There are no material Tax sharing agreements or similar arrangements (including Tax indemnity arrangements other than customary commercial or financial arrangements entered into in the ordinary course of business consistent with past practice) with respect to or involving the Company or any of its Subsidiaries;

(i) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction (x) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the Merger and (y) which treats the transfer of an interest (resulting from the Merger) in an entity that owns an interest in real property as a transfer of the interest in real property;

(j) Section 4.15(j) of the Company Disclosure Schedule contains a list of each Tax Grant. The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of the Company or any of its Subsidiaries for any Tax Grant; and

(k) The Company and its Subsidiaries do not owe a material amount of unpaid sales or use Taxes.

Section 4.16.  Employee Benefit Plans.

(a) Section 4.16 of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, individual consulting, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any current or former employee, consultant or director of the Company or any of its Subsidiaries. Copies of each Company Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished or made available to Parent together with the most recent annual report and tax return, if any, prepared in connection with such Company Employee Plan.

(b) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past sponsored, maintained or contributed or has been obligated to contribute to, any Company Employee Plan subject to Title IV of ERISA, any non-U.S. defined benefit plan, any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA, or any multiple employer plan.

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter would reasonably be expected to be revoked or not be issued. Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. No events have occurred with respect to any Company Employee Plan that could reasonably be expected to result in a material payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) To the Knowledge of the Company, no Company Employee Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Entity.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or benefits under any Company Employee Plan; (ii) accelerate the time of payment or vesting of any compensation or equity-based award; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Employee Plan; or (iv) trigger any payment, increase the amount payable or trigger any other material obligation pursuant to any Company Employee Plan.

(f) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, (i) would entitle any employee or former employee to any severance or other payment as a result of the transactions contemplated hereby (either alone or together with any other event), or (ii) could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

(h) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority.

(i) Each Company Employee Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has, at all times, been administered in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder; in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder. Each Company Stock Option has an exercise price that is not less than the fair market value of the Company Common Stock on the date of its grant and is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code. Each Company RSU is exempt from Section 409A of the Code. Each Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(j) Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(k) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Effective Time.

Section 4.17.  Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. There is no (i) material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the Knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three (3) years there has not been any such action.

(b) Since January 1, 2007, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act.

(c) The Company is in compliance in all material respects with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

Section 4.18.  Insurance Policies.  Section 4.18 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect and not voidable. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, any Insurance Policy. Section 4.18 of the Company Disclosure Schedule identifies each material insurance claim made by the Company or any of its Subsidiaries between the Company Balance Sheet Date and the date of this Agreement. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for any material insurance claim not listed on Section 4.18 of the Company Disclosure Schedule.

Section 4.19.  Environmental Matters.

(a) No notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

(b) The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of the Company.

(c) There has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

(d) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(e) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(f) For purposes of this Section 4.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.20.  Intellectual Property and Information Technology.

(a) Section 4.20(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Products.

(b) The Company and its Subsidiaries own or otherwise hold all rights in all Company IP necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted (the “Necessary IP”), free and clear of any Liens. The consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any rights in any Necessary IP, or (ii) result in the creation of any Lien with respect to any of the Company IP.

(c) In the five (5) years immediately prior to the date of this Agreement, there have been, and there are currently, no legal disputes or claims pending or, to the Knowledge of the Company, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or by any Company Products, or (ii) challenging the scope, ownership, validity, or enforceability of any Company IP owned by the Company or any of its Subsidiaries or of the Company and its Subsidiaries’ rights under the Necessary IP. None of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person.

(d) (i) No Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Products or other products or services utilizing Company IP that is owned by the Company or any of its Subsidiaries, and (ii) there are no restrictions binding on the Company or any Subsidiary respecting the disclosure, use, license, transfer or other disposition of any Company IP or Company Products.

(e) Section 4.20(e)(i) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Registered IP. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Company Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and recording all assignments (and licenses where required) of the Registered IP with the appropriate governmental authorities. Section 4.20(e)(ii) of the Company Disclosure Schedule includes a true and complete list as of the date of this Agreement of all material actions that must be taken within one hundred eighty (180) days of the date hereof with respect to any of the Company Registered IP. The Company and each of its Subsidiaries have complied in all material respects with all applicable notice and marking requirements for the Company Registered IP. None of the Company Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Company, none of the Company Registered IP is invalid or unenforceable.

(f) The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, the Company and its Subsidiaries have not made any of their material trade secrets or other material confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(g) The Company and its Subsidiaries have obtained from all parties (including Employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, any Company IP, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries and have delivered true and complete copies of such assignments to Parent. No Employee, consultant or former consultant of the Company or any of its Subsidiaries has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company or any of its Subsidiaries. All amounts payable by the Company or any of its Subsidiaries to consultants and former consultants have been paid in full.

(h) Section 4.20(h) of the Company Disclosure Schedule contains a complete and accurate list of (i) all third-party Intellectual Property (other than Third Party Software) sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company Product currently under development) and (ii) all other third-party Intellectual Property (other than Third Party Software) used or held for use for any purpose by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole.

(i) Section 4.20(i) of the Company Disclosure Schedule contains a complete and accurate list of all Third Party Software, setting forth for each such item (i) the name and version of such item, (ii) the name of the owner and/or licensor of such item, (iii) all licenses and other agreements pursuant to which the Company or any of its Subsidiaries holds rights to such item, (iv) the Company Product(s), including version numbers, to which such item relates, if any, (v) whether such item is used internally by or on behalf of the Company or any of its Subsidiaries, (vi) whether such item is distributed by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an embedded or bundled component) and, if so, whether such item is distributed in source, binary or other form, (vii) whether such item is hosted, offered as a service or made available in a service bureau or in any similar manner by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an embedded or bundled component), (viii) whether the Company or any Subsidiary permits any third party to host, offer as a service or make available in a service bureau or in any similar manner such item (whether on a standalone basis or as an embedded or bundled component), (ix) whether such item has been modified by or on behalf of the Company or any of its Subsidiaries, (x) whether such item is used by or on behalf of the Company or any of its Subsidiaries to generate code or other material, and if so, a description (consistent with the disclosure requirements under clauses (v) through (ix) above) of the use, modification, hosting and/or distribution of such generated code or other material, (xi) a summary of the Company’s and its Subsidiaries’ payment history in respect of such item during the four (4) consecutive fiscal quarters ended September 30, 2010, (xii) whether such item is used, held for use or required (or generates code or other material that is used, held for use or required) to satisfy any obligation under any Support Agreement, and (xiii) solely with respect to any item in respect of which the Company or any Subsidiary made aggregate payments in excess of $25,000 during the four (4) fiscal quarters ended September 30, 2010, any rights by a third party to audit or review any financial, license or royalty information, if any, with respect thereto. For purposes of this Section 4.20(i), Company Product includes any Company Product under development. Neither the Company nor any of its Subsidiaries has been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company or any of its Subsidiaries hold rights to any Third Party Software, nor received any notice of intent to conduct any such audit. Neither the Company nor any Subsidiary has incorporated into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that may (A) require any Company IP to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (B) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company IP, (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company IP or (D) otherwise impose any limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use, hold for use, license, host, distribute or otherwise dispose of any Company IP, and neither the Company nor any of its Subsidiaries has any plans to do any of the foregoing. All information set forth in Section 4.20(i) of the Company Disclosure Schedule is true and complete.

(j) The Company Products as delivered by the Company and its Subsidiaries do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software by or for the Company or its authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”).

(k) Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries to any other Person, (ii) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes, or (iii) granted any Third Party the right to access or use any source code other than upon the occurrence of specified release events pursuant to a written source code escrow agreement, and no such release event has ever occurred or been claimed to have occurred.

(l) Except as set forth in Section 4.20(l) of the Company Disclosure Schedule, none of the Company’s or any of its Subsidiaries’ agreements (including any agreement for the performance of professional services by or on the behalf of the Company or any of its Subsidiaries) confers upon any Person other than the Company or any of its Subsidiaries any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered by or on behalf of the Company or any of its Subsidiaries in connection with such agreement.

(m) No funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company IP owned or purported to be owned by the Company or any Subsidiary, including any portion of a Company Product. Neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any third party any license or right to such Company IP. Section 4.20(m) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) any and all grants and similar funding received by the Company or any of its Subsidiaries (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (ii) any standards bodies or similar organizations of which the Company or any of its Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor.

(n) The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no person has gained unauthorized access to any IT Asset. The Company and each of its Subsidiaries has implemented reasonable backup and disaster recovery technology processes consistent with industry standard practices.

Section 4.21.  Properties.

(a) (i) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material real properties and material tangible assets and (ii) all such assets and real properties, other than assets and real properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property currently owned by the Company or any of its Subsidiaries (each, an “Owned Real Property”). Section 4.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries in respect of which the Company or any of its Subsidiaries has annual rental obligations of $100,000 or more (each, a “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) current rent amounts payable by the Company or its Subsidiaries related to such Leased Real Property and (iv) a description of the applicable lease, sublease or other agreement therefore and any and all amendments, modifications, side letters relating thereto. All of the leases, subleases and other agreements (each, a “Lease Agreement”) of the Leased Real Property are valid, binding and in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence on account of the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby. No Lease Agreement is subject to any Lien other than Permitted Liens, including any mortgage, pledge, lien, encumbrance, sublease, assignment, license or other agreement granting to any third party any interest in such Lease Agreement or any right to the use or occupancy of any Leased Real Property. The Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by any party under any Lease Agreement.

(c) With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any material portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of the Owned Real Property and the Leased Real Property.

Section 4.22.  Interested Party Transactions.  (i) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns 5% or more of the Company Common Stock, or director or Executive Officer of the Company or, to the Knowledge of the Company, any Affiliate of any such owner, Executive Officer or director, and (ii) no event has occurred since January 1, 2007 that, in the case of either of clause (i) or clause (ii), is of a character such that it would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23.  Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a) The Company and its Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

(b) Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or representative of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries corruptly or otherwise illegally offered or gave anything of value to: (i) any official, employee or representative of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Authority, any political party or official thereof, or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist in obtaining or retaining business or to secure an improper business advantage; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(c) There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

Section 4.24.  Customers, Suppliers.

(a) Between the Balance Sheet Date and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Customer, or (ii) any change in any material term (including credit terms) of the sales agreements or related arrangements with any Major Customer. During the three (3) years preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written customer complaint concerning its products and services, other than complaints made in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Between the Balance Sheet Date and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Supplier, or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any Major Supplier.

Section 4.25.  Finders’ Fees.

(a) Except for Morgan Stanley & Co. Incorporated, a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

(b) The Company does not anticipate that the fees and expenses of its accountants, brokers, financial advisors, consultants, legal counsel and other persons retained by the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, incurred or to be incurred in connection with this Agreement and the transactions contemplated by this Agreement will exceed the aggregate fees and expenses set forth in Section 4.25(b) of the Company Disclosure Schedule.

Section 4.26.  Opinion of Financial Advisor.  The Company Board has received from the Company’s financial advisor, Morgan Stanley & Co. Incorporated, an opinion to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of such opinion has been delivered to Parent as of the date hereof for information purposes only.

Section 4.27.  Antitakeover Statute; Rights Plan.

(a) The Company and the Company Board has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in Section 203 of Delaware Law. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law applies to the Merger, this Agreement, the Voting Agreements or any of the other transactions contemplated hereby or thereby. The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

(b) The Company and the Company Board has taken all action necessary (i) to render the Company Rights inapplicable to the Merger, this Agreement, the Voting Agreements and the other transactions contemplated hereby and thereby, and (ii) ensure that (A) neither Parent, Merger Subsidiary nor any of their Affiliates will become an “Acquiring Person” (as such term is defined in the Company Rights Agreement), (B) none of a “Stock Acquisition Date,” a “Distribution Date,” or a “Triggering Event” (each as defined in the Company Rights Agreement) shall occur, and (C) the Company Rights will not separate from the shares of Company Common Stock, in each case, by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger, this Agreement, the Voting Agreements or the other transactions contemplated hereby and thereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.  Corporate Authorization.  Each of Parent and Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) the Foreign Competition Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair Parent’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, Merger Subsidiary or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 5.05.  Disclosure Documents.  None of the information provided by Parent specifically for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06.  Litigation.  As of the date hereof, there is no Proceeding pending against or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries that would reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.07.  Financing.  At the Closing, Parent shall have sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to pay the aggregate Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS

Section 6.01.  Conduct of the Company.  Except for matters expressly permitted or contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule, except as required by Applicable Law or except with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact its Intellectual Property, business organization and material assets, (ii) keep available the services of its directors, officers and employees, (iii) maintain in effect all of its Governmental Authorizations and (iv) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with the Company. Without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule or except as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

(a) amend the Company’s certificate of incorporation, bylaws or other comparable charter or organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent (except distributions under the ESPP in the ordinary course and for distributions resulting from the vesting or exercise of Company Compensatory Awards), (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) except as otherwise provided in Section 6.01(c) below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for acquisitions of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price and/or withholding taxes, or (v) take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any of its Subsidiaries;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or pursuant to the terms of the Company RSUs that are outstanding on the date of this Agreement, in each case in accordance with the applicable equity award’s terms as in effect on the date of this Agreement, or (B) the issuance of shares of Company Common Stock pursuant to the ESPP and in accordance with Section 2.06(c), or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(e) make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $1,000,000 in the aggregate in any fiscal quarter;

(f) acquire (i) any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

(g) sell, lease, license , pledge, transfer, subject to any Lien or otherwise dispose of any of its Intellectual Property, material assets or material properties except (i) as permitted by Section 6.01(l)(i), (ii) pursuant to existing contracts or commitments, (iii) sales of inventory or used equipment in the ordinary course of business consistent with past practice, or (iv) Permitted Liens incurred in the ordinary course of business consistent with past practice;

(h) (i) hire any new employee to whom a written offer of employment has not previously been made and accepted prior to the date of this Agreement or, after the date of this Agreement, extend any new offers of employment with the Company or any of its Subsidiaries to any individual, (ii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any (A) increase in compensation, (B) bonus or (C) benefits in addition to those pursuant to arrangements in effect on the date hereof, (iii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, (iv) establish, adopt, enter into or amend any Company Employee Plan (other than offer letters that contemplate “at will” employment without severance benefits) or collective bargaining agreement, in each case except as required by Applicable Law, (v) take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan except to the extent required pursuant to the terms thereof or Applicable Law, or (vi) make any Person a beneficiary of any retention or severance plan, agreement or other arrangement under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment;

(i) (A) write-down any of its material assets, including any capitalized inventory or Company IP, or (B) make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor);

(j) (A) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) accounts payable in the ordinary course of business consistent with past practice), or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than (i) to the Company or any of its Subsidiaries or (ii) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice);

(k) agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Company, any of its Subsidiaries or any of their respective Affiliates, from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the consummation of the Merger or the Closing Date;

(l) enter into any Contract, or relinquish or terminate any Contract or other right, in any individual case with an annual value in excess of $200,000 or with a value over the life of the Contract in excess of $500,000, other than (i) entering into software license agreements, optimization services agreements or on-demand services agreements, or the renewal of such existing agreements, where the Company or any of its Subsidiaries is the licensor or service provider in the ordinary course of business consistent with past practice, (ii) entering into service or maintenance contracts in the ordinary course of business consistent with past practice pursuant to which the Company or any of its Subsidiaries is providing services to customers, (iii) entering into non-exclusive distribution, marketing, reselling or consulting agreements in the ordinary course of business consistent with past practice that provide for distribution of a Company Product by a third party, or (iv) entering into non-exclusive OEM agreements in the ordinary course of business consistent with past practice that are terminable without penalty within twelve months;

(m) (i) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file any claim for Tax refunds, enter into any closing agreement, enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any customary commercial or financing agreements, entered into in the ordinary course of business consistent with past practices), settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability);

(n) (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $200,000 in any individual case, other than (x) as required by their terms as in effect on the date of this Agreement, (y) claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves), or (z) incurred since the date of such financial statements in the ordinary course of business consistent with past practice, provided that, in the case of each of (x), (y) or (z), the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date, (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $200,000 in any individual case except in the ordinary course of business consistent with past practice, or (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party;

(o) engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the ordinary course of business consistent with past practices; or

(p) authorize, commit or agree to take any of the foregoing actions.

Section 6.02.  Stockholder Meeting; Board Recommendation; Proxy Material.

(a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable after the date hereof, for the purpose of voting on the matters requiring Stockholder Approval; provided, that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may adjourn or postpone the date of the Stockholder Meeting by no more than five (5) Business Days and the Company shall use its reasonable best efforts during such five (5) Business Day period to obtain such a quorum as soon as practicable, and (ii) the Company may delay, adjourn or postpone the Stockholder Meeting to the extent (and only to the extent) the Company reasonably determines that such delay, adjournment or postponement is required by Applicable Law or to comply with any comments made by the SEC with respect to the Proxy Statement or otherwise. Unless the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.03, the Company Board shall make the Board Recommendation and use its reasonable best efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Section 8.01, the Company shall establish a record date for, call, give notice of, convene and hold the Stockholder Meeting and the matters constituting the Stockholder Approval shall be submitted to the Company’s stockholders at the Stockholder Meeting whether or not (A) an Adverse Recommendation Change shall have occurred or (B) any Acquisition Proposal or Superior Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives. Unless this Agreement is terminated in accordance with Section 8.01, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the Merger at the Stockholder Meeting. The notice of such Stockholder Meeting shall state that a resolution to approve and adopt this Agreement and the Merger will be considered at the Stockholder Meeting, and no other matters shall be considered or voted upon at the Stockholder Meeting without Parent’s prior written consent.

(b) Except to the extent expressly permitted by Section 6.03(d): (i) the Company Board (as it may be constituted on the date hereof) shall unanimously recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger (the “Board Recommendation”) at the Stockholder Meeting; (ii) the Proxy Statement shall include the Board Recommendation; and (iii) neither the Company Board nor any committee thereof shall fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation.

(c) As promptly as practicable after the date hereof, the Company and Parent shall prepare jointly and the Company shall file with the SEC the Proxy Statement (but in no event later than twenty (20) calendar days after the date of this Agreement) and as soon as practicable thereafter use its reasonable best efforts to mail to its stockholders the Proxy Statement (but in no event prior to nor later than five (5) Business Days following clearance of the Proxy Statement by the SEC) and all other proxy materials for the Stockholder Meeting, and if necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) include in the Company’s written response to such comments any comments reasonably proposed by Parent and its counsel, and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC.

Section 6.03.  No Solicitation.

(a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary, if any, to instruct, each such Representative not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition

Proposal or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.03(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (iv) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.03 by the Company. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding the foregoing provisions of Section 6.03(a), prior to the Stockholder Approval, the Company Board, directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that has made in writing after the date of this Agreement (and not withdrawn) a bona fide unsolicited Acquisition Proposal that did not result from or arise out of a breach of this Section 6.03, and that the Company Board believes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 6.03 (a copy of which confidentiality agreement shall be promptly and in any event with 24 hours provided for informational purposes only to Parent), but in each case under the preceding clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be a breach of its fiduciary duties under Applicable Law.

(c) The Company Board shall not take any of the actions referred to in clauses (i) or (ii) of Section 6.03(b), unless the Company shall have notified Parent in writing at least three (3) Business Days before taking such action that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party. In such notice, the Company shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication, offer, proposal or request. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal, inquiry, offer, proposal or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with any non-

public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any Third Party that was not previously provided to Parent.

(d) Neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within ten (10) Business Days after the commencement of such offer, (iv) make any public statement inconsistent with the Board Recommendation or (v) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”). Notwithstanding the preceding sentence, at any time prior to the Stockholder Approval,

(i) the Company Board, following receipt of and on account of a Superior Proposal, may make an Adverse Recommendation Change, but only if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be a breach of its fiduciary duties under Applicable Law; provided, however, that the Company Board shall not make an Adverse Recommendation Change, unless (A) the Company promptly notifies Parent, in writing at least five (5) Business Days before making an Adverse Recommendation Change (the “Notice Period”), of its intention to take such action with respect to a Superior Proposal, (B) the Company attaches to such notice the most current version of the proposed agreement or a reasonably detailed summary of all material terms of any such Superior Proposal (which version or summary shall be updated on a prompt basis) and the identity of the Third Party making the Superior Proposal, (C) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments; it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions); and (D) Parent does not make, within the Notice Period, an offer that is determined by the Company Board in good faith, after consulting with its outside counsel and financial advisor of nationally recognized reputation, to be at least as favorable to the stockholders of the Company as such Superior Proposal; and

(ii) the Company Board may, in response to a material fact, event, change, development or set of circumstances (other than an Acquisition Proposal occurring or arising after the date of this Agreement) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement (and not relating in any way to any Acquisition Proposal) (such material fact, event, change, development or set of circumstances, an “Intervening Event”), fail to make, withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation (which shall be deemed to be an “Adverse Recommendation Change”) if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that, in light of such Intervening Event, the failure of the Company Board to effect such an Adverse Recommendation Change would be a breach of its fiduciary duties under Applicable Law; provided that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from or arose out of the announcement, pendency or consummation of the Merger; and, provided, further, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this clause (ii) unless the Company has (A)provided to Parent at least four (4) Business Days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the facts underlying the Company Board’s determination that an Intervening Event has occurred, and the reasons for the Adverse Recommendation Change, in reasonable detail, and (B) during such four (4) Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change as a result of the Intervening Event.

(e) Nothing contained in this Section 6.03 shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal; provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Adverse Recommendation Change unless the Company Board expressly publicly reaffirms its Board Recommendation (x) in such communication or (y) within two (2) Business Days after requested to do so by Parent.

Section 6.04.  Access to Information.  From the date hereof until the Effective Time, the Company shall (i) give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries during normal business hours, (ii) furnish to Parent and its Representatives such financial, Tax and operating data and other information as such Persons may reasonably request (including the work papers of Ernst & Young LLP upon receipt of any required consent from Ernst & Young LLP), and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided, however, that the Company may restrict the foregoing access to the extent that (A) any Applicable Law requires the Company to restrict or prohibit access to any such properties or information or (B) such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

Section 6.05.  Notice of Certain Events.

(a) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to Applicable Law, the executive officers of the Company, including but not limited to the Chief Executive Officer of the Company, shall consult in good faith on a regular basis with Parent to report material (individually or in the aggregate) operational developments, the status of relationships with customers, resellers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with the Company, the status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(b) The Company shall promptly notify Parent of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii) any Proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.15, or 4.16, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(iv) any notice or other communication from any Major Customer or Major Supplier that such Major Customer or Major Supplier is terminating its relationship with Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement; and

(v) any inaccuracy of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 7.02 not to be satisfied.

Section 6.06.  401(k) Plans.  Effective as of the day immediately preceding the Effective Time, unless otherwise directed in writing by Parent at least ten (10) Business Days prior to the Effective Time, the Company shall take all actions necessary to effect the termination of any and all 401(k) plans sponsored or maintained by the Company and shall provide Parent evidence that each of Company’s 401(k) plans has been terminated pursuant to an action by the Company Board.

Section 6.07.  Employee Benefit Plan Matters.

(a) From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with the Surviving Corporation or any Subsidiary of the Surviving Corporation following the Effective Time (“Continuing Employees”), Parent shall cause the service of each such Continuing Employee with the Company and its ERISA Affiliates prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan) and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their ERISA Affiliates, but not including any sabbatical or equity compensation plans, programs, agreements or arrangements (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits.

(b) From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall use reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Closing Date; provided that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment Section 6.07(a) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(c) Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.07 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees, former employees, any participant in any Company Employee Plan or any beneficiary thereof or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 6.07 shall be deemed to amend any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 6.08.  State Takeover Laws.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Subsidiary, the Merger, the Voting Agreements or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Subsidiary, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.09.  Obligations of Merger Subsidiary.  Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.10.  Voting of Shares.  Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting, and will vote or cause to be voted the shares of Merger Subsidiary held by it or any of its Subsidiaries, as the case may be, in favor of adoption of this Agreement.

Section 6.11.  Director and Officer Liability.

(a) For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 6.11(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”), which amount is set forth in Section 6.11(a) of the Company Disclosure Schedule, and if such premiums for such insurance would at any time exceed 200% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s judgment, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated by this Agreement, provided that the amount paid for such prepaid policies does not exceed 200% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement in effect between the Company or any of its Subsidiaries and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”); and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company as in effect on the date of this Agreement; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or Parent, as applicable, a written notice asserting a claim for indemnification under any of the provisions set forth in clauses (i) or (ii) above, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

Section 6.12.  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) In furtherance and not in limitation of the undertakings pursuant to this Section 6.12, each of Parent and the Company shall (i) provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any Antitrust Laws (each such Governmental Authority, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any Antitrust Laws as promptly as practicable following the date of this Agreement (but in no event more than fifteen (15) Business Days from the date hereof except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act and any additional consents and filings under any Antitrust Laws; and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by this Agreement by any Governmental Authority.

(c) Notwithstanding anything to the contrary herein, in connection with the receipt of any necessary governmental approvals or clearances (including under any Antitrust Law), nothing in this Agreement shall require Parent or any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any Proceeding, whether judicial or administrative, brought by any Governmental Authority or appeal any Order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.

(d) Subject to Applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the U.S. Federal

Trade Commission, or any other Governmental Antitrust Authority and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable Foreign Competition Laws, without the prior written consent of the other. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.12 as “Antitrust Counsel Only Material”. Notwithstanding anything to the contrary in this Section 6.12, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

(e) Each of Parent and Merger Subsidiary agrees that, between the date of this Agreement and the Closing Date, each of Parent and Merger Subsidiary shall not, and shall ensure that none of its Subsidiaries or other Affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby.

Section 6.13.  Certain Filings.  The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 6.14.  Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except (i) as such release or announcement may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed or (ii) as such release or announcement may be made with respect to an Adverse Recommendation Change effected in accordance with Section 6.03, in each such case the party making the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith.

Section 6.15.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.16.  Section 16 Matters.  Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 6.17.  Confidentiality.  Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidential Disclosure Agreement dated as of April 27, 2009 by and between Parent and the Company (the “Confidentiality Agreement”).

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01.  Conditions to the Obligations of Each Party.  The obligation of each party hereto to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) the Stockholder Approval shall have been obtained;

(b) no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited; and

(c) the applicable waiting period (and any extension thereof, subject to Section 6.12(d)) applicable to the Merger under the HSR Act or any Foreign Competition Law set forth in Section 7.01(c) of the Company Disclosure Schedule shall have expired or been terminated, and any affirmative approval of a Governmental Authority required under any Foreign Competition Law set forth in Section 7.01(c) of the Company Disclosure Schedule shall have been obtained.

Section 7.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) (i) each of the Specified Company Representations, to the extent not qualified as to materiality or “Company Material Adverse Effect,” shall be true in all material respects, and to the extent so qualified shall be true in all respects as so qualified, when made and as of immediately prior to the Effective Time as if made at and as of such time (other than any Specified Company Representation that is made only as of a specified date, which need only to be true in all material respects as of such specified date), (ii) the Other Company Representations, disregarding any materiality or Company Material Adverse Effect qualifications contained therein, shall be true when made and as of immediately prior to the Effective Time as if made at and as of such time (other than any Other Company Representations that are made only as of a specified date, which need only to be true as of such specified date); provided that the Other Company Representations as modified in clause (ii) shall be deemed true at any time unless the individual or aggregate impact of the failure to be so true of the Other Company Representations would have or reasonably be expected to have a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect;

(b) the Company shall have performed in all material respects its obligations under the Agreement, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect;

(c) there shall not be instituted or pending any Proceeding initiated by any Governmental Authority, or instituted or pending any Proceeding initiated by any other Third Party that has a reasonable likelihood of success, (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or seeking to obtain material damages in connection therewith, (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) seeking, directly or indirectly, to impose or confirm material limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the Company’s stockholders, or (iv) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent’s other Affiliates of any Equity Interests;

(d) there shall not be in effect any Order that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 7.02(c);

(e) the applicable waiting period (and any extension thereof, subject to Section 6.12(d)) applicable to the Merger under the HSR Act or any Foreign Competition Law shall have expired or been terminated, and any affirmative approval of a Governmental Authority required under any Foreign Competition Law shall have been obtained; and

(f) there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.03.  Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date), and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect; and

(b) Parent and Merger Subsidiary shall have performed in all material respects their respective obligations under the Agreement, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect.

ARTICLE 8

TERMINATION

Section 8.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before May 2, 2011 (subject to possible extension as provided below, the “End Date”), provided, that if the condition to the completion of the Merger set forth in Section 7.01(c) shall not have been satisfied by the End Date (as it may be extended as set forth below), but all other conditions set forth in Article 7 would be satisfied if the Closing Date were to occur on such date, then Parent shall be entitled to extend the End Date by a three (3) month period by written notice to the Company (the End Date may be so extended not more than twice at the election of Parent), it being understood that in no event shall the End Date be extended to a date that is later than the twelve month anniversary of this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) any Governmental Authority of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or if there shall be adopted any Applicable Law that makes consummation of the Merger illegal or otherwise prohibited; or

(iii) the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof);

(c) by Parent:

(i) if an Adverse Recommendation Change shall have occurred;

(ii) if the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 6.03(b)) relating to any Acquisition Proposal;

(iii) if the Company or any of its Representatives shall have willfully and materially breached any of its obligations under Section 6.03; or

(iv) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.02(a) or Section 7.02(b), respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.01(c)(iv) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(iv) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(d) by the Company:

(i) if prior to the Stockholder Approval, the Company Board authorizes the Company, in compliance with the terms of this Agreement, including Section 6.03(d), to enter into a binding definitive agreement in respect of a Superior Proposal with a Third Party; provided that the Company shall have paid any amounts due pursuant to Section 9.04 in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such binding definitive agreement; or

(ii) in the event (A) of a material breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate in any material respect; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d)(ii) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Merger Subsidiary ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent or Merger Subsidiary continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this

Agreement pursuant to this Section 8.01(d)(ii) if such breach or inaccuracy by Parent or Merger Subsidiary is cured within such thirty (30) calendar day period).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to each other party hereto.

Section 8.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; provided that no such termination shall relieve any party hereto of any liability for damages resulting from any willful or intentional breach of this Agreement. The provisions of this Section 8.02 and Sections 9.04, 9.05(b), 9.06, 9.07 and 9.08 shall survive any termination hereof pursuant to Section 8.01.

ARTICLE 9

MISCELLANEOUS

Section 9.01.  Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent, to:

Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
Attention: General Counsel
Associate General Counsel, Mergers and Acquisitions
Facsimile No.: (650) 633-0272

with a copy to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention: Julia K. Cowles
Facsimile No.: (650) 752-2111

if to the Company, to:

Art Technology Group, Inc.
One Main Street
Cambridge, Massachusetts 02142
Attention: Chief Executive Officer and President
Facsimile No.: (617) 386-1111

with a copy to:

Foley Hoag LLP
Seaport Trade Center West
155 Seaport Boulevard
Boston, Massachusetts 02210
Attention: John D. Patterson, Jr.
Robert W. Sweet, Jr.
Facsimile No.: (617) 832-7000

Section 9.02.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 9.03.  Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under Delaware Law unless the required further approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04.  Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense Notwithstanding the foregoing, Parent shall pay all filing fees payable pursuant to the HSR Act or any Foreign Competition Law; provided, that if this Agreement is terminated pursuant to Section 8.01 (other than pursuant to Section 8.01(d)(ii)), the Company shall promptly thereafter reimburse Parent for one-half of all such filing fees paid by Parent.

(b) If this Agreement is terminated pursuant to Section 8.01(c)(i), Section 8.01(c)(ii) or Section 8.01(c)(iii), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $33,500,000 (the “Termination Fee”).

(c) If this Agreement is terminated pursuant to Section 8.01(d)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(d) If this Agreement is terminated pursuant to Section 8.01(b)(i) or 8.01(b)(iii) and (i) prior to such termination (in the case of termination pursuant to Section 8.01(b)(i)) or the Stockholder Meeting (in the case of termination pursuant to Section 8.01(b)(iii)), an Acquisition Proposal shall have been publicly announced and not publicly withdrawn, and (ii) within twelve (12) months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to, (B) recommended to its stockholders or (C) consummated, a transaction contemplated by such Acquisition Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after entering into such definitive agreement, making such recommendation or consummating such transaction, the Termination Fee.

(e) In the event that this Agreement is terminated pursuant to Section 8.01(b)(iii), the Company shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of Parent’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, but in no event more than $5,000,000 (the “Parent Expenses”) as directed by Parent in writing; provided that the amount of any payment of the Parent Expenses pursuant to this Section 9.04(e) shall be credited against any obligation of the Company to pay the Termination Fee pursuant to Section 9.04(d).

(f) The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 9.04, when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid.

Section 9.05.  Binding Effect; No Third Party Beneficiaries; No Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 6.11 (which shall be to the benefit of the parties referred to in such section), shall inure only to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 6.11 no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto, and nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void.

Section 9.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 9.07.  Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.09.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.10.  Entire Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 9.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.12.  Specific Performance.  In the event of any breach or threatened breach by Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek, in addition to any monetary remedy or damages: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

Section 9.13.  Disclosure Schedules.  Any reference in a particular section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) would be reasonably apparent from such item.

Section 9.14.  Rules of Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ART TECHNOLOGY GROUP, INC.

By:	/s/ Robert D. Burke
Name:     Robert D. Burke

Title:	Chief Executive Officer and President

ORACLE CORPORATION

By:	/s/ Safra Catz
Name:     Safra Catz

Title:	President

AMSTERDAM ACQUISITION SUB CORPORATION

By:	/s/ Dorian Daley
Name:     Dorian Daley

Title:	President & Chief Executive Officer

Signature page to Agreement and plan of Merger

EXHIBIT A

VOTING AGREEMENT

VOTING AGREEMENT, dated as of November 2, 2010 (this “Agreement”) between Oracle Corporation, a Delaware corporation (“Parent”), and the individual listed as “Stockholder” on the signature page hereto (“Stockholder”).

WHEREAS, as a condition and inducement to Parent’s and Amsterdam Acquisition Sub Corporation’s (“Merger Sub”) willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Art Technology Group, Inc., a Delaware corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company that Stockholder beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) (the “Shares”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

Voting Agreement; Grant of Proxy

Section 1.01.  Voting Agreement.  Stockholder hereby agrees to vote or exercise its right to consent with respect to all Shares that Stockholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Stockholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

Section 1.02.  Irrevocable Proxy.  Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 1.01 above. The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2

Representations and Warranties of Stockholder

Stockholder represents and warrants to Parent that:

Section 2.01.  Corporation Authorization.  The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers (corporate and otherwise) of Stockholder and, if applicable, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and the Shares and Company Compensatory Awards set forth on the signature page hereto opposite such Stockholder’s name constitute community property under Applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02.  Non-Contravention.  The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Stockholder, if any, (ii) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or any of Stockholder’s properties or assets, including, without limitation, the Shares or (iv) result in the imposition of any Lien on any asset of Stockholder.

Section 2.03.  Ownership of Shares.  Stockholder (together with Stockholder’s spouse if Stockholder is married and the Shares and Company Compensatory Awards set forth on the signature page hereto opposite such Stockholder’s name constitute community property under Applicable Law) is the record and/or beneficial owner of the Shares and Company Compensatory Awards set forth on the signature page hereto opposite such Stockholder’s name, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares or Company Compensatory Awards is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares or Company Compensatory Awards (including Shares underlying such Company Compensatory Awards).

Section 2.04.  Total Shares.  Except for the Shares set forth on the signature page hereto (including Shares underlying Company Compensatory Awards), Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.05.  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

ARTICLE 3

Representations and Warranties of Parent

Parent represents and warrants to Stockholder:

Section 3.01.  Corporation Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 4

Covenants of Stockholder

Stockholder hereby covenants and agrees that:

Section 4.01.  No Proxies for or Encumbrances on Shares.  (a) Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly (except, if Stockholder is an individual, as a result of the death of Stockholder), (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement, or seek to do or solicit any of the foregoing actions, and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

(b) Notwithstanding the foregoing clause (a), Stockholder may (i) transfer Shares to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (ii) upon the exercise of any Company Stock Option, sell Shares in an amount that is sufficient to (x) pay the exercise price of such Company Stock Option, and (y) satisfy the payment of any income or other tax liability incurred by Stockholder in connection with such exercise, or (iii) upon the vesting of any Company RSU, sell Shares in an amount that is sufficient to satisfy the payment of any income or other tax liability incurred by Stockholder in connection with such vesting; provided that in the case of clause (i) of this sentence, a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 4.02.  Other Offers.  Stockholder (in Stockholder’s capacity as such), and each of its Subsidiaries, if any, shall not, and shall use its reasonable best efforts to cause its officers, directors, employees or other agents, if any, not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, or (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the non-public business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that may be considering making, or has made, an Acquisition Proposal, or has agreed to endorse an Acquisition Proposal provided, however, that Stockholder shall not be barred from entering into a voting agreement, containing terms that are substantially the same as those contained herein (including termination concurrent with the termination of any related agreement and plan of merger), with any Third Party that submits an Acquisition Proposal that, in accordance with Section 6.03 of the Merger Agreement, the Board of Directors of the Company has determined is a Superior Proposal. Stockholder shall notify Parent promptly (but in no event later than 24 hours) after receipt by Stockholder or any of its Subsidiaries, if any (or any of its or their Representatives), of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the non-public business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party or any other indication that a Third Party is considering making an Acquisition Proposal. Stockholder shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. Stockholder shall keep Parent informed, as promptly as practicable, of the status and terms of any such Acquisition Proposal, indication or request, including the material resolved and unresolved issues related thereto and material amendments or proposed amendments as to price and other material terms thereof.

Section 4.03.  Communications.  Stockholder, and each of its Subsidiaries, if any, shall not, and shall cause its officers, directors, employees or other agents, if any, not to, directly or indirectly, make any press release, public announcement or other public communications that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby, without the prior written consent of Parent. Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent of Stockholder’s identity and holding of Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent determines to be necessary in any SEC disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document.

Section 4.04.  Additional Shares.  In the event that Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional voting interest with respect to the Company, such voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Shares set forth on the signature page hereto will be deemed amended accordingly. Stockholder shall promptly notify Parent of any such event.

Section 4.05.  Waiver of Appraisal and Dissenters’ Rights and Actions.  Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (x) challenging the validity of, seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

ARTICLE 5

Miscellaneous

Section 5.01.  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.02.  Further Assurances.  Parent and Stockholder (in its capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may reasonably request and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and all things the other party may reasonably deem proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03.  Amendments; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms.

Section 5.04.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Stockholder may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent. Any assignment in violation of the foregoing shall be null and void.

Section 5.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 5.07.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.08.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.09.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 5.10.  Capitalized Terms.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 5.11.  Action in Stockholder’s Capacity Only.  Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. Stockholder signs this Agreement solely in his or her capacity as a beneficial owner of the Shares and nothing herein shall limit or affect any actions taken in his or her capacity as an officer or director of the Company, including complying with or exercising such Stockholder’s fiduciary duties as a member of the Board of Directors of the Company.

Section 5.12.  Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail,

(iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent, to:

Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
Attention: General Counsel
Associate General Counsel, Mergers and Acquisitions
Facsimile No.: (650) 633-0272

with a copy to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention: Julia K. Cowles
Facsimile No.: (650) 752-2111

if to Stockholder, to: the address for notice set forth on the signature page hereof with a copy to:

Art Technology Group, Inc.
One Main Street
Cambridge, Massachusetts 02142
Attention: Chief Executive Officer and President
Facsimile No.: (617) 386-1111

Section 5.13.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.14.  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 5.15.  Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 5.16.  No Ownership Interest.  All rights, ownership and economic benefits of and relating to the Shares and Company Compensatory Awards shall remain vested in and belong to Stockholder, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ORACLE CORPORATION

By:
Name:

Title:

STOCKHOLDER:

By:
Name:

Title:

Address for notices:

SPOUSE OF STOCKHOLDER:

Name:

Shares Subject to
		Company Stock	Shares Subject to
Class of Stock	Shares Owned	Options	Company RSUs

Common Stock

EXHIBIT B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ART TECHNOLOGY GROUP, INC.

ARTICLE I

The name of this Corporation is Art Technology Group, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The aggregate number of shares that this Corporation shall have authority to issue is 100 shares of capital stock all of which shall be designated “Common Stock”, each having a par value of one cent ($0.01).

ARTICLE V

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B. The Bylaws may be altered or amended, or new Bylaws may be adopted, by the stockholders entitled to vote. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws.

ARTICLE VI

The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

Annex B

2725 Sand Hill Road
Suite 200
Menlo Park, CA 94025

November 1, 2010
Board of Directors
Art Technology Group, Inc.
One Main Street
Cambridge, MA 02142

Members of the Board:

We understand that Art Technology Group, Inc. (“Target” or the “Company”), Oracle Corporation (the “Buyer”) and Amsterdam Acquisition Sub Corporation, a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 31, 2010 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than shares held in treasury or held by the Buyer or any affiliate of the Buyer or the Company or as to which dissenters’ rights have been perfected, will be converted into the right to receive $6.00 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and trading activity of the Company Common Stock with that of certain other publicly traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in discussions and negotiations among representatives of the Company and the Buyer;

9)	Reviewed the Merger Agreement and certain related documents; and

10)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and the Buyer and have received fees in connection with such services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at any stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Michael F. Wyatt
Michael F. Wyatt
Managing Director

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on XXXXXX XX, 20XX.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/artg • Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Special Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼
+
A	Proposals — The Board of Directors recommends a vote FOR the adoption of the merger agreement and FOR Proposal 2.

		For	Against	Abstain			For	Against	Abstain

1.	Adopt the merger agreement.	☐	☐	☐	2.	Approve the grant of discretionary authority to the named proxies to vote your shares to approve one or more adjournments or postponements of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance

	Mark box to the right if you plan to attend the Special Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name is printed on this proxy. When signing as attorney-in-fact, executor, administrator, trustee, guardian or custodian, or in any other representative capacity, please write title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Art Technology Group, Inc.

The Board of Directors Of Art Technology Group, Inc. Is Soliciting This Proxy
The undersigned owns shares of common stock of Art Technology Group, Inc. (the “Company”). The Company’s 2010 Special Meeting of Stockholders will be held on XXXXXXX, XXXXXX XX, 20XX beginning at XX:XX a.m., local time, at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210. The undersigned appoints each of Robert D. Burke and Julie M.B. Bradley acting singly, with the power of substitution to each, as attorney, agent and proxy to vote all shares of common stock that the undersigned is entitled to vote, at the meeting and at any adjournment or postponement of the meeting.
The individuals named above will vote these shares as directed by the undersigned on this proxy.
IF NO PROPER VOTING INSTRUCTIONS ARE GIVEN, THE INDIVIDUALS NAMED ABOVE WILL VOTE THE SHARES OF THE UNDERSIGNED FOR THE ADOPTION OF THE MERGER AGREEMENT AND FOR THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO THE NAMED PROXIES TO VOTE YOUR SHARES TO APPROVE ONE OR MORE ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT AT THE TIME OF THE SPECIAL MEETING.
If any other matters are properly presented for consideration at the meeting, the individuals named above will have the discretion to vote these shares on those matters.
(Items to be voted appear on reverse side.)